As filed with the Securities and Exchange Commission on August 1, 2000
Registration No. 333-39546

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Pre-effective

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Guilford Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	52-1841960 (I.R.S. Employer Identification Number)

6611 Tributary Street

Baltimore, Maryland 21224
(410) 631-6300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Craig R. Smith, M.D.

Chief Executive Officer
6611 Tributary Street
Baltimore, Maryland 21224
(410) 631-6300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Silver Amy Bowerman Freed Hogan & Hartson L.L.P. 111 South Calvert Street Baltimore, Maryland 21202 (410) 659-2700	Thomas C. Daniels Jones, Day, Reavis & Pogue North Point 901 Lakeside Avenue Cleveland, Ohio 44114 (216) 586-3939

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [   ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [   ]

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

[Logo of Guilford Pharmaceuticals]	[Logo of Gliatech Inc.]
Proxy Statement
Subject to Completion
Dated August 1, 2000
          , 2000

Dear Guilford Pharmaceuticals Inc. and Gliatech Inc. Stockholders:

      The boards of directors of Guilford Pharmaceuticals Inc. and Gliatech Inc. have approved a merger agreement which provides for the merger of the two companies. In the merger, Gliatech will become wholly-owned by Guilford. We believe that the strategic combination of Guilford and Gliatech will create a strong product-focused organization with three marketed products, a development pipeline of ten additional product candidates and a diversified research pipeline.

      We cannot complete the merger unless the stockholders of Gliatech adopt the merger agreement and the stockholders of Guilford approve the issuance of Guilford shares in the merger. Each of us will hold a meeting of our stockholders to vote on this merger proposal. Your vote is very important. Whether or not you plan to attend your stockholders’ meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger agreement. In the case of the Gliatech meeting, not returning your proxy card or not instructing your broker how to vote any shares held for you in “street name”’ will have the same effect as a vote against the merger. In the case of the Guilford meeting, not returning your card, or not instructing your broker how to vote any shares held for you in “street name,” will have no effect on the outcome of the vote taken at the meeting, but may affect the ability of Guilford to achieve a quorum at the meeting.

      The dates, times and places of the meetings are as follows:

For Guilford Stockholders:	For Gliatech Stockholders:
, 10:00 a.m., local time Guilford Pharmaceuticals Inc. Research and Development Facility 6411 Beckley Street Baltimore, Maryland	, 9:00 a.m., local time Embassy Suites Hotel – Beachwood, 3775 Park East Drive Beachwood, Ohio

      This document provides you with detailed information about these meetings and the proposed merger. You can also get information about our companies from publicly available documents that our companies have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully and thoughtfully, including the section entitled “Risk Factors” beginning on page   .

      All of the members of Gliatech’s board of directors and Gliatech’s executive officers, who collectively hold approximately 1.8% of the outstanding Gliatech common stock, have agreed to vote all of their shares of Gliatech common stock in favor of the merger.

      We strongly support this merger of our companies and join with all of the other members of our boards of directors in recommending that you vote in favor of the merger.

Craig R. Smith, M.D.	Thomas O. Oesterling, Ph.D.
Chairman of the Board, President and	Chairman of the Board, President and
Chief Executive Officer	Chief Executive Officer
Guilford Pharmaceuticals Inc.	Gliatech Inc.

EACH VOTE IS IMPORTANT.

PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved this document or the securities to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated            , 2000

and it is first being mailed on or about           , 2000.

[Logo of Guilford Pharmaceuticals]

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

      Notice is hereby given that Guilford Pharmaceuticals Inc. will hold a special meeting of stockholders at 10:00 a.m., local time, on            , 2000, at Guilford’s research and development facilities at 6411 Beckley Street, Baltimore, Maryland, 21224 to consider and vote on a proposal recommended by the board of directors of Guilford to:

1.	approve the issuance of shares of Guilford common stock in the merger described in the Agreement and Plan of Merger, as amended, among Guilford Pharmaceuticals Inc., Gliatech Inc. and St. John Development Corp., a wholly-owned subsidiary of Guilford Pharmaceuticals Inc., dated as of May 29, 2000; and

2.	transact other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

      The board of directors of Guilford has fixed the close of business on            , 2000 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement of the meeting. A complete list of stockholders entitled to vote at the meeting will be open to examination by the stockholders during regular business hours for a period of ten days prior to the meeting at the principal executive offices of Guilford, 6611 Tributary Street, Baltimore, Maryland 21224.

      The board of directors of Guilford unanimously recommends that you vote to approve the issuance of Guilford shares in the merger at the special meeting.

By order of the board of directors,

Thomas C. Seoh Senior Vice President, General Counsel and Secretary

Baltimore, Maryland

           , 2000

      Whether or not you plan to attend the special meeting in person, and whether you own one or many shares, please complete, date, sign and promptly return the enclosed proxy card in the enclosed envelope, which requires no postage. You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of Guilford a written revocation or a proxy with a later date or by voting your shares in person at the special meeting.

Please do not send stock certificates with your proxy card.

[Logo of Gliatech Inc.]

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

      Notice is hereby given that Gliatech Inc. will hold a special meeting of stockholders at 9:00 a.m., local time, on            , 2000, at the Embassy Suites Hotel – Beachwood, 3775 Park East Drive, Beachwood, Ohio, to consider and vote on a proposal recommended by the board of directors of Gliatech to:

1.	adopt the Agreement and Plan of Merger, as amended, among Guilford Pharmaceuticals Inc., Gliatech Inc. and St. John Development Corp., a wholly-owned subsidiary of Guilford, dated as of May 29, 2000, pursuant to which Gliatech will become a wholly-owned subsidiary of Guilford; and

2.	transact any other business that properly comes before the special meeting or any adjournment or postponement of the meeting.

      The board of directors of Gliatech has fixed the close of business on            , 2000 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement of the meeting. A complete list of stockholders entitled to vote at the meeting will be open to examination by the stockholders during regular business hours for a period of ten days prior to the meeting at the Embassy Suites Hotel – Beachwood, 3775 Park East Drive, Beachwood, Ohio.

      The board of directors of Gliatech has approved, adopted and declared advisable the merger agreement and the other transactions contemplated by the merger agreement and recommends that you vote to adopt the merger agreement at the special meeting.

      Adoption of the merger agreement is a condition of the merger. The merger will not be completed unless the merger agreement is adopted by the Gliatech stockholders.

By order of the board of directors

Thomas O. Oesterling, Ph.D. Chairman of the Board, President and Chief Executive Officer

Cleveland, Ohio
           , 2000

      All stockholders are cordially invited to attend the special meeting. It is important that your shares be represented at the meeting. Whether or not you plan to attend the special meeting in person, please complete, date, sign and promptly return the enclosed proxy card in the self-addressed enclosed envelope which requires no postage if mailed in the United States. You may revoke your proxy in the manner described in this joint proxy statement/prospectus at any time before the proxy has been voted at the special meeting.

Please do not send stock certificates with your proxy card.

REFERENCES TO ADDITIONAL INFORMATION

      This joint proxy statement/prospectus incorporates important business and financial information about Guilford and Gliatech from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available at the internet website that the SEC maintains at http://www.sec.gov and is also available to you without charge upon your written or oral request. You can obtain these documents, which are incorporated by reference in this joint proxy statement/prospectus, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Guilford Pharmaceuticals Inc.	Gliatech Inc.
6611 Tributary Street	23420 Commerce Park Road
Baltimore, Maryland 21224	Cleveland, Ohio 44122
Attention: Corporate Secretary	Attention: Corporate Secretary
Telephone: (410) 631-6300	Telephone: (216) 831-3200

      If you would like to request documents, please do so by            , 2000 in order to receive them before the special meetings. See “Where You Can Find More Information” beginning on page   .

SUMMARY
GUILFORD PHARMACEUTICALS INC. —SELECTED HISTORICAL FINANCIAL INFORMATION
GLIATECH INC. —SELECTED HISTORICAL FINANCIAL INFORMATION
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA (UNAUDITED)
MARKET PRICES AND DIVIDENDS PAID
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
RISK FACTORS
THE GUILFORD SPECIAL MEETING
THE GLIATECH SPECIAL MEETING
THE MERGER
TERMS OF THE MERGER AGREEMENT
PRO FORMA UNAUDITED COMBINED FINANCIAL INFORMATION
STOCK OWNERSHIP OF MANAGEMENT, DIRECTORS AND MORE THAN 5% STOCKHOLDERS OF GUILFORD
STOCK OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND MORE THAN 5% STOCKHOLDERS OF GLIATECH
COMPARISON OF GUILFORD AND GLIATECH STOCKHOLDER RIGHTS
STOCKHOLDER PROPOSALS
LEGAL MATTERS
EXPERTS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
WHAT INFORMATION YOU SHOULD RELY ON
ANNEX A AGREEMENT AND PLAN OF MERGER
ANNEX B PRUDENTIAL SECURITIES INCORPORATED OPINION
ANNEX C SG COWEN OPINION
ANNEX D GUILFORD RISK FACTORS
Hogan & Hartson Tax Opinion
Jones, Day, Reavis & Pogue Tax Opinion
Consent Of Independent Auditors
Consent of Ernst & Young LLP
Form of Guilford Proxy Card

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why are Guilford and Gliatech proposing the merger?

A:	We believe that the merger of Gliatech and Guilford will create a stronger organization with significant growth potential.

Q.	What will happen to Guilford and Gliatech as a result of the merger?

A:	If the merger is completed, Gliatech will become a wholly-owned subsidiary of Guilford.

Q:	What will a Gliatech stockholder receive in the merger?

A:	A Gliatech stockholder will receive 1.38 shares of Guilford common stock for each share of Gliatech common stock he or she owns. For any resulting fractional share, a stockholder will receive cash based on the market value of the fractional share of Guilford common stock. After the merger, Gliatech stockholders will own approximately 37% of the outstanding shares of Guilford common stock.

Q:	What will a Guilford stockholder receive in the merger?

A:	After the merger, a Guilford stockholder will continue to hold the same number of Guilford shares he or she now owns. These shares, however, will represent a smaller proportion of the outstanding shares of the combined company.

Q:	When do Guilford and Gliatech expect the merger to be completed?

A:	Guilford and Gliatech are working to complete the merger as quickly as possible. We anticipate that the merger will be completed during the third quarter of 2000.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained in this joint proxy statement/prospectus. You should then complete and sign your proxy card and return it in the enclosed return envelope as soon as possible so that your shares will be represented at your company’s special meeting.

If you sign, date and mail your proxy card without identifying how you want to vote, your proxy will be voted “For” the merger. If you are a Gliatech stockholder and you do not vote, it will have the same effect as a vote “Against” the merger.

Q.	Are Guilford or Gliatech stockholders entitled to dissenters’ rights?

A:	No. Under Delaware law, which governs both companies, neither the Guilford stockholders nor the Gliatech stockholders are entitled to dissenters’ rights of appraisal or other rights to demand fair value for their shares in cash by reason of the merger.

Q:	Who must approve the merger?

A:	In addition to the approvals of the boards of directors of Guilford, Gliatech and St. John Development Corp., which have already been obtained, the stockholders of Guilford must approve the issuance of shares in the merger and the stockholders of Gliatech must adopt the merger agreement.

Q.	Can I change my vote after I mail my signed proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting of your company’s stockholders. You can do this in one of three ways. You can send a written notice stating that you would like to revoke your proxy. You can complete and submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy for Guilford shares at the address on page and for Gliatech shares at the address on page .

You can attend the special meeting of your company’s stockholders and vote in person.

Q:	If my shares are held in street name will my broker vote my shares in the merger?

A:	A broker will vote your shares with respect to the merger only if you provide him or her with instructions on how to vote. Your broker should mail information to you that will explain how to give voting instructions to your broker. Please provide instructions to your broker on how to vote your shares. If you do not instruct your broker how to vote, your shares will not be voted.

Q:	Should I send in my certificates now?

A:	No, you should not send in your stock certificates with your proxy. Gliatech stockholders will receive instructions for exchanging your stock certificates if the merger is completed.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this joint proxy statement/ prospectus or the enclosed proxy card, you should contact Guilford’s and Gliatech’s proxy solicitors:

For Guilford:

D.F. King & Co., Inc.
77 Water Street
New York, NY 10005
1-800-869-6684

For Gliatech:

Morrow & Co., Inc.
445 Park Avenue
New York, NY 10022
1-212-754-8000

SUMMARY

      This summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the detailed information that may be important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the other documents to which we refer. For more information about Guilford and Gliatech, see “Where You Can Find More Information” on page           . Each item in this summary refers to the pages where that subject is discussed more fully.

The Companies

Guilford Pharmaceuticals Inc.
6611 Tributary Street
Baltimore, Maryland 21224
Telephone: (410) 631-6300

      Guilford Pharmaceuticals Inc. is a biopharmaceutical company engaged in the development and commercialization of novel products in two principal areas: (1) targeted and controlled drug delivery systems using proprietary biodegradable polymers for the treatment of cancer and other diseases or conditions; and (2) therapeutic and diagnostic products for neurological diseases and conditions.

Gliatech Inc.
23420 Commerce Park Road
Cleveland, Ohio 44122
Telephone: (216) 831-3200

      Gliatech Inc. is engaged in the discovery and development of biosurgical and therapeutic products to improve surgical outcomes and to treat neurological disorders. The biosurgical products include the ADCON® family of products and a proprietary monoclonal antibody to block the inappropriate activation of the complement pathway. The ADCON® family of products consists of proprietary, resorbable, carbohydrate polymer medical devices designed to inhibit scarring and adhesions following surgery. The proprietary monoclonal antibody is designed to block the inappropriate activation of the complement pathway and inhibit inflammation associated with a variety of indications such as coronary bypass surgery, heart attack and stroke. In addition to the biosurgical products, Gliatech is pursuing the development of small molecule drug candidates for the treatment of several neurological disorders, including Attention Deficit Hyperactive Disorder, sleep disorders, anxiety, schizophrenia and Alzheimer’s Disease.

The Merger (page      )

      The merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this document. We encourage you to read the entire merger agreement because it is the legal document that governs the merger.

      Assuming the exercise of all outstanding Gliatech stock options, at the closing of the merger there would be 10,955,399 shares of Gliatech common stock outstanding. Guilford will issue up to 15,118,450 shares of its common stock in exchange for these shares. The aggregate value of the common stock Guilford will issue, based on the closing sale price of Guilford’s common stock on May 26, 2000, the last full trading day prior to the public announcement of the execution of the merger agreement, which was $15.50, would be $235 million. Based on the closing sale price of Guilford’s common stock on             , 2000, the last trading day for which information was available prior to printing this joint proxy statement/prospectus, which was $       , the aggregate value of the Guilford common stock to be issued in the merger would be $       .

What You Will Receive in the Merger (page      )

      If the merger is completed as proposed, each outstanding share of Gliatech will be cancelled and each Gliatech stockholder will receive 1.38 shares of Guilford common stock for each share of Gliatech common stock that the stockholder owns. A Gliatech stockholder will also receive a cash payment for any fraction of a share of Guilford common stock that the stockholder would otherwise be entitled to receive.

•	For example, a stockholder who owns 1,000 shares of Gliatech stock on the closing date will receive 1,380 Guilford shares. A stockholder who owns 10 shares of Gliatech will receive 13 shares of Guilford plus cash equal to .8 times the average closing price of a share of Guilford stock on the Nasdaq National Market for the 20 trading days ending three days prior to the effective date of the merger.

     Gliatech Employee Stock Options

      Each outstanding option to purchase shares of Gliatech common stock will be converted into an option to purchase a number of shares of Guilford common stock equal to the number of shares of Gliatech common stock that were subject to the option multiplied by 1.38. The exercise price per share for each Gliatech option will be divided by 1.38. Except for some acceleration of vesting that will occur as a result of the merger, all other terms of the option will remain unchanged.

The Guilford Special Meeting (page           )

      The special meeting of Guilford stockholders will be held at Guilford’s facilities at 6411 Beckley Street, Baltimore, Maryland on           , 2000, at 10:00 a.m., local time.

      At the special meeting, Guilford stockholders will be asked to vote to approve the issuance of shares in the merger. Approval of the share issuance requires the favorable vote of a majority of the shares of Guilford stock that vote on the proposal. There were           shares of Guilford common stock outstanding on           , 2000.

      You can vote at the special meeting of Guilford stockholders if you owned Guilford common stock at the close of business on           , 2000.

The Gliatech Special Meeting (page           )

      The special meeting of Gliatech stockholders will be held at the Embassy Suites Hotel — Beachwood, 3775 Park East Drive, Beachwood, Ohio, on           , 2000, at 9:00 a.m., local time.

      At the special meeting, Gliatech stockholders will be asked to vote to adopt the merger agreement. Adoption of the merger agreement requires the affirmative vote of more than 50% of the outstanding shares of Gliatech common stock.

      You can vote at the special meeting of Gliatech stockholders if you owned Gliatech common stock at the close of business on           , 2000. As of that date, directors and executive officers of Gliatech owned approximately      % of the outstanding shares of Gliatech common stock.

      If you do not vote your shares of Gliatech common stock, the effect will be the same as a vote against the merger agreement.

Guilford’s Reasons for the Merger (page           )

      The Guilford board of directors has approved the issuance of Guilford shares in the merger agreement and the transactions contemplated by the merger agreement. In reaching its decision, the Guilford board of directors considered the following factors, among others:

•	the combined company’s portfolio will include three marketed products and ten products in various stages of development, as well as a number of research projects;

•	the combined company’s greater size will allow it to offer a broader array of biopolymer-based products for surgeons and novel potential treatments for neurological diseases;

•	the impact of the merger on the ability of the combined company to take advantage of new opportunities to expand marketing, sales, manufacturing, process chemistry and clinical development capabilities that neither company could pursue as effectively on its own;

•	the opinion of Prudential Securities Incorporated, Guilford’s financial advisor, that, as of the date of the opinion, the ratio for the exchange of shares of Gliatech common stock for shares of Guilford common stock in the merger was fair, from a financial point of view, to Guilford; and

•	the terms of the merger agreement and the ability to complete the merger as a tax free reorganization for federal income tax purposes and a pooling of interests for accounting purposes.

      You should recognize, however, that Guilford’s stockholders may not achieve the benefits of the merger mentioned above because of the risks and uncertainties discussed in the section entitled “Risk Factors Relating to the Merger” beginning on page      , the section entitled “A Caution About Forward-Looking Statements” beginning on page      and the section entitled “Guilford’s Reasons for the Merger; Recommendation of its Board of Directors — Countervailing Factors beginning on page   .”

Gliatech’s Reasons for the Merger (page           )

      The Gliatech board of directors has approved, adopted and declared advisable the merger agreement and the other transactions contemplated by the merger agreement. In reaching its decision, the Gliatech board of directors considered the following factors, among others:

•	the impact that the merger would have on the combined company’s capabilities in biopolymer development and the development of novel drugs for the treatment of central nervous system disorders;

•	the impact of the merger on the combined company’s commercial platform, with three marketed biopolymer products for the surgical marketplace;

•	the impact of the merger on the combined company’s research and development efforts, creating a broad and well-diversified pipeline of product candidates in clinical development;

•	the impact of the merger on the combined company’s ability to expand its marketing and sales efforts, manufacturing capacity, process chemistry and small-scale pharmaceutical production, clinical development capacity and ability to in-license other surgical products;

•	the ability of the combined company to share resources;

•	based on the closing prices of Guilford’s common stock and Gliatech’s common stock as of May 23, 2000, the merger consideration represents an approximately 29% premium over Gliatech’s common stock, and upon completion of the merger, Gliatech stockholders will own approximately 37% of the combined company;

•	the opinion of SG Cowen Securities Corporation, Gliatech’s financial advisor, that, as of the date of the opinion, the exchange ratio was fair, from a financial point of view, to the holders of common stock of Gliatech; and

•	the ability to complete the merger as a tax free reorganization for federal income tax purposes, except for tax payable on cash received by Gliatech stockholders for fractional shares.

      You should recognize, however, that Gliatech’s stockholders may not achieve the benefits of the merger mentioned above because of the risks and uncertainties discussed in the section entitled “Risk Factors Relating to the Merger” beginning on page      , the section entitled “A Caution About Forward-Looking Statements” beginning on page      and the section entitled “Gliatech’s Reasons for the Merger; Recommendation of its Board of Directors — Countervailing Factors” beginning on page   .

Our Recommendations to Stockholders

     Guilford (page           )

      The board of directors of Guilford recommends that its stockholders vote “For” the proposal to approve the issuance of Guilford shares in the merger.

     Gliatech (page           )

      The board of directors of Gliatech recommends that its stockholders vote “For” adoption of the merger agreement.

Opinion of Guilford Financial Advisor (page           )

      In deciding to approve the merger agreement, the Guilford board of directors considered a number of factors, including the opinion of its financial advisor, Prudential Securities Incorporated. On May 28, 2000, Prudential Securities Incorporated delivered to the Guilford board of directors its opinion that, as of that date, the Guilford common stock exchange ratio was fair, from a financial point of view, to Guilford.

      The full text of Prudential Securities Incorporated’s opinion, dated May 28, 2000, is attached to this joint proxy statement/prospectus as Annex B. We encourage you to read this opinion carefully for a description of the assumptions made, matters considered and limitations on the review undertaken. Prudential Securities Incorporated’s opinion is directed to the Guilford board and does not constitute a recommendation to any stockholder with respect to any matter relating to the proposed merger. Prudential Securities Incorporated’s opinion speaks only as of its date and Prudential Securities Incorporated is under no obligation to confirm its opinion as of a later date.

Opinion of Gliatech Financial Advisor (page           )

      In connection with the merger, the Gliatech board of directors received a written opinion from SG Cowen Securities Corporation that the exchange ratio was fair, from a financial point of view, to the holders of common stock of Gliatech. The opinion was delivered to the Gliatech board of directors on May 29, 2000.

      The full text of SG Cowen’s opinion, dated May 29, 2000, is attached to this joint proxy statement/prospectus as Annex C. We encourage you to read this opinion carefully for a description of the assumptions made, matters considered and limitations on the review undertaken. SG Cowen’s opinion, which speaks only as of May 29, 2000, is directed to the Gliatech board of directors and does not constitute a recommendation to any stockholder with respect to any matter relating to the proposed merger. The opinion is based on economic and market conditions on May 29, 2000, and SG Cowen has no obligation to update the opinion or confirm it as of a later date.

Regulatory Approvals (page           )

      In order to complete the merger, we made filings on June 12, 2000 with the Department of Justice and the Federal Trade Commission. Guilford and Gliatech were granted early termination of the waiting period on June 26, 2000. There are no other regulatory approvals necessary to complete the merger.

Conditions to the Merger (page           )

      The merger will not be completed unless customary conditions are satisfied or waived by Guilford and Gliatech. Examples of conditions that cannot be waived are stockholder approval, regulatory approval and the absence of governmental action to block the merger. If either Guilford or Gliatech waives a material condition to the completion of the merger, it intends to resolicit stockholder approval of the merger. Material conditions to the completion of the merger would include the delivery of letters from each of Guilford’s and Gliatech’s independent public accountants that the accountants concur with their clients’ management’s conclusions that no conditions exist with respect to their client that would preclude accounting for the merger as a pooling of interests and the receipt by both companies of legal opinions that the merger will qualify as a reorganization within the meaning of the federal income tax laws.

Termination of the Merger Agreement (page           )

      The merger agreement may be terminated by either Guilford or Gliatech in a number of circumstances, in which case the merger will not be completed. Failure of either company’s stockholders to approve the merger is among the factors that could permit Guilford or Gliatech to terminate the merger agreement. Guilford may also terminate the merger agreement if the Gliatech board of directors withdraws its recommendation in favor of the merger or recommends an alternative transaction, among other reasons. Gliatech may terminate the merger agreement to pursue an alternative transaction under certain circumstances. See “Terms of the Merger Agreement — Termination of the Merger Agreement” on page           for a more detailed description of the termination provisions of the merger agreement.

Termination Fee (page           )

      If the merger agreement is terminated, under some circumstances, Gliatech may have to pay Guilford a termination fee of $6.5 million and may be required to reimburse Guilford’s expenses of up to $1.5 million. These amounts are payable when either party terminates the agreement because Gliatech’s board of directors determines to pursue an alternative transaction. See “Terms of the Merger Agreement — Termination Fee” on page           for more information about when a termination fee may become payable.

Material Federal Income Tax Consequences (page           )

      One of the conditions to the completion of the merger is the receipt of opinions of counsel that the exchange of Gliatech common stock for Guilford common stock qualifies as a tax-free exchange of stock for United States federal income tax purposes. Gliatech stockholders, however, will be taxed on any cash received for any fraction of a share.

      Determining the actual tax consequences of the merger to a Gliatech stockholder can be complicated. These consequences will depend on the stockholder’s specific situation and on variables not within the control of Gliatech or Guilford. Gliatech stockholders should consult with their own tax advisors for a full understanding of the tax consequences to them of the merger.

Accounting Treatment (page           )

      The companies have structured the merger to be accounted for as a pooling of interests for financial reporting and accounting purposes in accordance with generally accepted accounting principles.

      Under this accounting treatment, upon completion of the merger, the assets and liabilities of Gliatech would be added to those of Guilford at their recorded book values and the stockholders’ equity accounts of Guilford and Gliatech would be combined on Guilford’s consolidated balance sheet. On a pooling of interests accounting basis, Guilford will retroactively restate its financial statements issued after completion of the merger to reflect the consolidated combined financial position and results of operations of Guilford and Gliatech as if the merger had taken place as of the beginning of the earliest period covered by such financial statements.

      Guilford will assume all outstanding options to purchase shares of Gliatech common stock. Although the vesting of some Gliatech stock options will accelerate as a result of the merger, Guilford will not recognize any compensation expense because the accelerated vesting of the options occurred in accordance with the original terms of the stock option award.

Interests of Gliatech Officers, Directors and Some Employees in the Merger

(page           )

      In considering the Gliatech board’s recommendation that you vote for the merger agreement, you should be aware that the interests in the merger of the Gliatech officers, directors and some employees, are different from, or in addition to, their rights as Gliatech stockholders.

      These interests exist because of severance arrangements, change of control agreements, acceleration of option vesting and other agreements. These agreements and arrangements will provide the officers and some employees with retention benefits and severance benefits if their employment is terminated after completion of the merger.

      Also, following the merger, Guilford will indemnify, and provide directors’ and officers’ insurance for, the directors and officers of Gliatech for events occurring before the merger, including events that are related to the agreement and plan of merger. Three members of the Gliatech board of directors will join the Guilford board of directors following the merger, and those members who are not employed by Guilford will receive options to purchase Guilford common stock upon joining the Guilford board as new members. Additional interests of Gliatech’s officers, directors and some employees are described under “The Merger — Interests of Gliatech Officers, Directors and Some Employees in the Merger.”

      The members of the Gliatech board of directors knew about these additional interests, and considered them, when they approved the merger.

Comparison of Stockholder Rights (page           )

      When the merger is completed, Gliatech stockholders will become holders of Guilford common stock. Their rights will continue to be governed by Delaware law, but will also be governed by Guilford’s certificate of incorporation and bylaws instead of Gliatech’s certificate of incorporation and bylaws. The material differences between the rights of Guilford’s stockholders and those of Gliatech’s stockholders are summarized beginning on page           .

Where You Can Find More Information (page           )

      If you would like more information about Guilford or Gliatech, it can be found in documents filed by each company with the SEC. Instructions on how you can obtain copies of these documents are on page           .

Recent Developments

      Gliatech Interim Results of Operations. On July 26, 2000, Gliatech announced that product sales for the quarter ended June 30, 2000 were $7.0 million, as compared to $7.9 million in the second quarter of 1999. In the announcement, Gliatech stated that the decrease in product sales was due primarily to lower sales of ADCON®-L in the United States and that as a result of the temporary import embargo of ADCON®-L in late 1999, the second quarter of 2000 represents the first full fiscal quarter of sales during 2000. Gliatech’s total revenues were $7.3 million in the second quarter of 2000, as compared to $8.3 million in the second quarter of 1999. Gliatech reported a net loss of $230,000 in the second quarter of 2000, compared to net income of $950,000 in the second quarter of 1999. The net loss for the second quarter of 2000 included approximately $590,000 in expenses related to the proposed merger with Guilford. Exclusive of these expenses, Gliatech would have reported net income of approximately $360,000.

      Settlement of Litigation. In June 2000, Cartech Company, Ltd. filed a lawsuit against Gliatech and Guilford alleging breach of and interference with Gliatech’s build-to-suit lease agreement with Cartech. The parties subsequently entered into a settlement agreement to resolve the litigation. Pursuant to the settlement agreement, Guilford agreed to pay Cartech $4.5 million within seven days after the merger has closed, or, if the merger agreement is terminated prior to closing or if the merger does not close by December 1, 2000, Gliatech will pay Cartech $4.5 million. In the event that Gliatech makes the payment to Cartech and upon Gliatech’s written request, Gliatech and Cartech will enter into good faith negotiations for a new build-to-suit lease and Gliatech will receive a credit against the cost of the new lease of up to $2,187,500. The lawsuit has been dismissed by Cartech without prejudice, and the parties have agreed to a full mutual release of claims and termination of the existing build-to-suit lease effective upon receipt by Cartech of the payment by Guilford or Gliatech. Pending such payment, Cartech has agreed to abstain from further legal action against Guilford and Gliatech.

GUILFORD PHARMACEUTICALS INC.

SELECTED HISTORICAL FINANCIAL INFORMATION

      The information in the following selected historical financial information for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 is derived from Guilford’s audited consolidated financial statements. You should read this information in conjunction with the consolidated financial statements and the notes to the consolidated financial statements, included in Guilford’s annual report on form 10-K, filed March 30, 2000, which is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page           . Guilford’s financial statements for each of the five years ended December 31, 1999 were audited by KPMG LLP, independent public accountants. The selected historical financial information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is derived from unaudited consolidated financial statements included in Guilford’s quarterly report on form 10-Q, filed May 12, 2000, which is incorporated by reference into this joint proxy statement/prospectus. These statements, in the opinion of management, reflect all financial adjustments necessary for the fair presentation of the unaudited interim financial information. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the entire year.

						Unaudited
						Three months
						ended
	Year ended December 31,					March 31,

	1995	1996	1997	1998	1999	1999	2000

	(in thousands, except per share data)

CONSOLIDATED STATEMENT OF OPERATIONS DATA:

Revenue	$586	$28,020	$23,828	$12,483	$21,561	$2,876	$3,267

Operating costs and expenses	14,055	25,497	41,954	50,304	55,511	13,278	13,011

Operating income (loss)	(13,469)	2,523	(18,126)	(37,821)	(33,950)	(10,402)	(9,744)

Net income (loss)	(12,637)	5,073	(11,437)	(29,698)	(26,868)	(8,497)	(7,919)

Basic net income (loss) per common share	(1.72)	0.39	(0.65)	(1.52)	(1.31)	(0.44)	(0.34)

Diluted net income (loss) per common share	(1.72)	0.35	(0.65)	(1.52)	(1.31)	(0.44)	(0.34)

	December 31,					Unaudited
						March 31,
	1995	1996	1997	1998	1999	2000

	(in thousands)

CONSOLIDATED BALANCE SHEET DATA:

Cash, cash equivalents and investments(1)	$19,454	$77,439	$160,219	$128,261	$144,718	$137,258

Working capital	13,330	33,732	139,681	103,119	114,343	111,618

Total assets	26,048	93,659	180,081	150,959	164,242	157,720

Long-term obligations, excluding current portion	4,696	10,905	10,926	8,766	7,152	6,593

Total stockholders’ equity	17,773	75,877	158,294	130,379	144,980	141,553

(1)	Includes restricted investments of $3.6 million, $10.1 million, $12.1 million, $16.5 million and $21.4 million at December 31, 1995, 1996, 1997, 1998 and 1999, and $20.3 million at March 31, 2000.

GLIATECH INC.

SELECTED HISTORICAL FINANCIAL INFORMATION

      The information in the following selected historical financial information for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 is derived from Gliatech’s audited consolidated financial statements. You should read this information in conjunction with the consolidated financial statements and the notes to the consolidated financial statements, included in Gliatech’s annual report on form 10-K, filed March 30, 2000, which is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page      . Gliatech’s financial statements for each of the five years ended December 31, 1999 were audited by Ernst & Young LLP, independent public accountants. The selected historical financial information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is derived from unaudited consolidated financial statements included in Gliatech’s quarterly report on form 10-Q, filed May 15, 2000, which is incorporated by reference into this joint proxy statement/prospectus. These statements, in the opinion of management, reflect all financial adjustments consisting of normal recurring accruals considered necessary for the fair presentation of the unaudited interim financial information. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the entire year.

						Unaudited
						Three months
						ended
	Year ended December 31,					March 31,

	1995	1996	1997	1998	1999	1999	2000

	(in thousands, except per share data)

CONSOLIDATED STATEMENT OF OPERATIONS DATA:

Revenue	$2,654	$3,878	$4,900	$17,330	$27,953	$8,285	$7,074

Operating costs and expenses	7,999	10,698	12,259	22,004	29,807	8,064	7,227

Operating income (loss)	(5,345)	(6,820)	(7,359)	(4,674)	(1,854)	221	(153)

Net income (loss)	(4,985)	(5,700)	(8,560)	(3,758)	(395)	474	117

Basic net income (loss) per common share	(3.28)	(0.78)	(1.16)	(0.44)	(0.04)	0.05	0.01

Diluted net income (loss) per common share	(3.28)	(0.78)	(1.16)	(0.44)	(0.04)	0.05	0.01

	December 31,					Unaudited
						March 31,
	1995	1996	1997	1998	1999	2000

	(in thousands)

CONSOLIDATED BALANCE SHEET DATA:

Cash, cash equivalents and investments	$23,023	$17,996	$11,542	$26,399	$20,814	$17,333

Working capital	21,762	15,821	9,370	24,778	20,601	20,804

Total assets	25,346	20,804	14,805	33,962	32,384	31,448

Long-term obligations, excluding current portion	—	—	—	—	—	—

Total stockholders’ equity	23,182	17,627	11,440	27,153	26,392	26,764

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

      The information in the following selected unaudited pro forma combined financial information of Guilford and Gliatech is derived from the unaudited pro forma condensed combined financial statements which are presented later in this joint proxy statement/prospectus and give effect to the merger as a pooling of interests. You should read this information in conjunction with the unaudited pro forma condensed combined financial statements and relevant notes. We present the selected unaudited pro forma combined financial information for illustrative purposes only. This information is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed. In addition, it does not necessarily represent or predict future operating results or the financial position of the combined companies.

	Year ended December 31,			Three months ended
				March 31,
	1997	1998	1999	2000

	(in thousands, except per share data)

CONSOLIDATED STATEMENT OF OPERATIONS DATA:

Revenue	$28,728	$29,813	$49,514	$10,341

Operating costs and expenses	54,213	72,308	85,318	19,739

Operating loss	(25,485)	(42,495)	(35,804)	(9,398)

Net loss	(19,997)	(33,456)	(27,263)	(7,303)

Basic net loss per common share	(0.72)	(1.07)	(0.81)	(0.20)

Diluted net loss per common share	(0.72)	(1.07)	(0.81)	(0.20)

March 31,
2000

(in thousands)

CONSOLIDATED BALANCE SHEET DATA:

Cash, cash equivalents and investments	$154,591

Working capital	117,621

Total assets	189,168

Long-term obligations, excluding current portion	6,593

Total stockholders’ equity	153,516

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

(UNAUDITED)

      The following table summarizes certain per share information for Guilford and Gliatech on a historical, pro forma combined, and equivalent pro forma combined basis. You should read the information below along with the selected historical financial information and the unaudited pro forma combined financial data included elsewhere in this joint proxy statement/prospectus. The pro forma combined financial information is not necessarily indicative of the future operating results or the actual results that would have occurred had the merger occurred at the beginning of the periods presented. Neither Guilford nor Gliatech has declared or paid any cash dividends during any of the periods presented.

				Three months
	Year ended December 31,			ended
				March 31,
	1997	1998	1999	2000

Historical Guilford:

Basic net loss per common share	$(0.65)	$(1.52)	$(1.31)	$(0.34)

Diluted net loss per common share	(0.65)	(1.52)	(1.31)	(0.34)

Book value per share at period end(1)			6.29	6.05

				Three months
	Year ended December 31,			ended
				March 31,
	1997	1998	1999	2000

Historical Gliatech:

Basic net income (loss) per common share	$(1.16)	$(0.44)	$(0.04)	$0.01

Diluted net income (loss) per common share	(1.16)	(0.44)	(0.04)	0.01

Book value per share at period end(1)			2.78	2.82

				Three months
	Year ended December 31,			ended
				March 31,
	1997	1998	1999	2000

Pro Forma Combined Guilford(2):

Basic net loss per common share	$(0.72)	$(1.07)	$(0.81)	$(0.20)

Diluted net loss per common share	(0.72)	(1.07)	(0.81)	(0.20)

Book value per share at period end(3)			4.32	4.20

				Three months
	Year ended December 31,			ended
				March 31,
	1997	1998	1999	2000

Equivalent Pro Forma Combined Gliatech(4):

Basic net loss per common share	$(0.99)	$(1.48)	$(1.12)	$(0.28)

Diluted net loss per common share	(0.99)	(1.48)	(1.12)	(0.28)

Book value per share at period end			5.96	5.80

(1)	Book value per share at period end is computed by dividing total stockholders’ equity by the number of shares outstanding as of December 31, 1999 and March 31, 2000.

(2)	Pro forma combined net loss for the years ended December 31, 1997, 1998 and 1999 and the three-month period ended March 31, 2000, include Gliatech’s net income (loss) for the corresponding periods.

(3)	Pro forma combined book value per share at period end is computed by dividing pro forma combined stockholders’ equity by the pro forma number of Guilford common shares which would have been outstanding had the merger been completed as of December 31, 1999 (36,133,849 shares) and March 31, 2000 (36,521,999 shares).

(4)	Equivalent pro forma combined amounts per share are calculated by multiplying the Guilford pro forma combined per share amounts and book values by the exchange ratio of 1.38 shares of Guilford common stock for each share of Gliatech common stock.

MARKET PRICES AND DIVIDENDS PAID

      Guilford common stock is listed and trades on the Nasdaq National Market under the symbol “GLFD,” and Gliatech common stock is listed and trades on the Nasdaq National Market under the symbol “GLIA.” As of           , Guilford common stock was held of record by approximately           persons, and Gliatech common stock was held of record by approximately           persons. This table sets forth for the indicated periods the high and low sales prices per share of Guilford and Gliatech common stock as reported by the Nasdaq National Market for the periods indicated. Neither Guilford nor Gliatech has historically paid dividends to its common stockholders. Guilford does not intend to pay dividends following the merger.

	High	Low	High	Low

	Guilford		Gliatech
	Common Stock		Common Stock

Year ended December 31, 1998

First Quarter	$24.88	$17.50	$12.25	$7.88

Second Quarter	24.00	17.00	20.00	11.50

Third Quarter	18.25	11.63	18.63	12.50

Fourth Quarter	18.88	11.19	31.00	14.50

Year ended December 31, 1999

First Quarter	15.13	9.75	31.38	20.00

Second Quarter	13.00	9.63	27.75	18.75

Third Quarter	17.50	12.00	26.50	15.63

Fourth Quarter	17.50	13.13	20.00	7.75

Year ended December 31, 2000

First Quarter	38.25	16.25	26.56	12.25

Second Quarter	23.25	13.31	20.88	12.88

Third Quarter through July 31, 2000	$20.88	$14.69	$27.69	$19.75

      On May 26, 2000, the last full trading day prior to the public announcement of execution of the merger agreement, the closing sale price, as reported by the Nasdaq National Market, for Guilford common stock was $15.50, and for Gliatech common stock was $16.38. On           , 2000, the last full trading day for which information was available prior to the printing of this joint proxy statement/prospectus, the closing sale price, as reported by the Nasdaq Stock Market, for Guilford common stock was $          , and for Gliatech common stock was $          . The market prices of Guilford and Gliatech common stock are subject to fluctuation. As a result, Guilford and Gliatech stockholders are urged to obtain current market quotations for Guilford and Gliatech shares.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      Guilford and Gliatech have made in this joint proxy statement/ prospectus and in the documents referred to in this proxy statement/ prospectus forward-looking statements that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the management of the companies and on the information currently available to management. Forward-looking statements include information concerning possible or assumed future results of Guilford, Gliatech and the combined company and may be preceded by, followed by, or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, you should understand that there are or will be important factors, in addition to those discussed elsewhere in this joint proxy statement/ prospectus and in the documents referred to in this joint proxy statement/ prospectus, that could affect the future results of the combined company following the merger and that could cause actual results to differ materially from those expressed in such forward-looking statements, including but not limited to the following:

•	uncertainties relating to government and regulatory approvals, policies or other matters;

•	legal proceedings;

•	other unforeseen adverse effects of the merger, including the inability to successfully integrate the operations and business of the two companies.

•	uncertainties relating to the achievement of the anticipated benefits of the merger; and

•	the loss of the services of Guilford’s or Gliatech’s key employees.

      Except for their ongoing obligations to disclose material developments as required by the federal securities laws, Guilford and Gliatech do not intend to update forward-looking statements after they distribute this joint proxy statement/ prospectus. For those statements, Guilford and Gliatech claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

RISK FACTORS

      By voting in favor of the merger agreement and the merger, Gliatech stockholders will be choosing to invest in Guilford common stock. Any investment in Guilford common stock involves a high degree of risk. In addition to the other information included or incorporated by reference in this joint proxy statement/ prospectus, you should carefully read and consider the following factors in evaluating the proposals to be voted on at your company’s stockholders meeting. We direct your attention to Annex D, which sets forth other risk factors contained in Guilford’s annual report on form 10-K for the year ended December 31, 1999, which are incorporated in this joint proxy statement/prospectus by reference.

The value of the Guilford stock that Gliatech stockholders will receive in the merger will depend on its market price at the time of the merger.

      If the market price of Guilford common stock changes, the value of the Guilford common stock that a Gliatech stockholder will receive will also change, because the formula for converting Gliatech common stock into Guilford common stock uses a fixed exchange ratio of 1.38 shares of Guilford common stock for each share of Gliatech common stock. This change could negatively affect the value of the consideration Gliatech stockholders will receive in the merger. Conversely, a decline in the price of a share of Gliatech common stock relative to the price per share of Guilford common stock could have a negative effect on Guilford because there would be no corresponding downward adjustment in the number of shares Gliatech stockholders will receive to reflect the decreased market value of Gliatech, or the increased market value of Guilford. The following table shows recent stock prices of Guilford and Gliatech, and their ratios compared to the exchange ratio in the merger:

				Merger
	Closing Price of Guilford	Closing Price of Gliatech	Actual	Exchange
Date	Common Stock	Common Stock	Price Ratio	Ratio

February 25, 2000	$33.06	$20.06	0.61	1.38

March 27, 2000	$27.75	$17.73	0.64	1.38

April 25, 2000	$17.44	$16.63	0.95	1.38

May 26, 2000	$15.50	$16.38	1.06	1.38

June 26, 2000	$14.75	$19.63	1.33	1.38

July 25, 2000	$18.25	$24.25	1.33	1.38

[Date prior to date of joint proxy/prospectus]	$—	$—	—	1.38

Officers, directors and some employees of Gliatech may have conflicts of interest that influence their decision to approve the merger.

      You should be aware of potential conflicts of interest of, and the benefits available to, directors and executive officers of Gliatech when considering the Gliatech board of directors recommendation of the merger agreement. As discussed below under “The Merger — Interests of Gliatech’s Officers, Directors and Some Employees in the Merger,” the executive officers, directors and some employees of Gliatech have interests in the merger that are in addition to, or different from, their interests as Gliatech stockholders. These interests include, among other things, accelerated vesting of options under Gliatech’s Amended and Restated 1989 Stock Option Plan, the executive officers and some employees of Gliatech will be entitled to receive retention and severance benefits as a result of the merger. In addition, three members of Gliatech’s current board of directors will join Guilford’s board of directors following the merger.

The termination fee may discourage other companies from trying to acquire Gliatech.

      In the merger agreement, Gliatech agreed to pay a termination fee to Guilford in specified circumstances, including where a third party acquires Gliatech or the board of directors of Gliatech ceases to recommend the merger. This agreement could discourage other companies from trying to acquire Gliatech if they were not willing to offer to Gliatech stockholders an amount greater than the amount

Guilford has offered to pay plus the termination fee and expenses. In addition, payment of the termination fee could have an adverse effect on Gliatech’s financial condition.

Guilford may not be able to successfully integrate Gliatech into its operations, which could decrease the value of the merger to both companies’ stockholders.

      The integration of Gliatech into the operations of Guilford involves a number of risks, including:

•	difficulty integrating operations and personnel at geographically separated locations;

•	diversion of management attention at a time when key negotiations regarding possible corporate partnerships and a new emphasis on higher efficiency in product development programs are underway at Guilford;

•	potential disruption of ongoing business because of the unknown reactions to the combination of Guilford and Gliatech by corporate partners and other key constituencies;

•	inability to retain key scientific and research personnel, particularly because of the desire by Guilford to relocate many of these personnel;

•	inability to successfully incorporate acquired products, product candidates and research projects with Guilford’s existing products pipeline and research projects; and

•	inability to maintain uniform standards, controls, procedures and policies.

Failure to overcome these risks or any other problems encountered in connection with the merger could decrease the perceived and actual value of the merger, and that could have a negative impact upon the price of the Guilford common stock.

The costs of the merger, the costs of integrating the Guilford and Gliatech businesses and other potential adjustments are substantial.

      Guilford estimates that it will incur direct transaction-related expenses of approximately $7.5 million. These costs will consist of transaction fees for investment bankers, attorneys, accountants and other related costs incurred by Guilford and Gliatech and will reduce the cash available to fund operations. Additional personnel-related costs of approximately $2.5 million and lease termination and facility charges of $5.3 million will also be recognized by Guilford.

      There can be no assurance that Guilford will not incur additional charges in excess of these amounts to reflect costs associated with the merger, including the costs of integrating the Guilford and Gliatech businesses.

The FDA could issue a formal warning letter or take enforcement action against Gliatech.

      Gliatech’s Netherlands-based contract manufacturer for ADCON®-L was the subject of an FDA warning letter in September 1999 that led to a temporary import ban on all ADCON®-L shipments to the United States. That ban was lifted in December 1999 after a successful reinspection of the contract manufacturer. In early 2000, the FDA inspected Gliatech’s Ohio facilities and issued to Gliatech a “Form 483” report containing specific observations by the FDA inspectors. In March 2000, Gliatech responded to the observations in the Form 483. Gliatech has not received further information from the FDA regarding the status of the agency’s review of Gliatech’s responses, except that the FDA informed Gliatech that the responses were under review. Actions the FDA may take could include the issuance of a formal warning letter or other enforcement action. These actions could have a material adverse effect on Gliatech and the combined company after the merger.

Gliatech is the subject of legal proceedings.

      Gliatech is the defendant in two lawsuits: a product liability lawsuit relating to ADCON®-L and a wrongful discharge lawsuit brought by a former medical affairs officer of Gliatech. The petition for damages for the product liability lawsuit seeks unspecified monetary damages. In addition, the complaint for the wrongful discharge lawsuit seeks unspecified monetary damages in an amount in excess of $25,000 in the form of compensatory, consequential and punitive damages. At a minimum, the lawsuits involve management distraction and diversion of corporate resources and could, if determined adversely, have a material adverse effect on Gliatech and the combined company following the merger. One additional product liability claim relating to ADCON®-L has been threatened against Gliatech and other lawsuits could also be brought against Gliatech or the combined company following the merger. These threatened and potential claims could also involve significant management distraction, diversion of corporate resources and possible material adverse effects on the financial condition of the combined company following the merger.

THE GUILFORD SPECIAL MEETING

Date, Time and Place; Matters to be Considered

      We are furnishing this joint proxy statement/ prospectus to stockholders of Guilford in connection with the solicitation of proxies by the Guilford board of directors for use at a special meeting of Guilford stockholders. The special meeting of Guilford stockholders is scheduled to be held on           , 2000, at 10:00 a.m., local time, at the Guilford facilities at 6411 Beckley Street, Baltimore, Maryland 21224. At the Guilford special meeting, Guilford stockholders will be asked to consider and vote upon a proposal to approve the issuance of shares of Guilford common stock under the Agreement and Plan of Merger, as amended, among Guilford Pharmaceuticals Inc., Gliatech Inc. and St. John Development Corp., dated as of May 29, 2000. The Guilford stockholders might also be asked to vote upon a proposal to adjourn the Guilford special meeting for the purpose, among others, of allowing additional time for the solicitation of additional votes to approve the issuance of shares pursuant to the merger agreement. The Guilford board of directors knows of no other business that will be presented for consideration at the Guilford special meeting. This joint proxy statement/ prospectus and accompanying proxy are being first sent to Guilford stockholders on or about                , 2000.

Proxies

      If you are a Guilford stockholder entitled to vote at the meeting, you may vote your shares either in person or by duly authorized proxy. You may use the proxy accompanying this joint proxy statement/ prospectus if you are unable to attend the Guilford special meeting in person or if you wish to have your shares voted by proxy even if you do attend the Guilford special meeting. You may revoke any proxy given by you in response to this solicitation at any time before the proxy is voted at the Guilford special meeting by delivering a written notice of revocation, by delivery to Guilford of a subsequently dated, properly executed proxy or by attending the Guilford special meeting and electing to vote in person. Your attendance at the Guilford special meeting, by itself, will not constitute a revocation of a proxy. You should address any written notices of proxy revocation to: Guilford Pharmaceuticals Inc., 6611 Tributary Street, Baltimore, Maryland 21224, Attention: Corporate Secretary.

      All shares represented by effective proxies on the accompanying form of Guilford proxy card received by Guilford at or before the Guilford special meeting, and not revoked before they are exercised, will be voted at the Guilford special meeting in accordance with their terms. If no instructions are given on such proxies, they will be voted “For” the issuance of shares pursuant to the merger agreement and at the discretion of the proxies on any other matters that properly come before the Guilford special meeting or any adjournments or postponements thereof, including motions to adjourn or postpone the meeting. The Guilford board is not aware of any other matters to be presented at the Guilford special meeting other than matters incidental to the conduct of the Guilford special meeting. If any matters should be presented at the Guilford special meeting for action, the persons named in the accompanying proxy card will vote the proxy in their own discretion.

Solicitation of Proxies

      Guilford and Gliatech have agreed that all expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/ prospectus and the registration statement of which this joint proxy statement/ prospectus is a part shall be shared equally by Guilford and Gliatech. Other than these expenses, Guilford will bear the entire cost of soliciting proxies from Guilford stockholders. In addition to soliciting proxies by mail, Guilford will request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of Guilford common stock and secure their voting instructions. Guilford will reimburse these record holders for their reasonable expenses in so doing. Guilford intends to use D.F. King & Co., Inc. as a proxy solicitor to solicit proxies from stockholders, either personally, or by telephone, telegram, facsimile or electronic or United States mail, and will pay D.F. King a fee of approximately $6,000 for these services plus reimbursement of expenses. Additionally, if a telephone campaign to investors becomes necessary and is authorized by Guilford, there could be a charge of

$5.00 per completed telephone contact. Further, several of Guilford’s officers and regular employees, who will not be specially compensated, will also assist in soliciting proxies.

Record Date and Voting Rights

      Record Date. The Guilford board of directors has fixed the close of business on           as the record date for the Guilford special meeting. Under the Delaware General Corporation Law and our bylaws, only holders of record of shares of Guilford common stock on the record date will be entitled to notice of and to vote at the Guilford special meeting. As of the record date,            shares of Guilford common stock were outstanding and entitled to vote on the issuance of shares in the merger. On the record date, there were           record holders of Guilford common stock.

      Voting Rights and Vote Required. Each Guilford stockholder is entitled to one vote for each share of Guilford common stock held on the record date with regard to the proposal to approve the issuance of shares in the merger. The affirmative vote of a majority of the total votes cast at a meeting at which a quorum is present is required to approve the issuance of shares in the merger.

      Quorum Requirements. A majority of the Guilford common stock outstanding and entitled to vote, represented in person or by proxy, constitutes a quorum for consideration of each matter at the Guilford special meeting. If a quorum is not present at the Guilford special meeting, Guilford intends to adjourn it in order to solicit additional proxies.

      Abstentions, Failures to Vote, and Broker Non-Votes. Abstentions may be specified with respect to the proposal being considered at the Guilford special meeting. A properly executed proxy marked “Abstain” will be counted as present for purposes of determining whether there is a quorum. Because the affirmative votes of a majority of the total votes cast are required to approve the issuance of shares in the merger, a proxy marked “Abstain” with respect to the question, or the failure of a Guilford stockholder to return a proxy or vote in person at the Guilford special meeting or by other permitted means, will have no effect on the outcome of the vote taken at a meeting at which a quorum is present. Absent specific instructions from the beneficial owner of shares of Guilford common stock, brokers who hold shares in street name for customers are not permitted to vote such shares with respect to the approval of the issuance of the shares in the merger. These “broker non-votes” will also be counted for the purpose of determining a quorum, but will not effect the outcome of the vote taken at the special meeting because they do not constitute votes cast at the meeting.

      The Guilford board urges you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope.

      As of the record date, Guilford directors and executive officers owned approximately            million shares of Guilford common stock, or approximately      % of the shares entitled to vote at the Guilford special meeting. It is currently expected that each director or executive officer will vote the shares of Guilford common stock beneficially owned by him for approval of the issuance of the shares in the merger.

Recommendation of the Guilford Board of Directors

      The Guilford board of directors has determined that the merger is fair to and in the best interests of Guilford and its stockholders, and therefore recommends that the Guilford stockholders vote “For” approval of the issuance of the Guilford shares as contemplated in the merger agreement.

THE GLIATECH SPECIAL MEETING

Date, Time and Place; Matters to be Considered

      We are furnishing this joint proxy statement/prospectus to stockholders of Gliatech in connection with the solicitation of proxies by Gliatech’s board of directors for use at a special meeting of Gliatech stockholders. The special meeting of Gliatech’s stockholders is scheduled to be held on           , 2000, at 9:00 a.m., local time, at the Embassy Suites Hotel — Beachwood, 3775 Park East Drive, Beachwood, Ohio. It may be adjourned or postponed to another date and/ or place for proper purposes. The purpose of the Gliatech special meeting is to consider and vote upon a proposal to adopt the Agreement and Plan of Merger among Gliatech, Guilford and a wholly-owned subsidiary of Guilford. The Gliatech stockholders also might be asked to vote upon a proposal to adjourn the Gliatech special meeting for the purpose, among others, of allowing additional time for the solicitation of additional votes to adopt the merger agreement. The Gliatech board of directors knows of no other business that will be presented for consideration at the Gliatech special meeting. If any other matters properly come before the Gliatech special meeting, the persons named in the accompanying proxy or their substitutes will vote in accordance with their best judgment on such matters. This joint proxy statement/ prospectus and accompanying proxy are being first sent to Gliatech stockholders on or about           , 2000.

Proxies

      You may vote shares either in person or by duly authorized proxy. You may use the proxy accompanying this joint proxy statement/ prospectus if you are unable to attend the Gliatech special meeting in person or if you wish to have your shares voted by proxy even if you do attend the Gliatech special meeting. You may revoke any proxy given by you in response to this solicitation at any time before the proxy is voted at the Gliatech special meeting:

•	by delivering a written notice of revocation;

•	by delivering to Gliatech a subsequently dated, properly executed proxy; or

•	by attending the Gliatech special meeting and electing to vote in person.

Your attendance at the Gliatech special meeting, by itself, will not constitute a revocation of a proxy. You should address any written notices of proxy revocation to: Gliatech Inc., 23420 Commerce Park Road, Cleveland, Ohio 44122, Attention: Corporate Secretary.

      All shares of Gliatech common stock represented by effective proxies on the accompanying form of Gliatech proxy received by Gliatech at or before the Gliatech special meeting, and not revoked before they are exercised, will be voted at the Gliatech special meeting in accordance with their terms. If no instructions are given, the Gliatech proxies will be voted “For” the adoption of the merger agreement and at the discretion of the proxies on any other matters that properly come before the Gliatech special meeting. If you do not vote, it will have the same effect as a vote “Against” the merger. The Gliatech board of directors is not aware of any other matters to be presented at the Gliatech special meeting other than matters incidental to the conduct of the Gliatech special meeting.

Solicitation of Proxies

      Guilford and Gliatech have agreed that all expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus and the registration statement of which this joint proxy statement/prospectus is a part shall be shared equally by Guilford and Gliatech. Other than these expenses, Gliatech will bear the entire cost of soliciting proxies from Gliatech stockholders. In addition to the solicitation of proxies by mail, officers, directors, employees and agents of Gliatech may solicit proxies by correspondence, telephone, telegraph, telecopy or other electronic means, or in person, but without extra compensation. Gliatech has retained Morrow & Co., Inc., a proxy solicitation firm, to assist it in the solicitation of proxies for the Gliatech special meeting at a cost of approximately $6,500, plus reimbursement of reasonable out-of-pocket expenses. Gliatech will request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of Gliatech common stock and secure their voting instructions and will reimburse their reasonable charges and expenses incurred in forwarding the proxies and proxy materials. Further solicitation of proxies may be made by telephone or in person with some Gliatech stockholders following the original solicitation. All further solicitation will be made by officers and other employees of Gliatech who will not be additionally compensated for their activities.

Record Date and Voting Rights

      Record Date. The Gliatech board of directors has fixed the close of business on           , 2000 as the record date for the determination of the Gliatech stockholders entitled to vote at the Gliatech special meeting. A complete list of stockholders entitled to vote at the meeting will be open to examination by the stockholders during regular business hours for a period of ten days before the Gliatech special meeting at the Embassy Suites Hotel — Beachwood, 3775 Park East Drive, Beachwood, Ohio. As of the record date,           shares of Gliatech common stock were outstanding and entitled to vote on the adoption of the merger agreement. On the record date, there were           record holders of Gliatech common stock.

      Voting Rights. Each Gliatech stockholder is entitled to one vote for each share of Gliatech common stock held on the record date with regard to the proposal to adopt the merger agreement and with regard to any matter that may properly come before the Gliatech special meeting.

      Quorum Requirements. A majority of the Gliatech common stock outstanding and entitled to vote, represented in person or by proxy, constitutes a quorum for consideration of each matter at the Gliatech special meeting. If a quorum is not present at the Gliatech special meeting, management will adjourn the special meeting in order to solicit additional proxies.

      Vote Required. The adoption of the merger agreement requires the affirmative vote of more than 50% of the outstanding shares of Gliatech common stock.

      Abstentions, Failures to Vote, and Broker Non-votes. Abstentions may be specified with respect to the proposal being considered at the Gliatech special meeting. A properly executed proxy marked “Abstain” will be counted as present for purposes of determining whether there is a quorum. Because the affirmative votes of a majority of the outstanding shares of the Gliatech common stock are required for the adoption of the merger agreement, a proxy marked “Abstain” with respect to the merger agreement will have the effect of a vote “Against” the adoption of the merger agreement. In addition, the failure of a Gliatech stockholder to return a proxy or vote in person at the Gliatech special meeting will have the effect of a vote “Against” the adoption of the merger agreement.

      Absent specific instructions from the beneficial owner of shares of Gliatech common stock, brokers who hold shares in street name for customers are not permitted to vote these shares with respect to the adoption of the merger agreement. Because the affirmative vote described above is required for the adoption of the merger agreement, a broker non-vote will have the effect of a vote “Against” the adoption of the merger agreement.

      Because adoption of the merger agreement requires the affirmative vote of more than 50% of the outstanding shares of Gliatech common stock at the Gliatech special meeting, abstentions and broker non-votes will have the same effect as negative votes. The failure to vote your shares also will have the same effect as a negative vote. Accordingly, the Gliatech board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

      As of the record date, Gliatech directors and executive officers owned approximately            shares of Gliatech common stock, or approximately      % of the shares entitled to vote at the Gliatech special meeting and they have entered into agreements with Gliatech in which they have agreed to vote their shares “For” adoption of the merger agreement. See “The Merger — Gliatech Stockholder Agreements” on page           for more information about these agreements.

Recommendation of the Gliatech Board of Directors

      The Gliatech board of directors has approved, adopted and declared advisable the merger agreement and the other transactions contemplated by the merger agreement. The Gliatech board of directors recommends that the Gliatech stockholders vote “For” the adoption of the merger agreement.

THE MERGER

      The following information relating to the merger is not intended to be a complete description of all the information relating to the merger but is intended to include the material terms of the merger. More detailed information is contained elsewhere in this joint proxy statement/ prospectus, including the Annexes. A copy of the merger agreement is set forth in Annex A and is incorporated by reference into this joint proxy statement/ prospectus. You are urged to read the merger agreement carefully for a complete description of the terms of the merger.

General

      The merger agreement provides that a wholly-owned subsidiary of Guilford, St. John Development Corp., will merge with and into Gliatech, and Gliatech will be the surviving corporation. As a result, Gliatech will become a wholly-owned subsidiary of Guilford. Immediately following completion of the merger:

•	former Gliatech common stockholders will collectively own approximately million shares or 37% of Guilford common stock, based on shares outstanding as of May 29, 2000; and

•	approximately million shares of Guilford common stock will be issuable upon the exercise of Gliatech options that will be converted into Guilford options at the time of the merger.

      As a result of the merger, each share of Gliatech common stock will be converted into the right to receive 1.38 shares of Guilford common stock, as described under “Terms of the Merger Agreement – Conversion of Gliatech Common Stock; Treatment of Options.” Fractional shares of Guilford common stock will not be issued in the merger. Gliatech stockholders entitled to a fractional share will be paid cash for such fractional shares, in the manner described under “Terms of the Merger Agreement – Conversion of Gliatech Common Stock; Treatment of Options.” Guilford and Gliatech expect that the merger will be completed immediately following the stockholder meetings. We anticipate that the merger will be completed in the third quarter of 2000.

Background of the Merger

      In the second half of 1999, members of Gliatech’s management recommended to Gliatech’s board of directors that it consider a variety of strategic alternatives while at the same time taking steps to enhance operations, results and business operations of Gliatech. These strategic alternatives included potential acquisitions of complementary businesses, products or technology, dispositions, strategic partnering opportunities for Gliatech’s products in development and other strategic alliances to enhance stockholder value.

      At the Gliatech board of directors meeting held on August 25, 1999, the board of directors responded to this recommendation by appointing a Development Committee consisting of Thomas O. Oesterling, Ph.D., Gliatech’s Chairman of the Board and Chief Executive Officer, Robert P. Pinkas and Ronald D. Henriksen. The Development Committee was given the authority to review and make recommendations to the board of directors with respect to development opportunities, including, without limitation, the pursuit of potential acquisitions or dispositions, strategic partnering opportunities or other strategic alternatives. In pursuing the objective to consider potential strategic alternatives, Gliatech’s management, at the direction of the Development Committee, engaged in discussions regarding potential business combinations or strategic transactions with several candidates beginning in August 1999 and ending with the execution of the definitive merger agreement with Guilford.

      The first of these discussions took place in late August 1999 with Company A, a Nasdaq-listed company engaged in the development and commercialization of proprietary human health care products. On August 26, 1999, Dr. Oesterling and Rodney E. Dausch, Gliatech’s Executive Vice President and Chief Financial Officer, engaged in general discussions with members of Company A’s management relating to a potential business combination. This initial discussion led to a further meeting on

September 15, 1999 between members of Gliatech’s management and members of Company A’s management.

      On September 30, 1999, Dr. Oesterling and a consultant of Gliatech met with a member of management of a second possible strategic partner, Company B, to discuss a potential business combination. Company B is a Nasdaq-listed company and is engaged in the development and marketing of a portfolio of products, including instruments and medical devices.

      On November 10, 1999, Dr. Oesterling, Mr. Dausch and a representative of SG Cowen met with members of management of a third possible strategic partner, Company C, and a representative of Company C’s financial advisor to discuss a potential business combination. Company C is a publicly-traded pharmaceutical company whose common stock is listed on Nasdaq.

      At the Gliatech board of directors meeting held on November 17, 1999, members of Gliatech’s management gave an extensive presentation regarding their recent discussions with Company A, Company B and Company C. At the meeting, the board of directors instructed management to continue to pursue their efforts and to apprise the board of directors of significant discussions as they occurred.

      After this November 1999 meeting, Dr. Oesterling and Mr. Dausch held a second meeting with a member of Company B’s management at Gliatech’s executive offices on November 19, 1999. During this meeting, members of management of Gliatech and a member of Company B’s management continued to pursue discussions regarding a potential business combination.

      In early November 1999, Guilford’s Chairman, President and Chief Executive Officer, Dr. Craig R. Smith, attended a conference sponsored by Prudential Securities. At the conference, representatives of Prudential Securities brought to Dr. Smith’s attention the possible strategic fit that could result from a business combination with Gliatech. Dr. Smith had had no prior contact with Gliatech. Dr. Smith and other representatives of Guilford reviewed publicly available information about Gliatech and subsequently called representatives of Prudential Securities to ask Prudential Securities to inquire of Gliatech if it would be interested in a preliminary discussion.

      On December 8, 1999, Dr. Oesterling, Mr. Dausch and a representative of SG Cowen held a second meeting with members of Company C’s management and a representative of Company C’s financial advisor to further discuss a potential business combination.

      At the Gliatech board of directors meeting held on December 16, 1999, members of Gliatech’s management updated the board of directors regarding potential strategic alternatives and ongoing discussions with possible strategic partners.

      In early January, Company A and Gliatech discussed the benefits of a merger of the two companies, but no agreement was reached with respect to price or other definitive terms. Also in early January, Company C discussed with Gliatech a transaction involving the merger of Company C and Gliatech. This discussion was also general in nature and no agreement was reached with respect to price or other definitive terms.

      On January 4, 2000, in order to better evaluate potential strategic alternatives, Gliatech formally entered into a letter agreement with SG Cowen, pursuant to which SG Cowen agreed to act as Gliatech’s exclusive financial advisor with respect to a potential transaction with either Company B or Company C.

      As a result of the contact initiated through Prudential Securities, on January 11 and 19, 2000, Dr. Smith met with Dr. Oesterling and Mr. Dausch. At these meetings, Dr. Smith introduced Guilford to the Gliatech representatives and discussed his views of the possible advantages of a strategic combination. The parties followed up the January 19 meeting with further telephonic contacts over the next several weeks.

      At the Gliatech board of directors meeting held on January 12, 2000, members of Gliatech’s management updated the board of directors regarding potential strategic alternatives and possible strategic partners. At this meeting, members of management, the board of directors and representatives of SG Cowen extensively discussed the status of discussions with Company B, Company C and Guilford.

      On February 2, 2000, Guilford and Gliatech executed a confidentiality agreement. On February 3, 2000, Guilford formally engaged Prudential Securities as its financial advisor for a possible business combination with Gliatech. On February 4 and February 7, 2000, Guilford and Gliatech exchanged confidential financial information.

      On February 10, 2000, representatives of Guilford and Prudential Securities spoke by telephone with representatives of Gliatech and SG Cowen, and, at Gliatech’s request, the Guilford representatives generally discussed terms and conditions of a potential business combination between Guilford and Gliatech, subject to due diligence and further analysis. Also on February 10, 2000, Dr. Oesterling and Mr. Dausch met with members of management of a fourth possible strategic partner, Company D, to discuss a potential business combination. Company D is a Nasdaq-listed company engaged in the research, development, manufacture and marketing of biopharmaceutical products.

      At the Guilford board of directors meeting on February 15, 2000, Dr. Smith described the contacts he had had to date with Gliatech, and the Guilford board of directors discussed the possible benefits of a combination with Gliatech.

      At the Gliatech board of directors meeting held on February 17, 2000 at which all board members other than Theodore E. Haigler, Jr. were present, members of Gliatech’s management made a presentation to the board of directors regarding the evaluation and analysis of business development opportunities and other strategic alternatives for Gliatech. Dr. Oesterling, Mr. Dausch and representatives of SG Cowen also updated the board regarding potential strategic alternatives and financing opportunities.

      On February 18, 2000, Mr. Dausch informed Dr. Smith that the Gliatech board of directors had discussed a possible combination with Guilford and had authorized management to pursue discussions further. Further discussions about the possible structure of a combination, roles of Gliatech management in a combined entity and other matters occurred by telephone among representatives of Guilford, Gliatech and their respective financial advisors through the end of February 2000.

      On March 2, 2000, Dr. Smith, Andrew R. Jordan, Guilford’s Senior Vice President and Chief Financial Officer and John P. Brennan, Guilford’s Senior Vice President, Operations, met in Cleveland with Dr. Oesterling and Mr. Dausch to discuss issues relating to a possible combination of the two companies and employee and officer status in the combined company if a business combination were to be completed.

      On March 9, 2000, Gliatech and SG Cowen amended their letter agreement. Pursuant to this amendment, SG Cowen agreed to act as Gliatech’s exclusive financial advisor with respect to a potential transaction with either Company B, Company C, Company D or Guilford.

      At a telephonic meeting of Gliatech’s board of directors held on March 10, 2000, Dr. Oesterling updated the board regarding potential strategic alternatives. Present at this meeting were Dr. Oesterling, Messrs. Pinkas, Henriksen, Haigler and Ufheil. Also present were Mr. Dausch and representatives of Jones, Day, Reavis & Pogue. During the discussion, the board of directors was apprised of the status of discussions, and the representatives of Jones Day generally discussed directors’ legal duties and responsibilities in considering potential business combinations. Also on March 10, 2000, Dr. Oesterling, Mr. Dausch, Dr. Zupon and other members of Gliatech’s management met with members of Company C’s management at Gliatech’s executive offices to further discuss a potential business combination.

      On March 10, 2000, Mr. Dausch called Mr. Jordan and informed him that the Gliatech board desired to continue discussions with Guilford and that Guilford would be informed later when due diligence could begin in Cleveland. On March 13, 2000, Mr. Dausch informed Mr. Jordan that Guilford representatives could commence due diligence in Cleveland immediately.

      From March 15, 2000 to March 17, 2000, members of Guilford’s management and representatives of Hogan & Hartson L.L.P., Prudential Securities and KPMG conducted a due diligence investigation of

Gliatech at the offices of Jones Day and Gliatech. The on-site due diligence by Guilford continued on March 20 and 21, 2000. Also on March 15, Nancy J. Linck, Ph.D., Guilford’s Vice President, Intellectual Property and a representative of Guilford’s outside intellectual property counsel, Howrey & Simon, conducted a due diligence investigation of Gliatech’s intellectual property portfolio at the offices of Gliatech’s intellectual property counsel, Pennie & Edmonds. On March 17, 2000, Dr. Linck and a representative of Howrey & Simon conducted a due diligence review of Gliatech’s intellectual property portfolio at the offices of Gliatech’s intellectual property counsel, Rockey, Milnamow & Katz.

      On March 20, 2000, Mr. Dausch, Michael A. Zupon, Ph.D., Gliatech’s Executive Vice President, Research & Development, and other members of Gliatech’s management met with Mr. Brennan and other members of Guilford’s management at Gliatech’s executive offices. At the meeting, the attendees discussed issues relating to the manufacture and sale of ADCON® and the status of Gliatech’s other pharmaceutical programs.

      On March 20, 2000, Denise Battles, Guilford’s Vice President of Corporate Quality and Louise Peltier, Guilford’s Director of Regulatory Affairs, met with members of Gliatech’s management at Gliatech’s headquarters to discuss corporate quality and regulatory issues involving Gliatech.

      At a meeting of Gliatech’s Development Committee held on March 30, 2000, Dr. Smith gave a presentation to the Development Committee and Mr. Dausch. The presentation concerned the strategic benefits of a possible business combination. Upon completion of Dr. Smith’s presentation, the Development Committee discussed the Guilford presentation. After excusing representatives of Guilford, the members of the Development Committee discussed the status of other potential strategic alternatives.

      On April 3, 2000, Dr. Smith was informed by Gliatech that formal negotiations regarding a possible combination could begin on April 13, 2000. Guilford continued due diligence meetings and calls through April 10, 2000, and during that period further discussions regarding financial terms were held between Guilford and Gliatech representatives.

      On April 6, 2000, Mr. Dausch, Dr. Zupon and other members of Gliatech’s management met with Thomas C. Seoh, Guilford’s Senior Vice President, General Counsel and Secretary, and Dana Hilt, M.D., Guilford’s Vice President, Clinical Research and Drug Metabolism, at Gliatech’s executive offices. The attendees at the meeting discussed in depth various items of follow-up due diligence. Guilford’s legal advisors and members of Guilford’s management continued to follow up on due diligence issues through the signing of the merger agreement.

      On April 6 and 7, 2000, representatives from Guilford’s Corporate Quality and Operations Departments visited Gliatech’s contract manufacturing facility in the Netherlands and met with Gliatech’s Director of Quality Systems to conduct a due diligence investigation of the facility.

      On April 11, 2000, Dr. Oesterling, Mr. Dausch, Dr. Zupon, and other members of Gliatech’s management held a second meeting with members of Company D’s management to further discuss a potential business combination.

      On April 12, 2000, Hogan & Hartson L.L.P. forwarded drafts of a merger agreement and related documents to Gliatech. On April 13, 2000, a meeting was held in Cleveland at which Dr. Smith, and other representatives of Guilford, Hogan & Hartson L.L.P. and Prudential Securities, as well as Dr. Oesterling and other representatives of Gliatech, Jones Day and SG Cowen were in attendance. Discussions were held on the strategic benefits of a combination, and at the end of that meeting, the Guilford representatives proposed a possible ratio between Gliatech and Guilford stockholders in a combined company. The proposed ratio would have resulted in Gliatech stockholders owning 30% of the combined company following the merger and Guilford stockholders owning 70% of the combined company. The Gliatech representatives indicated that the proposed possible ratio would not be acceptable to Gliatech’s board. The representatives of Hogan & Hartson L.L.P., Jones Day, Prudential Securities and SG Cowen left the meeting, although the representatives of Guilford and Gliatech met the next morning, as previously arranged, to discuss a marketing and sales plan for a combined company with a business consultant who had been retained by Guilford. Although Gliatech and Guilford elected not to pursue a transaction at the April 13 meeting, members of management of Gliatech and Guilford and representatives of SG Cowen and Prudential Securities continued to have contact throughout April and early May 2000.

      On April 20, 2000, Mr. Dausch, Dr. Zupon and another member of Gliatech’s management met with members of management of a fifth possible strategic partner, Company E, to discuss a potential business combination. Company E is a large publicly-traded company with its equity securities listed on the New York Stock Exchange that is engaged in the development, manufacture and distribution of diversified products in the health care industry.

      On May 5, 2000, representatives of Prudential Securities and SG Cowen held discussions. The SG Cowen representatives indicated that the Development Committee had authorized SG Cowen to pursue further discussions with Guilford. In addition, Messrs. Jordan and Dausch had telephonic discussions from time to time on May 8 through May 12, 2000 about a possible exchange ratio and possible transaction structure.

      On May 10, 2000, Mr. Dausch, Dr. Zupon and other members of Gliatech’s management met with members of Company D’s management at Gliatech’s executive offices to further discuss a potential business combination.

      On May 15, 2000, Michael Lang, Gliatech’s Director of Business Development, visited Guilford’s facilities to conduct a due diligence investigation of Guilford’s drug development programs.

      At the Gliatech board of directors meeting following the annual stockholders meeting held on May 16, 2000, members of Gliatech’s management updated the board of directors regarding the status of potential business combinations. Present were all the members of the board of directors, Mr. Dausch, Dr. Zupon and a representative of Jones Day, and representatives of SG Cowen were present by telephone. At the meeting, members of management and the board of directors extensively discussed a potential transaction with Guilford. The representative of Jones Day also generally discussed the legal duties and responsibilities of the Gliatech board of directors in connection with a business combination. At the conclusion of the meeting, the Gliatech board of directors authorized management to continue discussions with Guilford.

      Guilford’s board of directors also met on May 16, 2000, and at that meeting representatives of Prudential Securities presented a financial analysis of a possible transaction with Gliatech and a representative of Hogan & Hartson L.L.P. discussed possible transaction terms and legal issues. The Guilford board extensively discussed the possible transaction and authorized management to continue negotiations with Gliatech.

      As a result of discussions in April and early May and the Gliatech and Guilford board of directors meetings on May 16, 2000, Guilford and Gliatech began to negotiate definitive documents to implement a proposed merger between Gliatech and Guilford. On May 17, 2000, members of Gliatech’s management as well as its legal, financial and accounting advisors began to conduct legal, financial and accounting due diligence on Guilford. In connection with the negotiation of the definitive documents and due diligence inquiries, many conference calls and meetings took place at Gliatech’s and Guilford’s executive offices and via telephone.

      From May 17 through May 29, 2000, Dr. Oesterling and Mr. Dausch had several discussions with the members of the Development Committee regarding the status of the negotiations with Guilford.

      On May 18, 2000, representatives of Gliatech, Jones Day and SG Cowen visited Guilford’s offices in Baltimore to perform on-site due diligence. Follow-up due diligence occurred by telephone on both Guilford’s and Gliatech’s behalf on May 19, 2000.

      On May 23, 2000, representatives of Gliatech, Jones Day and SG Cowen met at the offices of Hogan & Hartson L.L.P. in Baltimore with representatives of Guilford, Hogan & Hartson L.L.P. and Prudential Securities. Negotiations occurred on that day regarding the draft merger agreement and related agreements, as well as other business issues. These negotiations continued among the parties daily through May 28, 2000.

      On May 28, 2000, the Guilford board of directors met telephonically, having been provided by Hogan & Hartson L.L.P. with current drafts of the merger agreement and related documentation and by Prudential Securities with certain financial analyses. Dr. Smith summarized the status of negotiations. A representative of Hogan & Hartson L.L.P. reviewed the merger documentation with the board of directors and discussed legal issues. Representatives of Prudential Securities described the financial analysis performed by that firm with respect to the possible combination with Gliatech at a proposed 1.38 to 1 exchange ratio and delivered the oral opinion of Prudential Securities, later confirmed in writing, that as of that date the proposed exchange ratio was fair to Guilford from a financial point of view. Following discussion, the Guilford board of directors then unanimously concluded that the merger was in the best interests of Guilford’s stockholders and unanimously approved the proposed merger agreement and related documentation, the issuance of Guilford shares in the merger, authorized Guilford’s officers to complete the merger agreement and related documentation and execute the same, and recommended approval of the issuance of Guilford shares in the merger by the Guilford stockholders.

      On May 29, 2000, the Gliatech board of directors held a telephonic meeting to review with Gliatech’s management and representatives of Jones Day and SG Cowen the status of the negotiations and the proposed terms and conditions of the merger agreement. During this meeting, representatives of Jones Day reviewed the legal duties and responsibilities of the Gliatech board of directors in connection with the proposed transaction. In addition, representatives of Jones Day reviewed the material non-financial terms and conditions to the merger agreement. SG Cowen reviewed its financial analysis of the exchange ratio and delivered to the Gliatech board of directors an opinion to the effect that, as of that date and based upon and subject to the matters described in its opinion, the exchange ratio was fair, from a financial point of view, to the stockholders of Gliatech. In addition, members of management discussed the severance and retention arrangements for employees of Gliatech. Following a thorough discussion, the Gliatech board of directors by unanimous vote of all members present and constituting a quorum (with William A. Clarke not present) approved, adopted and declared advisable the merger agreement and the other transactions contemplated by the merger agreement to the stockholders of Gliatech and recommended adoption of the merger agreement by the stockholders of Gliatech.

      On the evening of May 29, 2000, the merger agreement, the stockholder agreements and related documents were executed. The execution of the merger agreement was announced on the morning of May 30, 2000 by issuance of a joint press release by Guilford and Gliatech.

Guilford’s Reasons for the Merger

      At a meeting held on May 28, 2000, the Guilford board of directors unanimously determined that the merger is fair to and in the best interests of Guilford and its stockholders, approved the merger and the transactions contemplated by the merger agreement and unanimously resolved to recommend to Guilford stockholders approval of the issuance of Guilford shares in the merger. In reaching these conclusions, the Guilford board of directors considered the advice it had received at that meeting and prior meetings from its financial advisors, legal counsel and members of Guilford management with regard to financial, legal, regulatory, accounting and business matters related to the merger. The Guilford board of directors also considered a number of factors that weighed both in favor of and against recommending approval of the merger, including the following, which are all of the material factors the Guilford board considered:

Factors Weighing in Favor of the Merger

•	Product Portfolio. The strategic fit between the two companies in technology platforms and products is particularly strong. Gliatech’s ADCON® family of products, product candidates and its discovery and development programs for drugs to treat central nervous system disorders will fit well with Guilford’s neurological and biopolymer product programs, and the combined company will have three marketed products and ten product candidates in development that are complementary. The combined company’s product and product candidate portfolio is as follows:

           Biopolymer Platform

The combined company’s portfolio will include three marketed biopolymer products and six biopolymer products in various stages of development.

           Commercial Platform:

—	ADCON®-L Gel — a polymer gel approved for the inhibition of post-surgical scarring and adhesions following lumbar spine surgery. ADCON®-L is currently available in the U.S. and 28 international markets and is the only product to receive FDA market clearance for this use.

—	GLIADEL® Wafer — a site-specific biopolymer-based chemotherapeutic approved to treat recurrent glioblastoma multiforme — a common form of malignant brain cancer. Since its approval by the FDA in 1996, GLIADEL® Wafer has received marketing authorizations in 21 countries. GLIADEL® Wafer is currently marketed by Aventis S.A., Guilford’s corporate partner, except in Scandinavia, where it is marketed by Orion Pharma Corporation.

—	ADCON®-T/N Gel — a polymer gel approved for the inhibition of post-surgical scarring and adhesions following tendon and peripheral nerve surgery. ADCON®-T/N Gel is currently available in 28 international markets, excluding the United States.

           Development Platform:

—	GLIADEL® Wafer — for first line therapy of glioblastoma multiforme. A Phase III clinical trial is expected to be completed this summer.

—	ADCON®-P Liquid — a biopolymer liquid to inhibit post-surgical scarring following pelvic and gynecological surgeries. ADCON®-P is currently in pivotal trials.

—	ADCON®-A Liquid — a biopolymer liquid to inhibit post-surgical scarring following abdominal and colorectal surgeries. ADCON®-A has completed patient enrollment in a pilot study and is expected to enter pivotal trials this year.

—	PACLIMERTM Microspheres — a proprietary, site-specific biopolymer formulation of paclitaxel intended for the treatment of ovarian cancer. PACLIMERTM Microspheres is currently in Phase I clinical development.

—	ADCON®-I Gel (using ADCON®-L Gel) — to inhibit adhesions following breast augmentation and reconstructive surgery. ADCON®-I has recently completed enrollment in a pilot clinical trial.

—	Lidomer™ Microspheres — a controlled release biopolymer formulation of lidocaine, an analgesic agent that is currently used to provide local pain relief. Lidomer™ Microspheres is currently in late-stage pre-clinical development.

           Neurological Platform

In addition to its biopolymer platform, the combined company will have four neurological products in various stages of development. Products in the company’s neuroscience development pipeline will include:

           Development Platform:

—	PERCEPTIN™ — a selective histamine H3 receptor antagonist being investigated as a novel treatment for Attention Deficit Hyperactivity Disorder. Phase I studies have been completed and enrollment in a Phase II trial has begun.

—	Neuroimmunophilin ligands — novel small molecules that are being investigated for the promotion of nerve growth and repair. Guilford’s development partner, Amgen, has recently completed Phase I studies with “NIL-A,” the lead compound, and Guilford anticipates that Phase II development for Parkinson’s disease will begin this year.

—	GPI-15715 — a novel pro-drug of propofol, currently the world’s best selling general anesthetic. GPI-15715 is a water soluble pro-drug of propofol that may avoid some of the side effects associated with propofol. GPI-15715 is currently in late stage pre-clinical development.

—	GPI-5693 — a small molecule NAALADase inhibitor to treat neuropathic pain associated with diabetic peripheral neuropathy. Clinical development is scheduled to begin later this year.

           Research Programs:

—	PARP Inhibitors — compounds to inhibit cell damage and death in acute and chronic neurodegenerative disorders including stroke, spinal cord trauma, Parkinson’s disease and inflammation.

—	Serine Racemase — compounds to inhibit cell damage and death in acute and chronic neurodegenerative disorders including stroke, spinal cord trauma, Parkinson’s disease and inflammation.

—	Inflammation-producing glial cells — compounds to slow or inhibit progression of Alzheimer’s disease.

—	H3 Agonists — compounds to treat anxiety and insomnia.

—	Glycine Transporters — potential treatment for schizophrenia.

—	Properdin — a monoclonal antibody that may be useful in treating inflammatory disease.

•	Critical Mass. The combined company’s greater critical mass will allow for significant benefits, including the ability to:

—	offer a greater array of biopolymer-based products for surgeons and novel potential treatments for neurological diseases;

—	take advantage of greater marketing and manufacturing capacity to increase revenue growth from product sales;

—	draw upon the extensive expertise and knowledge of the combined company’s operating personnel;

—	achieve greater operating efficiencies through operational synergies and elimination of redundancies in personnel and facilities;

—	take advantage of new opportunities to expand marketing, sales, manufacturing, process chemistry and clinical development capabilities that neither company could pursue as effectively on its own; and

—	take advantage of the greater market capitalization of the combined company to attract greater research analyst coverage and possibly broader institutional and retail share ownership, thereby enhancing liquidity for all stockholders and enhancing the access to capital.

•	Terms of Merger Agreement. The financial and legal terms of the merger agreement, including an exchange ratio that provides certainty as to the total number of Guilford shares issuable in the merger, the tax-free nature of the transaction for federal income tax purposes, the advantages of pooling of interests accounting treatment and the provisions of the merger agreement intended to protect Guilford’s interests in the event an alternative offer for Gliatech is made by a third party.

•	Financial Analysis. Presentations by Prudential Securities Incorporated and management of Guilford at the Guilford board meetings on May 16 and May 28, 2000 relating to projections of the combined company’s future financial performance over the next five years, based upon internal projections prepared by Gliatech and Guilford management.

•	Opinion of Financial Advisor. The financial analysis prepared by Prudential Securities Incorporated and presented at Guilford board meetings on May 16 and May 28, 2000, and the opinion rendered by Prudential Securities Incorporated on May 28, 2000, as to the fairness of the exchange ratio to Guilford from a financial point of view.

Countervailing Factors

      The Guilford board of directors also considered the following countervailing factors in its deliberations concerning the merger:

•	The possible impact on the combined company of FDA issues arising out of the FDA inspection of Gliatech and possible future FDA actions, as well as product liability and other lawsuits, relating to Gliatech’s ADCON®-L product, as further described above under “Risk Factors.”

•	The fact that the merger consideration is in the form of a fixed exchange ratio between Guilford’s and Gliatech’s stocks means that a decline in Gliatech’s stock price relative to Guilford’s could have a negative effect on Guilford because there will be no corresponding downward adjustment in the number of shares Gliatech stockholders will receive to reflect the decreased market value of Gliatech (or increased market value of Guilford).

•	Uncertainty regarding stockholders’, employees’ and corporate partners’ reactions to the merger.

•	Possible difficulties integrating and retaining the two companies’ management and employees, and the potentially negative effects from seeking to relocate some Gliatech employees from Ohio to Maryland.

•	The possibility that anticipated cost savings and operational synergies will not be achieved as planned, which could have a material adverse effect on the combined company’s ability to achieve its future earnings goals.

•	The distraction of Guilford management from day-to-day operations as a result of the merger, at a time when key negotiations regarding possible corporate partnerships and a new emphasis on higher efficiency in product development programs are underway at Guilford.

•	Substantial estimated direct and indirect costs associated with the merger, including personnel retention and severance costs, financial advisory, legal, accounting, printing and other fees, facility closure and lease termination costs, particularly relating to Gliatech’s existing and new headquarters facilities in Ohio, personnel relocation expenses and other integration costs.

      In view of the variety of factors considered in connection with its evaluation of the merger, the Guilford board of directors did not quantify or otherwise assign relative weights to the factors considered in reaching its conclusions. In addition, individual members of the Guilford board of directors may have given different weights to different factors. However, on an overall basis, the Guilford board of directors concluded that the factors favoring the merger outweigh the countervailing factors.

Recommendation of the Guilford Board of Directors

      The Guilford board unanimously found the merger and the merger agreement, and the issuance of Guilford stock to Gliatech stockholders in the merger, to be fair to and in the best interests of Guilford and its stockholders and recommends that Guilford stockholders vote “for” approval of the issuance of Guilford shares in the merger.

Opinion of Guilford Financial Advisor

      On May 28, 2000, Prudential Securities Incorporated delivered its oral opinion to the board of directors of Guilford, which opinion was confirmed in writing as of that date, to the effect that, as of such date, the exchange ratio was fair, from a financial point of view, to Guilford (the “Prudential Securities Opinion”). Prudential Securities presented the financial analysis and assumptions underlying its oral opinion at the meeting of the board of directors of Guilford on May 28, 2000.

      In requesting the Prudential Securities Opinion, the Guilford board of directors did not give any special instructions to Prudential Securities or impose any limitation upon the scope of the investigation that Prudential Securities used to deliver the Prudential Securities Opinion. A copy of the Prudential Securities Opinion, which sets forth the assumptions made, all material matters considered and limits on the review undertaken, is attached to this proxy statement as Annex B and is incorporated herein by reference. The summary of the Prudential Securities Opinion set forth below is qualified in its entirety by reference to the full text of the Prudential Securities Opinion. Guilford stockholders are urged to read the Prudential Securities Opinion in its entirety.

      The Prudential Securities Opinion is addressed to the board of directors of Guilford, and is directed only to the fairness of the exchange ratio to Guilford as of May 28, 2000 from a financial point of view. It does not constitute a recommendation to any stockholder as to how such stockholder should vote at the meeting or as to any other action such stockholder should take regarding the merger.

      In conducting its analysis and arriving at the Prudential Securities Opinion, Prudential Securities reviewed such information and considered such financial data and other factors as Prudential Securities deemed relevant under the circumstances, including the following:

•	a draft, dated May 25, 2000, of the merger agreement;

•	publicly-available historical financial and operating data for Guilford, including, but not limited to:

(a)	Guilford’s annual report on form 10-K for the fiscal year ended December 31, 1999;

(b)	Guilford’s quarterly report on form 10-Q for the quarter ended March 31, 2000;

(c)	Guilford’s proxy statement for the annual meeting of stockholders held on May 16, 2000;

•	information relating to Guilford, including internal financial statements and other financial and operating data concerning Guilford, including financial forecasts for future fiscal years, prepared by the management of Guilford;

•	publicly available historical financial and operating data for Gliatech, including, but not limited to:

(a)	Gliatech’s annual report on form 10-K for the fiscal year ended December 31, 1999;

(b)	Gliatech’s quarterly report on form 10-Q for the quarter ended March 31, 2000;

(c)	Gliatech’s proxy statement for the annual meeting of stockholders held on May 16, 2000.

•	information relating to Gliatech, including internal financial statements and other financial and operating data concerning Gliatech, including financial forecasts for future fiscal years, prepared by the management of Gliatech;

•	historical stock prices and trading volumes of Guilford common stock and Gliatech common stock;

•	publicly-available financial, operating and stock market data concerning several companies engaged in businesses Prudential Securities deemed reasonably similar to that of Guilford and Gliatech;

•	the financial terms of several recent transactions Prudential Securities deemed relevant to its inquiry; and

•	such other financial studies, analyses and investigations as Prudential Securities deemed relevant to its inquiry.

      Prudential Securities assumed, with Guilford’s consent, that the draft of the merger agreement that Prudential Securities reviewed (as referred to above) would substantially conform in all material respects to the merger agreement when in final form and that the merger would be completed on the terms described in the merger agreement without any waiver of any material terms or conditions.

      Prudential Securities discussed with the senior management of Guilford and Gliatech: (1) the prospects for their respective businesses; (2) the financial impact of the merger on the respective companies; and (3) such other matters as Prudential Securities deemed relevant.

      In connection with its review and analysis and in the preparation of the Prudential Securities Opinion, Prudential Securities relied upon the accuracy and completeness of the financial and other information publicly-available or otherwise provided to Prudential Securities by Guilford and Gliatech and did not undertake any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Guilford or Gliatech. With respect to certain financial forecasts provided to Prudential Securities by Guilford or Gliatech, Prudential Securities assumed that such information, and the assumptions and bases therefor, represented each respective management’s best then available estimate as to the future financial performance of Guilford and Gliatech, respectively, and that each of Guilford and Gliatech would perform in accordance with such projections. Prudential Securities assumes no responsibility for and expresses no view as to such forecasts and the assumptions under which they were prepared. For the purposes of the Prudential Securities Opinion, Prudential Securities assumed the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the transaction contemplated by the merger agreement will be completed as described in the merger agreement and in this document.

      The Prudential Securities Opinion is based on economic, financial and market conditions as they existed on May 28, 2000 and can only be evaluated as of that date. Prudential Securities assumes no responsibility to update or revise the Prudential Securities Opinion based upon events or circumstances occurring after such date.

      The Prudential Securities Opinion, including Prudential Securities’ presentation of such opinion to the Guilford board of directors, was one of the many factors that the board of directors took into consideration in making its determination to recommend approval of the merger agreement. Consequently, Prudential Securities’ analyses described below should not be viewed as determinative of the opinion of the Guilford board of directors. The exchange ratio was determined through arm’s length negotiations between Guilford and Gliatech and was approved by the Guilford board of directors.

      The Prudential Securities Opinion does not address nor should it be construed to address the relative merits of the merger or alternative business strategies that may be available to Guilford. In addition, the Prudential Securities Opinion does not in any manner address the prices at which Guilford common stock will trade following completion of the merger.

      In arriving at the Prudential Securities Opinion, Prudential Securities performed a variety of financial analyses, including those summarized herein. The summary set forth below of the analyses presented to the Guilford board of directors at the May 28, 2000 meeting does not purport to be a complete description of the analyses performed. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstance. Therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. Prudential Securities believes that its analyses must be considered as a whole and selecting portions thereof or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the Prudential Securities Opinion. Prudential Securities made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Guilford. Any estimates contained in Prudential Securities’ analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the values of businesses and securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Subject to the foregoing, the following is a summary of the material financial analyses, which include all of the material factors considered by Prudential Securities in its financial analyses, presented by Prudential Securities to the Guilford board of directors on May 28, 2000 in connection with the delivery of the Prudential Securities Opinion.

      Precedent Transactions Analysis. Prudential Securities analyzed the consideration paid in 15 recent merger and acquisition transactions that Prudential Securities deemed to be reasonably similar to the merger, and considered (1) the multiple of the acquired entity’s enterprise value (defined as equity value plus total debt, minus cash and cash equivalents) to the acquired entity’s latest twelve months’ revenue and the multiple of the acquired entity’s equity value (defined as the price paid per share in the transaction multiplied by the diluted number of shares outstanding) to the acquired entity’s tangible book value; and (2) the applicable premiums paid over the acquired entity’s public stock trading prices one day, one week and four weeks prior to the announcement of each transaction, all based on publicly available information for such transactions. Prudential Securities selected these transactions based on its knowledge of Guilford’s and Gliatech’s financial and operating characteristics, the financial terms of the merger, familiarity with and experience in the industries in which Guilford and Gliatech operate and its review and assessment of the publicly-available financial terms of recent acquisition transactions. Prudential Securities did not identify any reasonably similar transactions that were excluded from its analysis. The transactions considered were the combinations of:

•	Biomatrix, Inc. and Genzyme Biosurgery;

•	The Liposome Company Inc. and Elan Corp plc;

•	Roberts Pharmaceutical Corporation and Shire Pharmaceuticals Group plc;

•	Allelix Biopharmaceuticals Inc. and NPS Pharmaceuticals, Inc.;

•	LeukoSite, Inc. and Millennium Pharmaceuticals, Inc.;

•	U.S. Bioscience, Inc. and MedImmune, Inc.;

•	SIBIA Neurosciences, Inc. and Merck & Co., Inc.;

•	NeXstar Pharmaceuticals, Inc. and Gilead Sciences, Inc.;

•	SEQUUS Pharmaceuticals, Inc. and ALZA Corporation;

•	TheraTech, Inc. and Watson Pharmaceuticals, Inc.;

•	Penederm Incorporated and Mylan Laboratories, Inc.;

•	Virus Research Institute, Inc. and T Cell Sciences, Inc.;

•	Neurex Corporation and Elan Corporation plc;

•	Somatogen, Inc. and Baxter International Inc.; and

•	Sequana Therapeutics, Inc. and Arris Pharmaceuticals Corp.

      The precedent transactions used in this analysis were found to imply for the acquired entity enterprise values within a range of 5.3x to 16.8x latest twelve months’ revenue and equity values within a range of 3.5x to 34.4x tangible book value. Applying such multiples to Gliatech’s operating results for the twelve months ended March 31, 2000 resulted in implied ranges for the exchange ratio of 0.792 to 4.366.

      The precedent transactions used in this analysis were found to imply for the acquired entity a premium within a range of 7.8% to 91.7%, 28.9% to 128.9% and 23.4% to 169.6% for the one day, one week and four week periods prior to the announcements, respectively. Applying such premiums to Gliatech’s diluted market capitalization (defined as diluted shares outstanding multiplied by Gliatech’s closing stock price on May 25, 2000) resulted in implied ranges for the exchange ratio of 1.221 to 2.339.

      Publicly-Traded Product Companies Analysis. Prudential Securities employed an analysis of publicly-traded “product” companies considered by Prudential Securities to be reasonably similar to Gliatech to establish a range of implied exchange ratios. Prudential Securities selected these companies, as well as those used in the publicly-traded biomaterial companies analysis summarized below, based on its knowledge of Gliatech’s financial and operating characteristics, its familiarity with and experience in the industries in which Gliatech operates and its review and assessment of publicly available financial data for such companies. Prudential Securities did not identify any such companies that were excluded from its analysis. Prudential Securities analyzed publicly-available historical financial results, including multiples of current enterprise value to revenue for the twelve months ended March 31, 2000 and total assets as of March 31, 2000, and multiples of current equity value (defined as the closing stock price on May 25, 2000 multiplied by basic shares outstanding) to the tangible book value as of March 31, 2000 of certain publicly-traded product companies. The publicly-traded product companies used in the analysis included:

•	Bio-Technology General Corp;

•	Cephalon, Inc.;

•	Connetics Corporation;

•	CryoLife, Inc.;

•	GelTex Pharmaceuticals, Inc.;

•	Guilford Pharmaceuticals Inc.;

•	Kos Pharmaceuticals, Inc.; and

•	PathoGenesis Corporation.

      Based on the May 25, 2000 closing stock prices, the product companies were found to have current enterprise values within a range of 2.9x to 13.3x latest twelve months revenues and within a range of 1.5x to 10.4x total assets, and current equity values within a range of 2.6x to 9.7x tangible book value. Applying such multiples to Gliatech’s latest twelve months’ revenues, total assets and tangible book value, resulted in implied ranges for the exchange ratio of 0.481 to 2.052.

      Publicly-Traded Biomaterials Companies Analysis. Prudential Securities employed an analysis of publicly-traded biomaterials companies considered by Prudential Securities to be reasonably similar to Gliatech to establish a range of implied exchange ratios. Prudential Securities analyzed publicly-available historical financial results, including multiples of current enterprise value to latest twelve months’ revenue and total assets and multiples of current equity value to the tangible book value of certain publicly-traded biomaterials companies. The publicly-traded biomaterials companies used in this analysis included:

•	Advanced Tissue Sciences, Inc.;

•	Anika Therapeutics, Inc.;

•	Biomatrix, Inc.;

•	Integra LifeSciences Corporation;

•	LifeCell Corporation; and

•	Lifecore Biomedical, Inc.

      Based on the May 25, 2000 closing stock prices, the biomaterials companies were found to have current enterprise values within a range of 2.0x to 5.8x latest twelve months’ revenues and within a range of 1.0x to 4.3x total assets, and current equity values within a range of 3.2x to 9.3x tangible book value. Applying such multiples to Gliatech’s latest twelve months’ revenues, total assets and tangible book value, resulted in implied ranges for the exchange ratio of 0.428 to 1.206.

      None of the acquired entities or the publicly-traded companies in the above Precedent Transactions Analysis, Publicly-Traded Product Companies Analysis, or Publicly-Traded Biomaterials Companies Analysis is identical to Gliatech, and none of the transactions is identical to the merger. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the acquired entities and the publicly-traded companies, and other factors that could affect the public trading value and consideration paid for each of the acquired entities and the publicly-traded companies, respectively, as well as that of Guilford.

      Contribution Analysis. Prudential Securities examined Guilford’s and Gliatech’s relative contributions to projected calendar 2000 and 2001 revenue, operating income and pre-tax income for the combined company, and compared these results to the percentage of post-merger Guilford common stock that the respective current Guilford stockholders and Gliatech stockholders would hold. In performing such analysis, Prudential Securities relied upon projected stand-alone financial data provided by Guilford management for Guilford and by Gliatech management, as adjusted by Guilford management, for Gliatech. The projections in the Contribution Analysis were calculated based on pure contribution on a stand-alone basis and did not include synergies or transaction costs related to the merger. Prudential Securities observed that for projected calendar 2000 and 2001, Guilford would contribute 38.3% and 61.8% of the combined company’s pro forma revenues, respectively, and for projected calendar 2001, Guilford would contribute 18.8% of the combined company’s pro forma operating income and 44.6% of the combined company’s pro forma pre-tax income. An analysis of operating income and pre-tax income is not meaningful for calendar year 2000 because Guilford is projected to have negative operating income and pre-tax income for this period.

      Prudential Securities also examined Guilford’s and Gliatech’s projected relative contributions to total assets and tangible book value of the combined company at December 31, 2000 and 2001. Guilford would contribute 77.6% and 76.5% of the combined company’s pro forma total assets and 79.1% and 77.3% of the combined company’s pro forma tangible book value at the end of 2000 and 2001, respectively.

      Based on the average closing stock prices for the five trading days ended May 22, 2000, of Guilford and Gliatech and the exchange ratio of 1.38, Guilford and Gliatech stockholders are estimated to hold 63% and 37%, respectively, in the combined company on a diluted, treasury stock basis.

      The Guilford board of directors selected Prudential Securities to provide a fairness opinion because it is a nationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with merger and acquisition transactions and because it has substantial experience in transactions similar to the merger. Pursuant to an engagement letter with Prudential Securities dated February 3, 2000, Prudential Securities will receive a fee payable upon completion of the merger equal to 1.25% of the total consideration (as defined in the engagement letter) to be paid by Guilford. Guilford has agreed to reimburse all Prudential Securities’ reasonable out-of-pocket expenses, including fees and disbursements of counsel, and will indemnify Prudential Securities and certain related persons against certain liabilities, including liabilities under securities laws, arising out of the merger or its engagement.

      In the past, Vector Securities International, Inc., now a unit of Prudential Securities, has provided financial and advisory services to Guilford and Gliatech and has received customary fees for such services. Prudential Securities also provides equity research coverage of Guilford and Gliatech. In the ordinary course of business, Prudential Securities may actively trade the shares of Guilford common stock and Gliatech common stock for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Reasons of Gliatech for Agreeing to the Merger with Guilford

      At a meeting held on May 29, 2000, the Gliatech board of directors, by unanimous vote of all members present and constituting a quorum (with William A. Clarke not present), approved, adopted and declared advisable the merger agreement and the other transactions contemplated by the merger agreement to the stockholders of Gliatech and recommended adoption of the merger agreement by the stockholders of Gliatech. In arriving at its decision to approve, adopt and declare advisable the merger agreement and to recommend its adoption to the Gliatech stockholders, the Gliatech board of directors gave careful consideration to the following factors, among others:

Factors Weighing in Favor of the Merger

•	the impact that the merger would have on the combined company’s capabilities in biopolymer development and the development for novel drugs for the treatment of central nervous system disorders;

•	the impact of the merger on the combined company’s commercial platform, with three marketed biopolymer products for the surgical marketplace;

•	the impact of the merger on the combined company’s research and development efforts, creating a broad and well-diversified pipeline of product candidates in clinical development;

•	the impact of the merger on the combined company’s ability to expand its marketing and sales efforts, manufacturing capacity, process chemistry and small-scale pharmaceutical production, clinical development capacity, and ability to in-license other surgical products;

•	based on the closing prices of Guilford’s common stock and Gliatech’s common stock as of May 23, 2000, the merger consideration represents an approximately 29% premium over Gliatech’s common stock and upon completion of the merger, Gliatech stockholders will own approximately 37% of the combined company;

•	the merger consideration consists of shares of Guilford common stock, thus giving Gliatech stockholders more potential for upside compared to merger consideration consisting of cash;

•	the strategic alternatives available to Gliatech, including potential business combinations with other entities;

•	information concerning the business, assets, liabilities, capital structure, financial performance and condition and prospects of Gliatech and Guilford;

•	historical and forecasted financial information relating to Gliatech and Guilford, the results of Gliatech’s due diligence investigation of Guilford and other information exchanges with Guilford;

•	the views of Gliatech’s management regarding the proposed merger and the anticipated economic and operational benefits to be achieved through the application of economies of scale and the anticipated synergies resulting from the proposed merger;

•	the consistency of the strategies that Gliatech and Guilford were pursuing;

•	the impact that the merger would be expected to have on the combined company’s balance sheet, earnings and cash flow;

•	the merger exchange ratio and the current and historical market prices for Gliatech and Guilford common stock;

•	the proposed arrangements with members of management and other officers of Gliatech;

•	the addition of three Gliatech nominees to the Guilford board of directors;

•	the financial presentation and opinion of SG Cowen Securities Corporation to the Gliatech board of directors to the effect that, on the date of its opinion and based upon and subject to the various considerations set forth in its opinion, the ratio for the exchange of shares of Gliatech common stock for shares of Guilford common stock to be effected in the merger was fair, from a financial point of view, to the holders of common stock of Gliatech (see “– Opinion of Gliatech Financial Advisor”);

•	the terms and structure of the transaction and the terms and conditions of the merger agreement;

•	the fact that the merger agreement would permit Gliatech to terminate the merger agreement, upon payment of a termination fee to Guilford, if, prior to stockholder approval of the proposed merger, Gliatech receives an unsolicited acquisition proposal that its board of directors determines, in good faith (based upon the advice of its financial advisor and outside counsel), would, if completed, result in a transaction that is more favorable to Gliatech’s stockholders (with respect to financial terms and, if applicable, strategic benefit) and Guilford does not make an offer that Gliatech’s board of directors determines, in good faith after consultation with its outside counsel and financial advisors, is at least as favorable to the Gliatech stockholders;

•	the ability to complete the merger as a tax free reorganization for federal income tax purposes except for tax payable on cash received by Gliatech stockholders for fractional shares; and

•	the ability to treat the merger for accounting purposes as a pooling of interests.

Countervailing Factors

      The Gliatech board of directors also considered a number of countervailing factors in its deliberations concerning the merger, including:

•	the potential disruption of Gliatech’s business that might result from the announcement of the proposed merger;

•	the risks associated with the fixed exchange ratio of Guilford shares as contemplated by the terms of the merger agreement;

•	the risk that some key employees of Gliatech would depart;

•	the possible difficulties of integrating the operations, management and corporate cultures of Guilford and Gliatech; and

•	the risk that the merger would not be completed.

      The foregoing discussion of the information and factors considered by the Gliatech board of directors in approving, adopting and declaring advisable the merger agreement is not meant to be exclusive, but includes the material factors considered by the Gliatech board of directors in reaching its decision. In light of the wide variety of factors considered in its evaluation of the merger and the complexity of these matters, the Gliatech board of directors did not attempt to quantify, rank or otherwise assign relative weights to these factors. The Gliatech board of directors conducted an overall analysis of the factors described above, including discussion with Gliatech’s management and legal, financial and accounting advisors. In considering the factors described above, individual members of the Gliatech board of directors may have given different weight to different factors. The Gliatech board of directors considered all of these factors as a whole and considered the factors overall to be favorable to, and to support, its determination.

Recommendation of the Gliatech Board of Directors

      The Gliatech board of directors has approved, adopted and declared advisable the merger agreement and the other transactions contemplated by the merger agreement, and recommends that the Gliatech stockholders vote “For” the adoption of the merger agreement.

Opinion of Gliatech Financial Advisor

      Pursuant to an engagement letter dated January 4, 2000 and amended on March 9, 2000, Gliatech retained SG Cowen Securities Corporation to render an opinion to the Gliatech board of directors as to the fairness, from a financial point of view, to the holders of Gliatech common stock, of the exchange ratio, as defined below, pursuant to the terms of the merger agreement.

      As more specifically set forth in the merger agreement, and subject to the terms, conditions and adjustments set forth in the merger agreement, a wholly-owned subsidiary of Guilford will be merged with and into Gliatech and each share of common stock of Gliatech will be converted into 1.38 shares of Guilford’s common stock, the exchange ratio.

      On May 29, 2000, SG Cowen delivered a written summary of its written analyses and its oral opinion to the Gliatech board of directors, subsequently confirmed in writing as of the same date, to the effect that, and subject to the various assumptions set forth therein, as of May 29, 2000, the exchange ratio to be received pursuant to the merger agreement was fair, from a financial point of view, to the holders of common stock of Gliatech. The full text of the written opinion of SG Cowen, dated May 29, 2000, is attached as Annex C and is incorporated by reference. Holders of Gliatech common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by SG Cowen. The summary of the written opinion of SG Cowen set forth herein discloses all material factors that SG Cowen considered and is qualified in its entirety by reference to the full text of the opinion. SG Cowen’s analyses and opinion were prepared for and addressed to the Gliatech board of directors and are directed only to the fairness, from a financial point of view, of the exchange ratio, and do not constitute an opinion as to the merits of the merger or a recommendation to any stockholder as to how to vote on the proposed merger. The exchange ratio to be received in the merger was determined through negotiations between Gliatech and Guilford and not pursuant to recommendations of SG Cowen.

      In arriving at its opinion, SG Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	a draft of the merger agreement dated May 26, 2000;

•	publicly available information for Gliatech, including its annual report filed on form 10-K for the year ended December 31, 1999, and its quarterly report filed on form 10-Q for the quarter ended March 31, 2000 and other relevant financial and operating data furnished to SG Cowen by the management of Gliatech;

•	publicly available information for Guilford, including its annual report filed on form 10-K for the year ended December 31, 1999, and its quarterly report filed on form 10-Q for the quarter ended March 31, 2000 and other relevant financial and operating data furnished to SG Cowen by the management of Guilford;

•	applicable internal financial analyses, financial forecasts, reports and other information concerning Gliatech and Guilford that were prepared by the respective managements, or the Forecasts;

•	First Call consensus estimates, or the First Call Estimates, and financial projections published in Wall Street analyst reports, or the Wall Street Projections, for each of Gliatech and Guilford;

•	discussions SG Cowen had with members of the management of both Gliatech and Guilford concerning the historical and current business operations, financial conditions and prospects of Gliatech and Guilford and such other matters it deemed relevant;

•	the reported price and trading histories of the shares of the common stock of Gliatech and Guilford as compared to the reported price and trading histories of publicly traded companies SG Cowen deemed relevant and which are listed below in the summary of the financial analysis of SG Cowen;

•	financial terms of the merger as compared to the financial terms of selected business combinations SG Cowen deemed relevant and which are listed below in the summary of the financial analysis of SG Cowen;

•	based on the Forecasts, the cash flows generated by Gliatech and Guilford on a stand-alone basis to determine the present value of the discounted cash flows;

•	pro forma financial effects, excluding goodwill, of the merger on an accretion/dilution basis; and

•	other information, financial studies, analyses and investigations and other factors that SG Cowen deemed relevant for the purposes of its opinion.

      In conducting its review and arriving at its opinion, SG Cowen, with Gliatech’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Gliatech and Guilford or which was publicly available. SG Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, this information. In addition, SG Cowen did not conduct any physical inspection of the properties or facilities of Gliatech or Guilford. SG Cowen further relied upon the assurance of management of Gliatech that they were unaware of any facts that would make the information provided to SG Cowen incomplete or misleading in any respect. SG Cowen assumed, with Gliatech’s consent, that the Forecasts provided to SG Cowen were reasonably prepared by the management personnel of Gliatech and Guilford and reflected the best available estimates and good faith judgments of such management personnel as to the future performance of Gliatech and Guilford. Management of Gliatech confirmed to SG Cowen, and SG Cowen assumed, with Gliatech’s consent, that each of the Forecasts, the First Call Estimates and the Wall Street Projections with respect to Gliatech and Guilford provided a reasonable basis for its opinion.

      SG Cowen did not make, or obtain, any independent evaluations, valuations or appraisals of the assets or liabilities of Gliatech or Guilford, nor was SG Cowen furnished with these materials. SG Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by SG Cowen on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, SG Cowen does not have any obligation to update, revise or reaffirm its opinion and SG Cowen expressly disclaims any responsibility to do so.

      In rendering its opinion, SG Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the completion of the merger will be satisfied without waiver thereof. SG Cowen assumed that the final form of the merger agreement would be substantially similar to the last draft received by SG Cowen prior to rendering its opinion. SG Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger. Gliatech informed SG Cowen, and SG Cowen assumed, that the merger (a) will be recorded as a pooling-of-interests under generally accepted accounting principles and (b) will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

      SG Cowen’s opinion does not imply any conclusion as to the likely trading range for the Guilford common stock following completion of the merger or otherwise, which may vary depending on numerous factors that generally influence the price of securities. SG Cowen’s opinion is limited to the fairness, from a financial point of view, of the exchange ratio received in the merger. SG Cowen expresses no opinion as to the underlying business reasons that may support the decision of the Gliatech board of directors to approve, or Gliatech’s decision to complete, the merger.

      The following is a summary of the principal financial analyses performed by SG Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create an incomplete view of the financial analyses. SG Cowen performed procedures, including each of the financial analyses described below, and reviewed with the management of Gliatech the assumptions on which these analyses were based and other factors, including the historical and projected financial results of Gliatech and Guilford. No limitations were imposed by the Gliatech board of directors with respect to the investigations made or procedures followed by SG Cowen in rendering its opinion.

      Analysis of Selected Publicly Traded Comparable Companies for Gliatech. To provide contextual data and comparative market information, SG Cowen compared selected historical operating and financial data and ratios for Gliatech to the corresponding financial data and ratios of companies listed below (these companies referred to in this discussion as the Selected Gliatech Comparable Companies) whose securities are publicly traded and which SG Cowen believes have operating, market valuation and trading valuations similar to what might be expected of Gliatech. These companies were:

•	Advance Tissue Sciences, Inc.;

•	Anika Therapeutics, Inc.;

•	CollaGenex Pharmaceuticals, Inc.;

•	Integra Lifesciences Holdings Corporation;

•	Interpore International, Inc.;

•	Lifecell Corporation;

•	Organogenesis Inc.; and

•	Ortec International, Inc.

      The data and ratios included the market capitalization of common stock plus total debt less cash and equivalents, or the Enterprise Value, of the Selected Gliatech Comparable Companies as multiples of latest reported twelve-month, or LTM, revenues, estimated 2000 revenues, projected 2001 revenues, and the market capitalization of common stock, or equity value, of the Selected Gliatech Comparable Companies as a multiple of the book value of common stockholders’ equity. SG Cowen also examined the ratios of the current share prices of the Selected Gliatech Comparable Companies to the LTM earnings per share, or EPS, estimated 2000 calendar year EPS and projected 2001 calendar year EPS, in each case, using First Call Estimates, for the Selected Gliatech Comparable Companies. SG Cowen used closing stock prices as of May 23, 2000.

      The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LTM revenues, estimated 2000 revenues, projected 2001 revenues, and the ratio of equity value to book value.

Selected Gliatech
Comparable Company Multiples
Multiples Implied by
	Low	Mean	Median	High	Exchange Ratio

Enterprise Value as a ratio of:

LTM Revenues	2.20x	4.67x	4.57x	7.52x	7.46x

2000E Revenues	1.93x	5.33x	2.66x	14.08x	5.15x

2001P Revenues	1.50x	3.85x	2.04x	9.82x	3.70x

Equity Value as a ratio of:

Book Value	2.9x	8.5x	6.8x	23.9x	8.1x

      The following table presents the ratio of current price to projected 2001 calendar year EPS. The ratios are not meaningful for the prior periods.

	Selected Gliatech Comparable				Multiples Implied by
	Company Multiples				Exchange Ratio

Fully Taxed
	Low	Mean	Median	High	Forecasts

Current Price as a ratio of:

CY 2001P EPS	20.0x	28.6x	26.5x	37.5x	44.9x

      Although the Selected Gliatech Comparable Companies were used for comparison purposes, none of those companies is directly comparable to Gliatech. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Gliatech Comparable Companies and other factors that could affect the public trading value of the Selected Gliatech Comparable Companies or Gliatech, to which they are being compared.

      Analysis of Certain Transactions. SG Cowen reviewed the financial terms, to the extent publicly available, of 20 transactions involving the acquisition of companies in the biotechnology industry (these transactions referred to in this discussion as the Biotechnology Industry Transactions) announced since January 1, 1999, which SG Cowen believed to be similar in one or more respects to the merger. These transactions were (listed as acquiror/target):

•	Warner-Lambert Company/ Agouron Pharmaceuticals, Inc.;

•	Gilead Sciences, Inc./ NeXstar Pharmaceuticals, Inc.;

•	Becton Dickinson and Company/ Clontech Laboratories, Inc.;

•	Corixa Corp./ Ribi ImmunoChem Research, Inc.;

•	Invitrogen Corp./ NOVEX;

•	Pharmacia & Upjohn, Inc./ Sugen, Inc.;

•	Johnson & Johnson/ Centocor, Inc.;

•	Biovail Corporation/ Fuisz Technologies Ltd.;

•	Celltech Group plc/ Chiroscience Group plc;

•	Affymetrix, Inc./ Genetic MicroSystems, Inc.;

•	Schering AG/ Diatide Inc.;

•	MedImmune, Inc./ US Biosciences, Inc.;

•	E.I. du Pont de Nemours and Company/ CombiChem, Inc.;

•	Millennium Pharmaceuticals, Inc./ LeukoSite, Inc.;

•	Celltech Chiroscience plc/ Medeva plc;

•	Baxter International Inc./ North American Vaccine, Inc.;

•	King Pharmaceuticals, Inc./ Medco Research, Inc.;

•	Invitrogen Corp./ Research Genetics, Inc.;

•	PE Biosystems/ Third Wave Technologies, Inc.; and

•	Elan Corporation, plc/ The Liposome Company, Inc.

      SG Cowen reviewed the Enterprise Value paid in the Biotechnology Industry Transactions as a multiple of LTM revenues, earnings before interest expense, income taxes, depreciation, and amortization, or EBITDA, and earnings before interest expense and income taxes, or EBIT, and also examined the multiples of equity value paid in the Biotechnology Industry Transactions to book value and LTM earnings.

      The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LTM revenues, EBIT and EBITDA, and the ratio of equity value to book value and LTM earnings. The information in the table is based on the closing stock prices of Guilford common stock on May 23, 2000.

Multiples for Biotechnology Industry
	Transactions				Multiples
Implied by
	Low	Mean	Median	High	Exchange Ratio

Enterprise Value as a ratio of:

LTM Revenue	2.39x	10.98x	6.89x	35.33x	7.46x

LTM EBIT	7.0x	27.1x	29.4x	48.9x	NM

LTM EBITDA	5.9x	25.2x	23.7x	41.6x	NM

Equity Value as a ratio of:

Book Value	2.3x	13.6x	8.7x	38.9x	8.1x

LTM Earnings	30.1x	32.1x	32.1x	39.7x	NM

      Although the Biotechnology Industry Transactions were used for comparison purposes, none of those transactions is directly comparable to the transaction involving Gliatech and Guilford, and none of the companies in those transactions is directly comparable to Gliatech or Guilford. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of these companies or Gliatech, to which they are being compared.

      Discounted Cash Flow Analysis for Gliatech. SG Cowen estimated a range of values for Gliatech’s common stock based upon the discounted present value of the projected after-tax cash flows of Gliatech described in the Forecasts provided by management of Gliatech for five and a half fiscal years from June 30, 2000 through December 31, 2005, and of the terminal value of Gliatech at December 31, 2005, based upon multiples of revenue. After-tax cash flow was calculated by taking projected EBIT and subtracting from this amount projected taxes, capital expenditures, changes in working capital and changes in other assets and liabilities and adding back projected depreciation and amortization. This analysis was based upon assumptions described by, projections supplied by and discussions held with the management of Gliatech. In performing this analysis, SG Cowen utilized discount rates ranging from 25.0% to 35.0%, which were selected based on the estimated industry weighted average cost of capital. SG Cowen utilized terminal multiples of revenue ranging from 2.5 times to 4.5 times, these multiples representing the general range of multiples of revenue for the Selected Gliatech Comparable Companies.

      Utilizing this methodology, the per share equity value of Gliatech ranged from $15.44 to $34.30 per share. Based on Guilford’s stock price on May 23, 2000, the equity value of Gliatech implied by the exchange ratio is $21.56 per share.

      Analysis of Premiums Paid in Selected Transactions. SG Cowen reviewed the premium of the offer price over the trading prices one trading day and four weeks prior to the announcement date of the 20 Biotechnology Industry Transactions.

      The following table presents the premium of the offer prices over the trading prices one day and four weeks prior to the announcement date for the Biotechnology Industry Transactions, and the premiums implied for Gliatech, based on the exchange ratio to be received in the merger pursuant to the merger agreement. The information in the table is based on the closing stock prices of Guilford and Gliatech stock on May 23, 2000.

	Premiums Paid for
	Biotechnology Industry
	Transactions
			Premiums Implied by
	Median	Mean	Exchange Ratio

Premiums Paid to Stock Price:

One day prior to announcement	23.1%	27.5%	28.7%

Four weeks prior to announcement	26.8%	39.0%	29.7%

      Historical Exchange Ratio Analysis. SG Cowen analyzed the ratios of the closing prices of the Gliatech common stock to those of Guilford common stock over various periods ending May 23, 2000. The table below illustrates the ratios for those periods.

Exchange Ratios

Latest twelve-month average	1.124

Latest six-month average	0.860

Latest one-month average	0.963

Gliatech exchange ratio	1.380

      Stock Trading History. To provide contextual data and comparative market data, SG Cowen reviewed the historical market prices of Gliatech common stock for the twelve-month period from May 21, 1999 to May 23, 2000. SG Cowen noted that over the indicated periods the high and low prices for shares of Gliatech were $27.69 and $7.75 for the twelve-month period. The closing price on May 23, 2000 was $16.75.

      SG Cowen also reviewed the historical market prices of Guilford common stock for the twelve-month period from May 21, 1999 to May 23, 2000. SG Cowen noted that over the indicated periods the high and low prices for shares of Guilford common stock were $38.25 and $9.75 for the twelve-month period. The closing price on May 23, 2000 was $15.63.

      Pro Forma Ownership Analysis. SG Cowen analyzed the pro forma ownership in the combined company and noted that holders of Gliatech’s common stock would own approximately 37% of the combined company.

      Analysis of Selected Publicly Traded Comparable Companies for Guilford. To provide contextual data and comparative market information, SG Cowen also compared selected historical operating and financial data and ratios for Guilford to the corresponding financial data and ratios of companies listed below, (these companies referred to in this discussion as the Selected Guilford Comparable Companies) whose securities are publicly traded and which SG Cowen believes have operating, market valuation and trading valuations similar to what might be expected of Guilford. These companies were:

•	Ariad Pharmaceuticals, Inc.;

•	Avigen, Inc.;

•	Axys Pharmaceuticals, Inc.;

•	Collateral Therapeutics, Inc.;

•	Diacrin, Inc.;

•	Genzyme Molecular Oncology;

•	Geron Corporation;

•	Microcide Pharmaceuticals, Inc.;

•	NeoRx Corporation;

•	Neurocrine Biosciences, Inc.;

•	Repligen Corporation; and

•	Xenova Group plc.

      The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LTM revenues, estimated 2000 revenues, projected 2001 revenues, and the ratio of equity value to book value. The information in the table is based on closing stock prices as of May 23, 2000.

Selected Guilford
Comparable Company Multiples

	Low	Mean	Median	High	Multiples for Guilford

Enterprise Value as a ratio of:

LTM Revenues	4.80x	31.06x	27.15x	59.78x	10.99x

2000E Revenues	4.58x	17.24x	12.97x	41.73x	11.98x

2001P Revenues	3.82x	14.38x	12.23x	33.85x	3.60x

Equity Value as a ratio of:

Book Value	2.2x	7.7x	5.4x	22.6x	2.6x

      The following table presents the Enterprise Values for Guilford and the Selected Guilford Comparable Companies. The information in the table is based on closing stock prices on May 23, 2000.

	Enterprise Values of Selected
	Guilford Comparable Companies
					Enterprise Value for
(US$ in millions)	Low	Mean	Median	High	Guilford

Enterprise Value:	$64.4	$219.6	$182.1	$406.8	$241.3

      Although the Selected Guilford Comparable Companies were used for comparison purposes, none of those companies is directly comparable to Guilford. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Guilford Comparable Companies and other factors that could affect the public trading value of the Selected Guilford Comparable Companies or Guilford to which they are being compared.

      Discounted Cash Flow Analysis for Guilford. SG Cowen estimated a range of values for Guilford’s common stock based upon the discounted present value of the projected after-tax cash flows of Guilford described in the Forecasts provided by management of Guilford for five and a half fiscal years from June 30, 2000 through December 31, 2005, and of the terminal value of Guilford at December 31, 2005, based upon multiples of revenue. After-tax cash flow was calculated by taking projected EBIT and subtracting from this amount projected taxes, capital expenditures, changes in working capital and changes in other assets and liabilities and adding back projected depreciation and amortization. This analysis was based upon assumptions described by, projections supplied by and discussions held with the management of Guilford. In performing this analysis, SG Cowen utilized discount rates ranging from 25.0% to 35.0%, which were selected based on the estimated industry weighted average cost of capital. SG Cowen utilized terminal multiples of revenue ranging from 7.5 times to 9.5 times, these multiples representing the general range of multiples of revenue for selected mid-sized profitable biotechnology companies.

      Utilizing this methodology, the per share equity value of Guilford ranged from $16.26 to $26.08 per share. Guilford’s closing price per share on May 23, 2000 was $15.63.

      The summary set forth above describes all material analysis performed by SG Cowen but does not purport to be a complete description of all the analyses performed by SG Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. SG Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, SG Cowen believes, and has advised the Gliatech board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, SG Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Gliatech and Guilford. These analyses performed by SG Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, these analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. Future results may be materially different from those projected. The analyses supplied by SG Cowen and its opinion were among several factors taken into consideration by the Gliatech board of directors in making its decision to enter into the agreement and should not be considered as determinative of this decision.

      SG Cowen was selected by the Gliatech board of directors to render an opinion to the Gliatech board of directors because SG Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. SG Cowen is providing financial services for Gliatech for which it will receive customary fees. In addition, in the ordinary course of its business, SG Cowen and its affiliates may trade the equity securities of Gliatech and Guilford for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in these securities. SG Cowen and its affiliates in the ordinary course of business have from time to time provided investment banking services to Gliatech, including serving as an underwriter on equity offerings, and have received fees for the rendering of these services.

      Pursuant to the SG Cowen engagement letter, if the transaction is completed, SG Cowen will be entitled to receive a transaction fee of approximately $2 million. Gliatech has also agreed to pay a fee of $500,000 to SG Cowen for rendering its opinion, which shall be credited against any transaction fee paid. Additionally, Gliatech has agreed to reimburse SG Cowen for its out-of-pocket expenses, including attorneys’ fees, and has agreed to indemnify SG Cowen against some liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with SG Cowen, which are customary in transactions of this nature, were negotiated at arm’s length between Gliatech and SG Cowen, and the Gliatech board of directors was aware of the arrangement, including the fact that $1.5 million of the total fee payable to SG Cowen is contingent upon the completion of the merger.

No Dissenters’ Rights

      Guilford and Gliatech are Delaware corporations. Neither the Guilford nor the Gliatech stockholders have dissenters’ rights of appraisal under Delaware corporation law.

Accounting for the Merger under the Pooling of Interests Method

      Guilford and Gliatech intend to account for the merger using the pooling of interests method of accounting. Under this accounting treatment, upon completion of the merger, the assets and liabilities of Gliatech would be added to those of Guilford at their recorded book values and the stockholders’ equity accounts at Guilford and Gliatech would be combined on Guilford’s consolidated balance sheet. On a pooling of interests accounting basis, Guilford will retroactively restate its financial statements issued after completion of the merger to reflect the consolidated combined financial position and results of operations of Guilford and Gliatech as if the merger had taken place as of the beginning of the earliest period covered by such financial statements.

      As part of the merger, Guilford will assume all outstanding options to purchase shares of Gliatech common stock. At July 31, 2000, there were 1,382,113 Gliatech stock options outstanding. Each Gliatech stock option will continue to be subject to the same terms but each Gliatech optionholder will be entitled to receive, upon exercise, a number of whole shares of Guilford common stock equal to the number of whole shares of Gliatech stock which could be purchased immediately prior to the effective time multiplied by the exchange ratio of 1.38. Accordingly, there will be approximately 1,907,316 shares of Guilford common stock issuable under these Gliatech options. The exercise price per share for each option will be divided by 1.38.

      As a result of change in control provisions set forth in Gliatech stock option plans, approximately 292,000 Gliatech stock options, convertible into approximately 403,000 Guilford stock options, will vest upon the closing of the merger, assuming the merger closes in September 2000. Guilford will not record any compensation expense as a result of the accelerated vesting of the Gliatech stock options, because the vesting of the options occurred in accordance with the original terms of the stock option award.

      Guilford’s obligation to complete the merger is conditioned on the receipt of favorable letters from the independent public accountants of each of Guilford and Gliatech to the effect that each of the independent public accountants concurs with its client’s management’s conclusions that no conditions exist with respect to its client that would preclude either company from accounting for the merger as a pooling of interests in conformity with generally accepted accounting principles as described in Accounting Principles Board Opinion No. 16, various interpretations thereof and the applicable rules and regulations of the SEC.

Restrictions on Resales by Gliatech and Guilford Affiliates

      All shares of Guilford common stock that will be distributed to stockholders of Gliatech in the merger will be freely transferable, except for the restrictions on transfer imposed by the federal securities laws on “affiliates” of Gliatech and the restrictions imposed by pooling of interests accounting rules. Shares of Guilford common stock received by persons who are deemed to be affiliates of Gliatech may be resold by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Gliatech generally include executive officers and directors of Gliatech. Each person identified by Gliatech as an “affiliate” of Gliatech has signed a written agreement to the effect that such persons will not sell or dispose of any of the shares of Guilford common stock issued to him in the merger unless the sale or disposition has been registered under the Securities Act of 1933, complies with Rule 145 or, in the opinion of legal counsel, is otherwise exempt from the registration requirements under the Securities Act of 1933.

      In addition, SEC guidelines regarding qualifying for the pooling of interests method of accounting also generally require that affiliates of the acquiring company and acquired company may not take action to reduce the risk in their shares, including through sales, during the period surrounding the merger. These guidelines indicate that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates if these persons do not dispose of any of the shares of the corporation they own or any shares of the corporation they receive in connection with a merger during the period beginning 30 days prior to the effective time of the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published. Gliatech has delivered to Guilford the written agreements of its identified affiliates to the effect that each person will not dispose of any Guilford common stock or Gliatech common stock during the pooling restricted period.

      Notwithstanding the delivery of these agreements, stock held by persons who are deemed by Guilford to be affiliates of either party, and Guilford stock to be received in the merger by persons who are deemed by Guilford to be affiliates of Gliatech, shall be subject to restrictive legends and/or “stop transfer” restrictions during the pooling restricted period, and these persons will not be permitted to sell, dispose of, or effect transfers in their shares until the pooling restricted period has expired.

Material Federal Income Tax Consequences

      The following discussion is a summary of the material United States federal income tax consequences of the merger to a stockholder of Gliatech holding shares of Gliatech common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code at the effective time of the merger. No ruling has been or will be sought from the IRS concerning the tax consequences of the merger. Gliatech stockholders are urged to consult their tax advisors regarding the tax consequences of the merger to them, including the effects of United States federal, state, local, foreign and other tax laws.

      Tax Consequences of the Merger. The obligation of Guilford to complete the merger is subject to the condition, which may be waived, that Guilford receive a legal opinion from Hogan & Hartson L.L.P. to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of Gliatech to complete the merger is subject to the condition, which may be waived, that Gliatech receive a legal opinion from Jones, Day, Reavis & Pogue to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, subject to the assumptions, limitations, qualifications and other considerations described below under “- Considerations with Respect to Discussion and Opinions.” Under such treatment, each of Hogan & Hartson L.L.P. and Jones, Day, Reavis & Pogue will opine that

•	Gliatech and Guilford will not recognize any gain or loss;

•	no gain or loss will be recognized by a Gliatech stockholder as a result of the receipt solely of shares of Guilford common stock pursuant to the merger, except to the extent of any cash received in lieu of fractional shares of Guilford common stock;

•	a Gliatech stockholder who receives cash in lieu of a fractional share of Guilford common stock will be treated as if the stockholder received the fractional share and then sold the share back to Guilford. The stockholder will in general recognize gain or loss on the sale of the fractional share equal to the difference between (a) the amount of cash received for the fractional share and (b) the stockholder’s tax basis in the fractional share;

•	a Gliatech stockholder’s aggregate tax basis in the Guilford common stock received pursuant to the merger will initially be (a) equal to the stockholder’s aggregate tax basis in the Gliatech common stock immediately prior to the merger (b) reduced by the amount of basis allocable to the fractional share, as described above; and

•	a Gliatech stockholder’s holding period for Guilford common stock received in exchange for Gliatech common stock pursuant to the merger will include the holding periods of the Gliatech common stock.

      Gliatech stockholders must retain records and file a statement setting forth facts pertinent to the merger with their United States federal income tax returns, including a statement of the cost or other basis of their Gliatech common stock transferred pursuant to the merger and a statement in full of the amount of stock and other property or money received in the merger.

      Considerations with Respect to Discussion and Opinions. The tax opinions of Hogan & Hartson L.L.P. and Jones, Day, Reavis & Pogue and the foregoing summary of the U.S. federal income tax consequences of the merger are and will be subject to the following assumptions, limitations and qualifications:

The discussion and opinions address only the material United States federal income tax consequences of the merger. They do not address any state, local or foreign tax consequences of the merger.

The discussion and opinions do not address all aspects of federal income taxation that may be relevant to particular stockholders of Gliatech in light of their personal circumstances or to stockholders of Gliatech subject to special treatment under the Internal Revenue Code, including, without limitation, financial institutions or trusts; tax-exempt entities; insurance companies; traders that mark to market; dealers in securities or foreign currencies; stockholders who received their Gliatech stock through an exercise of employee stock options or otherwise as compensation; stockholders who are foreign corporations, foreign partnerships or other foreign entities, or individuals who are not citizens or residents of the United States; and stockholders who hold Gliatech stock as part of a hedge, straddle or conversion transaction.

The discussion and opinions do not address tax consequences that arise from rules that apply generally to all taxpayers from the ownership of Guilford common stock, the tax consequences assumed to be generally known by investors, or the tax consequences to holders of stock options or restricted stock.

The discussion and opinions are based on relevant provisions of the Internal Revenue Code, United States Treasury regulations and administrative rulings and judicial decisions, all in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect, and which are subject to differing interpretations. Neither Hogan & Hartson L.L.P. nor Jones, Day, Reavis & Pogue assumes an obligation to advise Guilford, Gliatech or the Gliatech stockholders of such changes.

The discussion and opinions assume that the merger agreement and each of the other documents executed or finalized in connection with the merger have not been and will not be amended prior to the effective time of the merger.

The discussion and opinions assume that following the merger, Guilford will not cause Gliatech to issue additional shares of its stock that would result in Guilford losing control of Gliatech for purposes of the Internal Revenue Code.

The discussion and opinions assume that the representations contained in tax certification letters addressed to each of Hogan & Hartson L.L.P. and Jones, Day, Reavis & Pogue from each of Guilford and Gliatech are accurate at all material times without regard to any knowledge qualifier. The representations contained in the tax certification letters are statements of fact material to the determination as to whether the merger meets the statutory and judicial requirements for a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Representations relevant to the statutory requirements for a reorganization include statements by Guilford, Gliatech, or both, as appropriate, that the merger will be effected pursuant to state law; that Guilford will be in control of St. John Development Corp. immediately before the merger; that Gliatech will hold substantially all of its assets and substantially all of St. John Development Corp.’s assets immediately after the merger; that former Gliatech shareholders will have exchanged, for voting stock of Guilford, an amount of stock of Gliatech that constitutes control of Gliatech; that the payment of cash in lieu of fractional Guilford shares is solely for convenience and does not represent separately bargained-for consideration; and that Guilford will be in control of Gliatech after the merger. Representations relevant to the judicial requirements for a reorganization include statements by Guilford, Gliatech, or both, as appropriate, that the merger has a business purpose; that after the merger Gliatech will continue its historic business or use a significant portion of its historic assets in a business; that the total cash consideration paid to Gliatech shareholders will not exceed 1% of the total merger consideration; and that after the effective time and in connection with the merger, neither Guilford nor any person related to Guilford for purposes of the United States Treasury regulations will purchase or otherwise acquire any shares of its common stock other than through purchases or other acquisitions permitted by Internal Revenue Service rulings.

      Opinions of counsel are not binding on the IRS and do not preclude the IRS from adopting a contrary position. In addition, if any of the representations or assumptions are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

      Unless you comply with certain reporting and/or certification procedures or are an exempt recipient under applicable provision of the Internal Revenue Code and Treasury regulations, cash payments in exchange for your Gliatech common shares in the merger may be subject to “backup withholding” at a rate of 31 percent for federal income tax purposes. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against the holder’s federal income tax liability, provided the required information is furnished to the IRS.

      This discussion is only a general summary of the material federal income tax consequences of the merger. The tax consequences of the merger to you may be different from those summarized above, based on your individual situation. Accordingly, Gliatech stockholders are strongly urged to consult with their tax advisors with respect to the particular United States federal, state, local or foreign and other applicable tax laws and the effect of any proposed changes in the tax laws or other tax consequences of the merger to them.

Procedures for Exchange of Stock Certificates

      Guilford has appointed American Stock Transfer and Trust Co. as exchange agent in connection with the merger. Promptly after the time the merger becomes effective, Guilford will deposit with American Stock Transfer, in trust for the benefit of former Gliatech stockholders, certificates representing shares of Guilford common stock to be issued, any cash, dividends, or distributions, and the cash to be paid instead of fractional shares under the terms of the merger agreement.

      Promptly after the merger is consummated, American Stock Transfer will send to each former stockholder of Gliatech a letter and instructions for exchanging the stockholder’s Gliatech stock certificates for the stock certificates of Guilford. After the merger becomes effective, shares of the Gliatech common stock will represent only the right to receive:

•	certificates representing shares of Guilford common stock into which the stockholder’s shares of Gliatech common stock are exchanged; and

•	a check for any fractional share interests and any dividends or distributions as described under “The Merger Agreement — Conversion of Gliatech Common Stock; Treatment of Options.”

      The Guilford common stock certificates and any checks will be delivered to each former Gliatech common stockholder on receipt by American Stock Transfer of certificates representing the stockholder’s shares of Gliatech common stock, along with a properly completed letter transmitting the certificates. If any of the certificates of Gliatech common stock have been lost, stolen or destroyed, the stockholder must deliver a bond reasonably satisfactory to Guilford and American Stock Transfer. No interest will be paid on any cash to be paid instead of fractional shares.

      You should not send in your certificates representing Gliatech common stock until you receive instructions from American Stock Transfer.

      None of Guilford, Gliatech or American Stock Transfer will be liable to any former Gliatech stockholder for any shares or cash delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

      Until their outstanding certificates representing Gliatech common stock are surrendered, former stockholders of Gliatech will not receive any dividends payable to Guilford stockholders for any period after the merger becomes effective. When Gliatech stockholders surrender their certificates formerly representing Gliatech common stock, the certificates will be canceled and exchanged for certificates of Guilford common stock and cash representing fractional shares. In addition, when Guilford stock certificates are issued to former common stockholders of Gliatech, any dividend declared by Guilford with a record date for common stockholders entitled to receive the dividend on or after the merger becomes effective and a date of payment prior to the date the Gliatech certificates are surrendered will be paid promptly to the former common stockholders. No interest will be paid on these dividends.

      American Stock Transfer may deduct any amounts required to be withheld under federal, state, local or foreign income tax laws from any shares of common stock or cash payments made to a former Gliatech stockholder. For federal income tax purposes, former Gliatech stockholders will be treated as having received any amounts withheld by American Stock Transfer.

Interests of Gliatech Officers, Directors and Some Employees in the Merger

      In considering the recommendation of the Gliatech board of directors with respect to the merger agreement, Gliatech stockholders should be aware that a number of officers, directors and some employees of Gliatech, such as those described below, have interests in the merger that are in addition to, or different from, the interests of stockholders of Gliatech generally. The Gliatech board of directors was aware of these interests and considered them along with other matters in recommending that Gliatech stockholders vote to adopt the merger agreement.

      Guilford Board of Directors. Three members of Gliatech’s board of directors acceptable to Guilford’s board of directors will join the Guilford board of directors after the effective time of the merger. Those persons who are non-employee directors of Guilford will each receive a grant of options to purchase 30,000 shares of Guilford common stock at that time pursuant to Guilford’s existing policy on director compensation. Additionally, non-employee directors will also receive annual retainers of $12,500 plus $1,500 for each meeting attended under Guilford’s standard director compensation plan.

      Employment Agreements. Immediately after the effective time of the merger, Guilford will enter into an employment letter agreement with Dr. Oesterling. Under the terms of the agreement, if Dr. Oesterling’s employment is terminated by Guilford for any reason other than cause, he will be entitled to salary continuation at his then-current base salary and benefits continuation for up to 36 months (the salary and benefits continuation would terminate if Dr. Oesterling begins other paid employment before the end of the 36-month period).

      Immediately after the effective time of the merger, Guilford will enter into employment letter agreements with other members of Gliatech’s current management, including Mr. Dausch and Dr. Zupon. Under the terms of these agreements, if the employee’s employment is terminated by Guilford for any reason other than cause, he will be entitled to salary continuation at his then-current base salary and benefits continuation for up to 12 months (the salary and benefits continuation would terminate if the executive begins other paid employment before the end of the 12-month period). These letter agreements provide for benefits substantially identical to those Guilford currently offers to similarly situated members of its management.

      In addition, all other employees of Gliatech will be provided severance benefits under Guilford’s current severance guidelines.

      Guilford Stock Options. Upon completion of the merger, each outstanding option to purchase Gliatech common stock, including options held by officers, directors, and some employees will be converted into an option to purchase a number of shares of Guilford common stock equal to the number of shares of Gliatech common stock covered by the option immediately prior to the merger multiplied by 1.38, at an exercise price per share equal to the exercise price per share of the option immediately prior to the merger divided by 1.38. The officers and directors of Gliatech held options to purchase  shares of Gliatech common stock as of           , 2000.

      Change in Control Severance Agreements. Immediately after the effective time of the merger, Guilford will enter into a change in control severance agreement with Dr. Oesterling. Under the terms of the agreement, if a “change in control” event occurs and Dr. Oesterling’s employment is terminated either (1) by him for “good reason” or (2) by the company surviving the “change in control” without cause, Dr. Oesterling will be entitled to receive, among other things, a lump sum amount in cash equal to three times his then-current base salary and benefits continuation for 36 months.

      Immediately after the effective time of the merger, Guilford will enter into change in control severance agreements with additional members of Gliatech’s current management. Under the terms of these agreements, if a “change in control” event occurs and the employee’s employment is terminated either (1) by him for “good reason” or (2) by the company surviving the “change in control” without cause, he will be entitled to receive, among other things, a lump sum amount in cash equal to two times his then-current base salary and benefits continuation for 24 months. These change in control severance agreements provide for benefits substantially identical to those Guilford currently offers to similarly situated members of its management.

      In the event any payment made to Dr. Oesterling or other members of Gliatech’s current management, including Dr. Zupon and Mr. Dausch, under these change in control severance agreements are subject to excise tax under Section 4999 of the Internal Revenue Code, a gross-up payment will be made to place the affected party in the same net-after-tax position as would have been the case if no excise tax were imposed.

      Retention Bonus. Gliatech has instituted a retention bonus program in connection with the merger. The retention bonus program applies to all full-time, non-temporary, employees of Gliatech, other than officers at the level of vice president or above.

      Each employee will receive a bonus of one month’s base salary upon the first to occur of (1) the completion of the merger or (2) termination of the merger agreement for any reason. If the first of these events occurs after August 15, 2000, then the merger bonus will be earned and paid in the amount of 140% of one month of the employee’s base salary. No bonus would be earned if the employee ceases to be an employee of Gliatech for any reason prior to the occurrence of either triggering event.

      In addition, employees will receive a bonus equal to 40% of such employee’s base salary earned during the employee’s applicable transition period (which may range from two to nine months), provided they have not (1) voluntarily resigned, (2) been terminated for cause, (3) died or (4) become disabled during their applicable transition period. Any employee who is terminated involuntarily prior to the end of their applicable transition period other than for cause, death or permanent disability will be eligible to receive a lump sum amount equal to the difference between total base salary for such employee’s transition period and the amount of base salary actually earned by such employee following the merger through the date of termination.

      In addition, some non-officer individuals will receive, at the end of their respective transition periods (which may range from three months up to six months), additional amounts as a supplemental retention bonus, provided they have not (1) voluntarily resigned, (2) been terminated for cause, (3) died or (4) become disabled during such transition periods. The additional supplemental retention bonuses range in amounts from $7,000 to $15,000 and would result in an aggregate payment of $85,000 in the event that all eligible individuals receive the full amount of the bonus. Instead of the bonus equal to 40% of an employee’s base salary, two employees will be entitled to receive, at the end of a nine month retention period, retention bonuses of $100,000 and $96,000, provided that they have not (1) voluntarily resigned, (2) been terminated for cause, (3) died or (4) become disabled during such nine month period.

      Accelerated Vesting of Options. The Gliatech Inc. Amended and Restated 1989 Stock Option Plan provides that, upon completion of the merger, options which are not vested immediately prior to the completion of the merger will become immediately and fully exercisable in an amount equal to (a) a number of options determined by multiplying 25% of the aggregate number of shares of common stock originally granted to each optionee under the 1989 Plan by a fraction, the denominator of which is twelve and the numerator of which is the number of months that have elapsed since the vesting date immediately preceding the completion of the merger, plus (b) a number of options determined by multiplying the total number of options that are not fully exercisable as of the date of the completion of the merger (excluding the number of options determined in (a) above) by 50%. Mr. Clarke, a member of the board of directors of Gliatech, has 11,000 options under the 1989 Plan, all of which are fully vested.

      Indemnification and Insurance. Under the merger agreement, from and after the effective time of the merger for a period of seven years, Guilford must indemnify each present and former director and officer of Gliatech to the fullest extent permitted by the Delaware General Corporation Law for all acts and omissions that occurred at or prior to the effective time of the merger arising out of their service as directors, officers or fiduciaries of any plan for the benefit of Gliatech employees.

      Guilford is also required by the merger agreement to maintain, from and after the effective time of the merger for a period of not less than seven years, directors’ and officers’ liability insurance for the benefit of Gliatech’s present and former directors and officers similar to the directors’ and officers’ liability insurance currently provided by Gliatech. In addition, from and after the effective time of the merger for a period of seven years, Guilford will maintain in effect any existing plan or agreement of Gliatech to provide fiduciary duty liability insurance policies for employees who serve or have served as fiduciaries with respect to any plan for the benefit of Gliatech employees.

Regulatory Approvals Required to Complete the Merger

Antitrust Clearance

      The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and its related rules and regulations prohibit Guilford and Gliatech from completing the merger until Guilford and Gliatech make a filing with the Antitrust Division of the Department of Justice and the Federal Trade Commission and the specified Hart-Scott-Rodino Antitrust Improvements Act waiting period requirements have been satisfied. Even after the waiting period expires or terminates, the Antitrust Division or the Federal Trade Commission may later challenge the merger on antitrust grounds. Guilford and Gliatech made the filing with the Department of Justice and the Federal Trade Commission on June 12, 2000 and were granted early termination of the waiting period on June 26, 2000.

Listing on the Nasdaq National Market

      Guilford has agreed to cause the shares of Guilford common stock issued in the merger to be approved for listing on the Nasdaq National Market.

TERMS OF THE MERGER AGREEMENT

      Although this section describes the material provisions of the merger agreement, it does not purport to describe all of its provisions. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A, and is incorporated in this document by reference. All stockholders are urged to read the entire merger agreement carefully.

Structure of the Merger

      Subject to the terms and conditions of the merger agreement and in accordance with the Delaware General Corporation Law, at the effective time of the merger, St. John Development Corp., a wholly-owned special purpose subsidiary of Guilford, will merge with and into Gliatech. Gliatech will continue its corporate existence under the laws of the State of Delaware under the name “Gliatech Inc.” as a wholly-owned subsidiary of Guilford. At the effective time of the merger, the separate corporate existence of St. John Development Corp. will terminate. The certificate of incorporation of Gliatech will be amended to read entirely like the certificate of incorporation of St. John Development Corp. The bylaws of St. John Development Corp. will be adopted as the bylaws of the surviving corporation of the merger.

Conversion of Gliatech Common Stock; Treatment of Options

      At the effective time of the merger, each share of Gliatech common stock issued and outstanding immediately prior to the effective time of the merger, other than shares held in the treasury of Gliatech, held by Guilford or held by any direct or indirect wholly-owned subsidiary of Guilford or Gliatech, will be converted into the right to receive 1.38 shares of Guilford common stock, which is the exchange ratio, as well as cash, without interest, for fractional shares.

      Each share of Gliatech common stock held in the treasury of Gliatech, held by Guilford or held by any direct or indirect wholly-owned subsidiary of Gliatech will be canceled and retired and will cease to exist at the effective time of the merger without the payment of any consideration. Each share of common stock of St. John Development Corp. issued and outstanding immediately prior to the effective time of the merger will be converted into and exchanged for one newly and validly issued, fully paid and non-assessable share of common stock of the surviving corporation of the merger.

      If, prior to the effective time of the merger, the outstanding shares of Guilford common stock or Gliatech common stock are changed into or exchangeable for a different number of shares or a different class as a result of any stock dividend or distribution, subdivision, reclassification, recapitalization, stock split (including a reverse split), merger, issuer tender or exchange offer, the nature of the consideration to be received by the holders of Gliatech common stock and the exchange ratio will be appropriately and correspondingly adjusted.

      In addition, no fractional shares of Guilford common stock will be issued in the merger. For each fractional share that would otherwise be issued, a Gliatech stockholder will receive cash in an amount equal to the fractional share multiplied by the average closing price of Guilford common stock on the Nasdaq National Market for the twenty trading days ending on the third trading day prior to the day on which the merger occurs. No interest will be paid or accrue on any cash in lieu of fractional shares payable to the holders of Gliatech common stock.

      At the effective time of the merger, each option to acquire Gliatech common stock, referred to here as the Gliatech Stock Options, granted under the Gliatech Amended and Restated 1989 Stock Option Plan, 1992 Directors Stock Option Plan, 1995 Amended and Restated Nonemployee Director Stock Option Plan and Director’s Equity Plan, that is outstanding and unexercised immediately prior to the effective time of the merger will be replaced by an option to purchase Guilford common stock. The number of shares of Guilford common stock subject to the new Guilford option will be equal to the number of shares of Gliatech common stock subject to the Gliatech Stock Option multiplied by the exchange ratio, and rounding any fractional share down to the nearest whole share. The option price per share of Guilford common stock will be equal to the exercise price per share for the Gliatech common stock subject to the Gliatech Stock Option divided by the exchange ratio, and rounding up to the nearest whole cent. Other than these changes to the number of shares and the exercise price, and the partial acceleration of vesting described further under “The Merger — Interests of Gliatech Officers, Directors and Some Employees in the Merger,” the duration and all other terms of each Guilford option will be the same as those of the prior Gliatech Stock Option. As soon as practicable after the effective time, Guilford will use its reasonable best efforts to cause the Guilford common stock subject to the substituted Guilford options to be registered under the Securities Act pursuant to a registration statement on Form S-8.

Representations and Warranties

      In the merger agreement, Guilford and Gliatech make customary representations and warranties to each other relating to, among other things:

•	organization, good standing and qualification to do business;

•	capitalization;

•	corporate authority, approval and fairness opinions related to the merger agreement;

•	government filings;

•	documents and other reports that have been or will be filed with the SEC;

•	financial statements;

•	the absence of material adverse changes since December 31, 1999;

•	litigation and liabilities;

•	employee benefit plan matters;

•	compliance with laws and required permits;

•	the applicability of state anti-takeover statutes relating to the merger;

•	environmental matters;

•	taxes;

•	labor matters;

•	intellectual property matters;

•	title to properties;

•	material contracts;

•	brokers and finders; and

•	accounting, tax and SEC matters.

Gliatech makes certain additional representations and warranties with respect to FDA matters, insurance, related party matters and other matters. St. John Development Corp. represents and warrants that it has conducted no operations prior to the signing of the merger agreement.

Covenants

      Interim Operations of Gliatech. From the date of signing the merger agreement and until the effective time of the merger, Gliatech and its subsidiaries are required to conduct their businesses in the ordinary and usual course, use reasonable best efforts to preserve their current business organizations intact, and maintain their existing relationships with customers, suppliers and others with whom they do business. In addition, Gliatech and its subsidiaries may not, without prior written consent of Guilford, take the following actions:

•	issue, sell, pledge, dispose of or encumber any of the capital stock of any subsidiary;

•	amend their certificates of incorporation or bylaws;

•	amend, modify or terminate the Gliatech Rights Plan;

•	split, combine or reclassify any outstanding shares of stock;

•	authorize, declare, set aside or pay any dividends;

•	repurchase, redeem or otherwise acquire any shares of Gliatech’s capital stock or securities convertible or exchangeable into shares of Gliatech capital stock;

•	take any action inconsistent with carrying out the merger as promptly as possible except for those actions provided for in the merger agreement;

•	issue, sell, pledge, dispose of or encumber any shares of Gliatech’s capital stock, securities convertible into capital stock, or options, warrants or other rights to acquire any capital stock other than as specifically permitted under the merger agreement for arrangements under Gliatech Stock Options and related plans;

•	transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any property or assets or take any action to incur or modify any material indebtedness or other material liability, except in the ordinary course of business;

•	make or authorize or commit for any capital expenditures in amounts of $1 million or more in the aggregate;

•	make any acquisition of, or investment in, the assets or stock of another person or entity other than a subsidiary or ordinary course investment activities;

•	terminate, establish, adopt, enter into, or make any new grants or awards under any Gliatech compensation or benefit plans or amend or modify any Gliatech compensation or benefit plans or increase the salary, wage, bonus or other compensation of any employees, except for increases for Gliatech employees in the ordinary and usual course of business limited to regular annual grants of options under Gliatech stock plans (limited to 10,000 shares), grants and payments of awards under any management incentive plans in accordance with the terms of those plans, and salary increases for employees with a rank of vice president or higher in accordance with Gliatech’s normal salary guidelines and annual salary pool not exceeding 5% in the aggregate of the employees’ aggregate current salaries, and reasonable retention arrangements with the consent of Guilford;

•	pay, discharge, settle or satisfy any claims, liabilities or obligations except in the ordinary course of business in amounts that are not material or ordinary course repayment of indebtedness or payment of contractual obligations that are due;

•	make or change any tax election, settle any material audit or file any amended tax returns;

•	enter into any agreement containing provisions or covenants limiting in any material respect the ability of Gliatech or its subsidiaries or affiliates to sell any products or services to any other persons, engage in any line of business, or compete with or obtain products or services from any person, or limiting the ability of any person to provide products or services to Gliatech or its subsidiaries or affiliates;

•	take any action that would cause any of its representations and warranties contained in the merger agreement to become untrue in any material respect; and

•	authorize or enter into an agreement to do any of the above.

      Interim Operations of Guilford. From the date of signing the merger agreement and until the effective time of the merger, Guilford and its subsidiaries may not, without prior written consent of Gliatech, take the following actions:

•	amend their certificates of incorporation or bylaws in a way that adversely affects the rights of stockholders;

•	authorize, declare or pay any dividends;

•	issue or sell any shares of Guilford’s capital stock or securities convertible into capital stock, except for issuances of stock, options and the like under Guilford’s existing employee and director stock plans, other commitments to issue shares in effect on the date of the merger agreement and corporate or strategic partnerships, acquisitions, capital-raising activities, financings and other transactions that do not exceed an aggregate of 2.3 million shares;

•	take any action that would cause any of its representations and warranties contained in the merger agreement to become untrue in any material respect; and

•	authorize or enter into an agreement to do any of the above.

      Interim Operations of St. John Development Corp. From the date of signing the merger agreement until the effective time of the merger, St. John Development Corp. may not engage in any activities except those activities provided for or contemplated by the merger agreement.

      Access to Information. The merger agreement requires that, upon reasonable notice, each party will afford the other access to its properties, books, contracts, and records that is reasonably requested. In addition, access may be denied if, in the reasonable judgment of the party to whom access is sought, it would violate any obligations respecting confidentiality of third parties, if such party has used all reasonable efforts to acquire that third party’s consent, or it would violate the attorney-client privilege of such party.

      Affiliates. Gliatech has provided to Guilford a list of names and addresses of individuals who are “affiliates” of Gliatech under the securities laws as well as letters from each of the affiliates acknowledging the restrictions on transfers of shares imposed by the federal securities laws and required to qualify the merger for pooling of interests accounting treatment.

      Expenses. Except as described below, all fees and expenses incurred in connection with the merger agreement will be paid by the party incurring the fees and expenses, except the SEC filing fee for the registration statement and the costs associated with printing and mailing this joint proxy statement/prospectus, which will be shared equally.

      Mutual Covenants. The merger agreement also contains other agreements relating to the conduct of the parties prior to the effective time, including those requiring the parties:

•	to supply information for use in the registration statement for the Guilford common stock at the time it becomes effective and this joint proxy statement/prospectus at the time it is mailed to stockholders that does not contain any untrue statement of a material fact or omit to state any material facts required to be stated therein or necessary to make the statements therein not misleading;

•	cause stockholder meetings to be called as soon as practicable after the date of the merger agreement, include in the joint proxy statement/prospectus their board of directors’ recommendation in favor of the adoption of the merger agreement and the issuance of the shares in the merger, and use their best efforts to obtain the necessary vote to adopt the merger agreement or approve the share issuance (subject to the right of each board of directors to withdraw, amend or modify its recommendation if required under applicable law);

•	mail this joint proxy statement/prospectus to stockholders promptly after effectiveness of the registration statement;

•	cooperate with the other and use their reasonable best efforts to take all actions necessary or advisable to complete the merger, including giving all required notices to third parties and obtaining all required third party and governmental consents, provided that Guilford is not required at any time to sell, hold separate, or agree to sell or discontinue or limit, or consent to the foregoing, any of its assets, businesses, or interests in any assets, businesses of Guilford, Gliatech or their affiliates, or agree to any changes or restrictions that would be reasonably expected to materially and adversely impact the economic or business benefits to Guilford from the merger;

•	act reasonably and promptly in allowing the other to review in advance the information supplied by the other appearing in any filings or submitted to any third parties or governmental entities in connection with the merger;

•	not take any actions that would disqualify the merger as a “pooling of interests” or a tax free reorganization and use reasonable best efforts to cure any impediment to such qualification;

•	to consult with one another before issuing, and provide each other a meaningful opportunity to review, comment upon, and concur with, any press release or public statement regarding the merger, except as required by applicable law, court process or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation system; and

•	take all actions necessary to promptly meet the requirements of the Hart-Scott-Rodino Act.

      Employee Benefits. In addition to the treatment of Gliatech stock options described above under “— Conversion of Gliatech Common Stock; Treatment of Options,” Guilford will provide additional specific benefits to employees of Gliatech. Following the effective time of the merger, Guilford will cause Gliatech to continue to employ each Gliatech employee who is employed at that time for at least a two month “transition period” (longer in the case of some employees), maintain salaries at current rates, honor existing in force severance and similar arrangements and provide employee benefits under Guilford plans to Gliatech employees (crediting them for past service with Gliatech). In addition, Gliatech employees (other than officers at the Vice President level or above) will be paid special “transition bonuses” of at least 40% of base salary during the “transition periods,” and Gliatech will pay each such employee a retention bonus of one month’s base salary for remaining with Gliatech through the earlier of the closing or termination of the merger (140% of one month’s base salary if closing occurs after August 15, 2000).

      Officers at the level of Vice President and above are receiving employee benefit arrangements described above under “The Merger — Interests of Gliatech Officers, Directors and Some Employees in the Merger.”

      Indemnification; Directors and Officers Insurance. For a period of seven years from the effective time of the merger, Guilford will indemnify and hold harmless each present and former director and officer of Gliatech (when acting in such capacity or when acting as a fiduciary at the request of Gliatech under or with respect to a Gliatech compensation or benefit plan) against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, amounts paid in settlement claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, actual or threatened, whether civil, criminal, administrative or investigative, based on or arising in whole or in part out of matters existing or occurring at or prior to the effective time, including any such matters involving the transactions contemplated by the merger agreement, to the fullest extent that Gliatech would have been permitted under Delaware law and its certificate of incorporation or bylaws in effect on the date of the merger agreement to indemnify such person and to advance expenses to the fullest extent permitted under applicable law.

      Guilford will also cause to be maintained, for a period of not less than seven years from the effective time, Gliatech’s current directors’ and officers’ liability insurance policy to the extent that it provides coverage for events occurring prior to the effective time for all present and former directors and officers of Gliatech or any subsidiary thereof, so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid for that insurance prior to the date of the merger agreement (the “Maximum Premium”); provided that Guilford may, in lieu of maintaining such existing insurance, cause no less favorable coverage to be provided under any policy maintained for the benefit of the directors and officers of Guilford or a separate policy provided by the same insurer. If the existing insurance expires, is terminated or canceled by the insurer or if the annual premium therefor would exceed the Maximum Premium during such period, Guilford will obtain, if reasonably possible, in lieu thereof, such comparable directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium and on terms and conditions no less advantageous than the existing insurance. In addition, after the effective time for a period of seven years, Guilford will maintain in effect any Gliatech-paid fiduciary liability insurance policies for employees who serve or have served as fiduciaries under or with respect to any Gliatech compensation or benefit plan at the request of Guilford and with coverages and in amounts no less favorable than those policies of Gliatech in effect on the date of the merger agreement, so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid for such insurance by Gliatech prior to the date of the merger agreement.

      Rights Plan and Anti-Takeover Statutes. Gliatech will continue to take any required actions to insure that the existing Gliatech Rights Plan, and any anti-takeover laws to which the merger may be subject, will not apply to the merger.

      Board of Directors. Promptly following the effective time of the merger, Guilford will expand its board of directors by three persons, and three members of Gliatech’s board of directors who are acceptable to Guilford’s board of directors in its sole discretion will be appointed to fill the vacancies created thereby, to serve until their successors are duly elected and qualify.

Acquisition Proposals

      From the date of the merger agreement, neither Gliatech nor any of its subsidiaries will, directly or indirectly, initiate, solicit, induce or encourage or otherwise facilitate any inquiries or the making of any proposal or offer (other than the proposed merger) with respect to a merger, reorganization, share exchange, tender offer, exchange offer, consolidation, liquidation or similar transaction involving Gliatech or its subsidiaries, as the case may be, or any purchase of 10% or more of their respective assets or equity securities (any such proposal or offer an “Acquisition Proposal”). Gliatech will not, and will not permit or cause any of its subsidiaries or any of the officers and directors of it or its subsidiaries to, and shall direct and use its best efforts to cause its and its subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, initiate, solicit, induce or encourage or otherwise facilitate any inquiries with respect to or the making of any Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal.

      However, Gliatech and its board of directors may comply with SEC Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, and at any time prior to the time the merger has been approved by the Gliatech stockholders may: (a) provide information in response to a request therefor by a person who has delivered to the board of directors of Gliatech an unsolicited bona fide written Acquisition Proposal if the board of directors of Gliatech receives from the person so requesting such information an executed confidentiality agreement the terms of which are (without regard to the terms of the Acquisition Proposal) (i) no less favorable to Gliatech and (ii) no less restrictive on the person requesting such information than those contained in the confidentiality agreement entered into with Guilford in connection with the merger; or (b) engaging in negotiations or discussions with a person who has delivered to the board of directors of Gliatech an unsolicited bona fide written Acquisition Proposal; if, and only to the extent that, in each such case referred to in clause (a) or (b) above, (x) the board of directors of Gliatech determines in good faith (based on the advice of its financial advisor and outside legal counsel) that the Acquisition Proposal, if accepted, is likely to be completed and (y) the board of directors of Gliatech determines in good faith (based on advice of its financial adviser) that the Acquisition Proposal would, if completed, result in a transaction that is more favorable to Gliatech’s stockholders (with respect to financial terms and, if applicable, strategic benefit, taking into account the long-term value to stockholders of the merger consideration and the strategic nature of the proposed merger with Guilford) than the merger with Guilford (any Acquisition Proposal as to which such determinations are made will be deemed a “Superior Proposal”).

      Gliatech will as promptly as reasonably possible notify Guilford if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, Guilford or its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers and thereafter will keep Guilford informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions.

Conditions to the Merger

      The respective obligations of the parties to complete the merger are subject to certain conditions set forth in the merger agreement unless waived, including:

•	approval of the merger by the stockholders of Gliatech;

•	approval of the issuance of Guilford common stock in the merger by the stockholders of Guilford;

•	approval for listing on the Nasdaq National Market of the Guilford common stock to be issued in the merger;

•	expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	all governmental filings or consents having been made or obtained, except those not having any material adverse effect on the parties or the merger;

•	absence of any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order of any court or governmental entity prohibiting the merger; and

•	effectiveness of the registration statement of which this joint proxy/prospectus is a part.

      The obligations of Guilford to complete the merger are also subject to the fulfillment, on or before the effective time of the merger, of the following additional conditions:

•	the representations and warranties of Gliatech being true when made and true as of the closing date in all material respects;

•	no event, change or effect having occurred that has or is reasonably likely to have a material adverse effect on the business, condition or results of operations of Gliatech;

•	the performance by Gliatech in all material respects of all obligations required to be performed by it;

•	receipt by Guilford of an opinion from its counsel, Hogan & Hartson L.L.P., to the effect that the merger will qualify as a tax free reorganization for federal income tax purposes;

•	receipt by Guilford of letters from all affiliates of Gliatech acknowledging restrictions on transfers of shares; and

•	delivery of letters from each of Guilford’s and Gliatech’s independent public accountants stating that those firms agree with their client’s management’s conclusions, that as of the date the merger is completed, no conditions exist that would preclude accounting for the merger as a pooling of interests transaction under Accounting Principles Board Opinion No. 16 and applicable SEC rules and regulations if the merger is completed in accordance with the agreement.

      The obligations of Gliatech to complete the merger are also subject to the fulfillment, on or before the effective time of the merger, of the following additional conditions:

•	the representations and warranties of Guilford and St. John Development Corp. being true when made and true as of the closing date in all material respects;

•	no event, change or effect having occurred that has or is reasonably likely to have a material adverse effect on the business, condition or results of operations of Guilford;

•	the performance by Guilford in all material respects of all obligations required to be performed by it; and

•	receipt by Gliatech of an opinion from its counsel, Jones Day, to the effect that the merger will qualify as a tax free reorganization for federal income tax purposes.

Termination of the Merger Agreement

      The merger agreement may be terminated at any time prior to the effective time of the merger, even if the merger agreement has been approved by the stockholders of Gliatech or the stockholders of Guilford:

•	by mutual written consent of Guilford and Gliatech;

•	by either Guilford or Gliatech, if the merger has not been completed by November 30, 2000, except that this right to terminate the merger agreement will not be available to any party that has breached in any material respects its obligations under the merger agreement that results in the failure of the merger to occur on or before that date;

•	by either Guilford or Gliatech, if the stockholders of either party do not approve the merger, except that this right to terminate the merger agreement will not be available to any party that has breached in any material respects its obligations under the merger agreement that results in the failure of this approval to be obtained;

•	by either Guilford or Gliatech, if any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order permanently restraining, enjoining or otherwise prohibiting completion of the merger will have become final and non-appealable;

•	by Gliatech if (1) it is not in material breach of any of the terms of the merger agreement, (2) the merger has not been approved by the Gliatech stockholders, (3) the Gliatech board of directors authorizes Gliatech to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Gliatech notifies Guilford in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (4) Guilford does not make, within five business days of receipt of Gliatech’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that its board of directors determines, in good faith after consultation with its outside legal counsel and its financial advisors, is at least as favorable to the Gliatech stockholders as the Superior Proposal taking into account the long-term value to stockholders of the revised merger consideration and the strategic nature of the proposed merger with Guilford, if applicable, and (5) Gliatech prior to such termination pays to Guilford the termination fee and expenses described below.

•	by Gliatech if there is a breach by Guilford or St. John Development Corp. of any representation, warranty, covenant or agreement contained in the merger agreement that cannot be cured and would cause certain conditions set forth in the merger agreement to be incapable of being satisfied.

•	by Guilford if Gliatech or its board of directors shall have (1) withdrawn, modified or amended in any respect adverse to Guilford its recommendation of the adoption of the merger agreement or failed to reconfirm its recommendation of the merger agreement or the merger within three business days after a written request by Guilford to do so, (2) failed as promptly as practicable after the registration statement is declared effective to mail the joint proxy statement/prospectus to its stockholders, unless such failure was caused by the actions or inactions of Guilford or its representatives, or failed to include in the joint proxy statement/prospectus the recommendation of the Gliatech board of directors, (3) approved, recommended or entered into an agreement with respect to, or completed, or adopted a resolution to approve, recommend, enter into an agreement with respect to, or complete, any Acquisition Proposal from a person other than Guilford or any of its affiliates, (4) in response to the commencement of any tender offer or exchange offer for outstanding Gliatech Common Stock, not recommended rejection of such tender offer or exchange offer within ten business days after the commencement thereof (as such term is defined in SEC Rule 14d-2 promulgated under the Exchange Act); and

•	by Guilford if there is a breach by Gliatech of any representation, warranty, covenant or agreement contained in the merger agreement that cannot be cured and would cause certain conditions to be incapable of being satisfied.

Termination Fee

      Gliatech will pay Guilford a termination fee of $6.5 million and reimburse Guilford for expenses incurred in connection with the transactions contemplated by the merger agreement up to $1.5 million if:

•	the merger agreement is terminated by Gliatech under the circumstances described in the fifth bullet point under “Termination of the Merger Agreement” above;

•	the merger agreement is terminated by Guilford under the circumstances described in the seventh bullet point under “Termination of the Merger Agreement” above;

•	the merger agreement is terminated due to the failure of either Guilford’s or Gliatech’s stockholders to adopt the merger agreement, and within 12 months of the termination of the merger agreement, Gliatech enters into an agreement with respect to an alternative proposal and Gliatech received an Acquisition Proposal prior to the termination.

Except for the payment of the termination fee and expenses described above, no party is liable to the other for termination of the agreement in the absence of a willful breach.

Amendment and Waiver

      Any provision of the merger agreement may be amended or waived, in writing, prior to the effective time of the merger. The conditions to Guilford’s and Gliatech’s obligations to complete the merger are for the sole benefit of each party and may be waived by either party in whole or in part to the extent permitted by applicable law.

Gliatech Stockholder Agreements

      As a condition to the execution by Guilford of the merger agreement, certain members of management and the board of directors of Gliatech entered into stockholder agreements for the benefit of Guilford.

      Pursuant to the stockholder agreements, the stockholders agreed to:

•	vote their shares of Gliatech common stock in favor of the adoption of the merger agreement;

•	vote their shares of Gliatech common stock against any proposal, amendment of Gliatech’s certificate of incorporation, or any other action that would hinder the merger under the merger agreement;

•	not sell, transfer, pledge, assign, or otherwise dispose of their shares of Gliatech common stock, enter into any voting agreement relating to their shares of Gliatech common stock, or enter into any agreement to do any of the foregoing;

•	not enter into any voting arrangement with respect to their shares of Gliatech common stock;

•	not solicit, initiate or knowingly encourage the submission of any other merger proposals or participate in any other merger discussions or negotiations, and prevent any of their representatives from doing so; and

•	use their reasonable best efforts to assist, cooperate with Guilford in effecting the merger under the merger agreement, and cause all action to be taken that would facilitate the merger.

      The obligations under the stockholder agreements terminate automatically upon the termination of the merger agreement or upon the date the merger becomes effective.

      The following holders of Gliatech common stock, representing 166,793 shares, or approximately 1.8% of its outstanding common stock, are parties to the stockholder agreements:

Thomas O. Oesterling, Ph.D.

Michael A. Zupon, Ph.D.
Rodney E. Dausch
Robert P. Pinkas
William A. Clarke
Theodore E. Haigler, Jr.
Ronald D. Henriksen
Irving S. Shapiro
John L. Ufheil

PRO FORMA UNAUDITED COMBINED FINANCIAL INFORMATION

      The following unaudited pro forma combined financial statements have been prepared to give effect to the merger, using the pooling of interest method of accounting.

      The unaudited pro forma combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma combined financial statements including the notes thereto are qualified in their entirety by reference to and should be read in conjunction with, the historical consolidated financial statements and notes thereto of Guilford incorporated by reference into this joint proxy statement/prospectus and the historical consolidated financial statements and notes thereto of Gliatech incorporated by reference into this joint proxy statement/prospectus. The unaudited pro forma combined financial statements neither include nor assume any benefits from cost or operational savings resulting from the merger.

      The unaudited pro forma combined balance sheet as of March 31, 2000 gives effect to the merger as if it had occurred on March 31, 2000 and combines the unaudited consolidated balance sheets of Guilford and Gliatech as of March 31, 2000.

      The unaudited pro forma combined statements of operations for all periods presented gives effect to the merger as if it occurred on January 1, 1997. For the purpose of the unaudited pro forma combined statement of operations, Gliatech’s consolidated statements of operations for the years ended December 31, 1997, 1998 and 1999 and for the three months ended March 31, 2000 have been combined with Guilford’s consolidated statements of operations for the corresponding periods.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 1997

	Historical

	Guilford	Gliatech	Adjustments			Combined

	(in thousands, except per share data)

Revenues:

Contract Revenues	$15,000	$—	$			$15,000

Net product sales	5,741	1,536				7,277

License fees and royalties	1,628	—				1,628

Revenues under collaborative agreements and government grants	1,459	3,364				4,823

Total revenues	23,828	4,900		—		28,728

Costs and Expenses:

Cost of sales	2,585	614				3,199

Research and development	30,293	7,135				37,428

Selling, general and administrative	9,076	4,510				13,586

Total costs and expenses	41,954	12,259		—		54,213

Operating loss	(18,126)	(7,359)		—		(25,485)

Investment and other income/expense, net	6,689	824				7,513

Settlement of claim	—	(2,025)				(2,025)

Net loss	$(11,437)	$(8,560)		$—		$(19,997)

Basic and diluted loss per share	$(0.65)	$(1.16)				$(0.72)

Weighted-average shares outstanding	17,570	7,354		2,795	(1)	27,719

(1)	Reflects the increase of 2,795 incremental shares of common stock issued upon conversion of the Gliatech common stock to Guilford common stock based on the exchange ratio per the merger agreement.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 1998

	Historical

	Guilford	Gliatech	Adjustments			Combined

	(in thousands, except per share data)

Revenues:

Contract Revenues	$1,000	$—	$			$1,000

Net product sales	3,860	13,925				17,785

License fees and royalties	2,713	—				2,713

Revenues under collaborative agreements and government grants	4,910	3,405				8,315

Total revenues	12,483	17,330		—		29,813

Costs and Expenses:

Cost of sales	2,036	2,468				4,504

Research and development	37,722	10,054				47,776

Selling, general and administrative	10,546	9,482				20,028

Total costs and expenses	50,304	22,004		—		72,308

Operating loss	(37,821)	(4,674)		—		(42,495)

Investment and other income/expense, net	8,123	916				9,039

Net loss	$(29,698)	$(3,758)		$—		$(33,456)

Basic and diluted loss per share	$(1.52)	$(0.44)				$(1.07)

Weighted-average shares outstanding	19,479	8,511		3,234	(1)	31,224

(1)	Reflects the increase of 3,234 incremental shares of common stock issued upon conversion of the Gliatech common stock to Guilford common stock based on the exchange ratio per the merger agreement.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 1999

	Historical

	Guilford	Gliatech	Adjustments			Combined

	(in thousands, except per share data)

Revenues:

Contract Revenues	$9,500	$—	$			$9,500

Net product sales	4,371	26,495				30,866

License fees and royalties	2,427	—				2,427

Revenues under collaborative agreements and government grants	5,263	1,458				6,721

Total revenues	21,561	27,953		—		49,514

Costs and Expenses:

Cost of sales	2,308	4,973				7,281

Research and development	41,922	12,754				54,676

Selling, general and administrative	11,281	12,080				23,361

Total costs and expenses	55,511	29,807		—		85,318

Operating loss	(33,950)	(1,854)		—		(35,804)

Investment and other income/expense, net	7,082	1,459				8,541

Net loss	$(26,868)	$(395)		$—		$(27,263)

Basic and diluted loss per share	$(1.31)	$(0.04)				$(0.81)

Weighted-average shares outstanding	20,475	9,473		3,600	(1)	33,548

(1)	Reflects the increase of 3,600 incremental shares of common stock issued upon conversion of the Gliatech common stock to Guilford common stock based on the exchange ratio per the merger agreement.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2000

	Historical

	Guilford	Gliatech	Adjustments			Combined

	(in thousands, except per share data)

Revenues:

Contract Revenues	$1,000	$—	$			$1,000

Net product sales	564	6,831				7,395

License fees and royalties	578	—				578

Revenues under collaborative agreements and government grants	1,125	243				1,368

Total revenues	3,267	7,074		—		10,341

Costs and Expenses:

Cost of sales	324	1,202				1,526

Research and development	9,791	2,573				12,364

Selling, general and administrative	2,896	3,452		(499	)(1)	5,849

Total costs and expenses	13,011	7,227		(499)		19,739

Operating loss	(9,744)	(153)		499		(9,398)

Investment and other income/expense, net	1,825	270				2,095

Net income (loss)	$(7,919)	$117		$499		$(7,303)

Basic income (loss) per share	$(0.34)	$0.01				$(0.20)

Diluted income (loss) per share	$(0.34)	$0.01				$(0.20)

Basic weighted-average shares outstanding	23,276	9,489		3,606	(2)	36,371

Diluted weighted-average shares outstanding	23,276	9,698		3,397	(3)	36,371 (3)

(1)	Reflects the reversal of transaction costs associated with the merger which were incurred during the three-month period ended March 31, 2000.

(2)	Reflects the increase of 3,606 incremental shares of common stock issued upon conversion of the Gliatech common stock to Guilford common stock based on the exchange ratio per the merger agreement.

(3)	The pro forma combined results of operations for the three months ended March 31, 2000 result in a net loss. Accordingly, the inclusion of pro forma potential common shares is antidilutive and such potential common shares have been omitted from the diluted weighted-average shares outstanding. As a result, the pro forma diluted weighted-average shares outstanding equals pro forma basic weighted-average shares outstanding. At March 31, 2000, there were approximately 1,567,000 common stock equivalents (primarily employee stock options and warrants) that were considered antidilutive.

UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

MARCH 31, 2000

	Historical

	Guilford	Gliatech	Adjustments			Combined

	(in thousands)

Assets

Current assets:

Cash and cash equivalents	$8,808	$7,556	$			$16,364

Investments	108,140	8,070				116,210

Accounts and grants receivable, net	1,924	3,765				5,689

Inventories	1,641	5,359				7,000

Other current assets	679	738				1,417

Total current assets	121,192	25,488				146,680

Long-term investments	—	1,707				1,707

Investments — restricted	20,310	—				20,310

Property and equipment, net	15,016	3,354				18,370

Other assets	1,202	899				2,101

	$157,720	$31,448	$			$189,168

Liabilities and Stockholders’ Equity

Current liabilities:

Accounts payable	$2,781	$803	$			$3,584

Current portion of long-term debt	2,214	—				2,214

Accrued payroll related costs	1,076	163				1,239

Accrued contracted services	1,195	1,864				3,059

Accrued expenses and other current liabilities	1,183	1,854		14,801	(2)	17,838

Deferred income	1,125	—				1,125

Total current liabilities	9,574	4,684		14,801		29,059

Long-term debt, net of current portion	6,593	—				6,593

Total liabilities	16,167	4,684		14,801		35,652

Stockholders’ equity:

Preferred stock	—	—				—

Series A junior participating preferred stock,	—	—				—

Common stock	237	96		35	(1)	368

Additional paid-in capital	237,408	74,224		(1,484	)(1)	310,148

Accumulated deficit	(90,796)	(46,051)		(14,801	)(2)	(151,648)

Accumulated other comprehensive income (loss)	(1,834)	(56)				(1,890)

Note receivable from officer	(60)	—				(60)

Treasury stock	(3,308)	(1,449)		1,449	(1)	(3,308)

Deferred compensation	(94)	—				(94)

Total stockholders’ equity	141,553	26,764		(14,801)		153,516

	$157,720	$31,448		$—		$189,168

See footnotes which appear on following page.

(1)	Reflects the issuance of 1.38 Guilford shares in exchange for each outstanding share of Gliatech common stock. The adjustments for the conversion of Gliatech common stock to Guilford common stock based on the exchange ratio of 1.38 are calculated in the table below as follows: (All dollar amounts are presented in thousands)

			Additional
		Common	Paid-In	Treasury
	Shares	Stock	Capital	Stock

Cancellation of Gliatech outstanding shares at March 31, 2000	9,575,533	$(96)	$96

Retirement of Gliatech treasury stock	(75,000)		(1,449)	1,449

Subtotal	9,500,533

Issuance of 1.38 Guilford shares for each outstanding Gliatech share	13,110,736	131	(131)

Total adjustments		$35	$(1,484)	$1,449

As of March 31, 2000, the outstanding shares of Guilford and Gliatech and the pro forma shares outstanding at the effective time of the merger are 23,411,263, 9,500,533 and 36,251,999.

(2)	Adjusts the accrual of estimated transaction and other merger costs (less amounts incurred prior to March 31, 2000 which are included in the historical balance sheets) associated with this merger.

NOTES TO UNAUDITED PRO FORMA COMBINED

FINANCIAL INFORMATION

1.  Periods Presented

The unaudited pro forma balance sheet as of March 31, 2000 combines the unaudited pro forma balance sheets of Guilford and Gliatech as of that date. The unaudited pro forma combined statements of operations combines the results of operations for Guilford and Gliatech for the years ended December 31, 1997, 1998 and 1999 and for the three-month period ended March 31, 2000.

2.  Pro Forma Net Loss Per Share

The unaudited pro forma combined basic and diluted net loss per common share is based upon the weighted average number of Guilford common shares outstanding during the period presented plus the number of Guilford shares which would have been issued to Gliatech stockholders using the exchange ratio of 1.38 based upon Gliatech’s weighted average number of shares outstanding.

3.  Conforming Adjustments and Intercompany Transactions

There were no intercompany transactions included in the unaudited pro forma combined financial statements. There were no adjustments required to conform the accounting policies of Guilford and Gliatech.

4.  Transaction Costs

The unaudited pro forma combined statement of operations for the three-month period ended March 31, 2000 includes adjustments to reverse those costs that were incurred by both Guilford and Gliatech during the three-month period ended March 31, 2000. The unaudited pro forma combined balance sheet includes an adjustment of approximately $14.8 million representing the estimated transaction and merger costs of $15.3 million less the amount incurred prior to March 31, 2000 of $0.499 million.

Guilford and Gliatech estimate they will incur direct transaction costs of approximately $7.5 million associated with the merger. These costs are principally comprised of transaction fees for investment bankers, attorneys, accountants and other related costs.

The combined company expects to recognize a pre-tax charge for other merger-related costs of approximately $7.8 million in the second, third and fourth quarters of 2000 and the first quarter of 2001. These costs include retention bonuses incurred during the period as well as other personnel-related costs, which are estimated to be approximately $2.5 million and costs relating to terminating lease obligations and facility charges which are estimated to be $5.3 million.

5.  Stock Options

Guilford will assume all outstanding options to purchase shares of Gliatech common stock. At March 31, 2000, there were approximately 1,499,000 Gliatech stock options outstanding. Each Gliatech stock option will continue to be subject to the same terms but each Gliatech option holder will be entitled to receive, upon exercise, a number of whole shares of Guilford common stock equal to the number of whole shares of Gliatech stock which could be purchased immediately prior to the effective time multiplied by the exchange ratio of 1.38.

As a result of change in control provisions set forth in Gliatech stock option plans, approximately 292,000 Gliatech stock options, convertible into approximately 403,000 Guilford common shares, will vest upon the closing of the merger, assuming the merger closes in September 2000. Guilford will not record any compensation expense as a result of the accelerated vesting of the Gliatech stock options because the vesting occurred in accordance with the original terms of the award.

Immediately prior to the assumed effective date of the merger of August 31, 2000, there will be approximately 1,374,000 Gliatech stock options outstanding and approximately 1,107,000 Gliatech stock options exercisable, including those whose vesting was accelerated due to change in control provisions, assuming the merger closes in September 2000.

STOCK OWNERSHIP OF MANAGEMENT, DIRECTORS AND MORE THAN

5% STOCKHOLDERS OF GUILFORD

      The following table shows the beneficial ownership of Guilford common stock as of April 1, 2000 of:

•	each person or entity who is known to Guilford to own beneficially more than 5% of the Guilford common stock;

•	each director of Guilford;

•	the chief executive officer and four other most highly compensated officers of Guilford; and

•	all of the executive officers and directors of Guilford as a group.

      Under the Exchange Act, a person is deemed to be a “beneficial owner” of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities. The percentage ownership of each stockholder is calculated based on the total number of outstanding shares of Guilford common stock as of April 1, 2000 plus those shares of Guilford common stock that the stockholder has the right to acquire within 60 days. Consequently, the denominator for calculating the percentage ownership may be different for each stockholder.

      The table is based upon information supplied by the directors and executive officers. Unless otherwise indicated in the footnotes to the table, each of the stockholders listed has sole voting and dispositive power with respect to the shares shown as beneficially owned. The table does not include any shares of Guilford common stock that the stockholders may receive in the merger.

      The number of option shares includes shares of Guilford common stock that the individuals named in the table have the right to acquire within 60 days from April 1, 2000 upon exercise of options.

	Beneficial Ownership

		Number of
	Number of	Option
Name of Beneficial Owner	Shares(1)	Shares(2)	Percent

College Retirement Equities Fund(3)	1,407,900	0	6.0%

Amgen Inc.(4)	640,095	700,000	5.7%

Capital Research and Management Company(5)	1,100,000	0	4.7%

Craig R. Smith, M.D.(6)	340,620	194,784	2.3%

John P. Brennan	59,071	123,717	*

Andrew R. Jordan	115,635	128,750	1.0%

Peter D. Suzdak, Ph.D.	1,850	93,000	*

Thomas C. Seoh	32,806	71,250	*

George L. Bunting, Jr.(7)	661,650	48,750	3.0%

Richard L. Casey	5,400	55,000	*

Elizabeth M. Greetham	7,452	48,750	*

Joseph Klein III	7,500	15,000	*

Solomon H. Snyder, M.D.(6)	498,217	90,000	2.5%

W. Leigh Thompson, M.D., Ph.D.	18,705	56,250	*

Ronald M. Nordmann	25,000	0	*

All officers and directors as a group	1,795,048	991,043	11.8%

Represents less than 1% of the shares outstanding.

(1)	Includes shares for which the named person:

•	has sole voting and investment power;

•	has shared voting and investment power with a spouse or minor child; and/ or

•	holds in a 401(k) Retirement Savings Plan account, unless otherwise stated in these footnotes.

Excludes shares that may be acquired through stock option or warrant exercises.

(2)	Shares that can be acquired upon the exercise of stock options or warrants through May 30, 2000.

(3)	The address of this stockholder is 730 Third Avenue, New York, NY 10017. The information concerning this stockholder is based solely on a Schedule 13G, dated February 11, 2000, filed with the SEC.

The number of shares reported for this stockholder in the above table is as of December 31, 1999. The percent of shares outstanding in the above table, however, is based on the common stock outstanding on March 24, 2000. According to the Schedule 13G, the investment advisor for this stockholder, TIAA-CREF Investment Management, LLC, is affiliated with and employs some of the same investment personnel as Teachers Advisors, Inc., the investment advisor for certain entities that hold Guilford stock as follows:

Name of Entity	Number of Shares

TIAA Separate Account VA-1	200
TIAA-CREF Mutual Funds	53,980
NYS College Choice Tuition LLC	4,836
TIAA-CREF Institutional Mutual Funds	3,595

According to the Schedule 13G, because separate investment decisions are made with respect to the holdings of each of the entities listed above and the College Retirement Equities Fund, there is no oral or written agreement or arrangement among them and the College Retirement Equities Fund with respect to acquisition, voting, disposition or otherwise of their securities, and each of these entities and the College Retirement Equities Fund (a) disclaims beneficial ownership of the others’ securities holdings and (b) disclaims its membership in a group with the others where the purpose of the group is to acquire control of or influence management of Guilford.

(4)	The address of this stockholder is One Amgen Center Drive, Thousand Oaks, CA 92320.

(5)	The address of this stockholder is 333 South Hope Street, Los Angeles, CA 90071. The information concerning this stockholder is based solely on a Schedule 13G filed with the SEC on February 11, 2000. The number of shares reported in the above table is as of December 31, 1999. The percent of shares outstanding in the above table, however, is based on the common stock outstanding on March 24, 2000. According to the Schedule 13G, this stockholder is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940.

(6)	Drs. Smith and Snyder have entered into so-called “covered call” options with a third party that will be able to exercise these options on October 30, 2000. If this third party decides to exercise the options on that day, the transactions will settle in cash. The amount of cash required for settlement of the call options could be an amount equal to the sale of up to 100,000 shares to the third party at a price of $40.58 per share for Dr. Smith, and the sale of up to 93,478 shares to the third party at a price of $36.98 per share for Dr. Snyder.

(7)	Includes 650,000 shares held by The Abell Foundation, Inc., for which Mr. Bunting disclaims a beneficial interest. Mr. Bunting serves as a trustee and a member of the finance committee of The Abell Foundation. Does not include 3,500 shares held by a limited liability company for which Mr. Bunting disclaims beneficial interest except as to his 1% pecuniary interest in the limited liability company.

STOCK OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND MORE THAN

5% STOCKHOLDERS OF GLIATECH

      The following table shows the beneficial ownership of Gliatech common stock as of June 1, 2000 (except as otherwise noted) of:

•	each person or entity who is known to Gliatech to own beneficially more than 5% of the Gliatech common stock

•	each director of Gliatech

•	the chief executive officer and the two other most highly compensated officers of Gliatech

•	all of the executive officers and directors of Gliatech as a group

      Under the Exchange Act, a person is deemed to be a “beneficial owner” of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities. The percentage ownership of each stockholder is calculated based on the total number of outstanding shares of Gliatech common stock as of June 1, 2000 plus those shares of Gliatech common stock that the stockholder has the right to acquire within 60 days. Consequently, the denominator for calculating the percentage ownership may be different for each stockholder.

      The table is based upon information supplied by the directors and executive officers. Unless otherwise indicated in the footnotes to the table, each of the stockholders listed has sole voting and dispositive power with respect to the shares shown as beneficially owned. The table does not include any shares of Guilford common stock that the stockholders may receive in the merger. Unless otherwise noted, the address of the following beneficial owners is 23420 Commerce Park Road, Cleveland, Ohio 44122.

      The number of option shares includes shares of Gliatech common stock that the individuals named in the table have the right to acquire within 60 days from June 1, 2000 upon exercise of options.

	Beneficial Ownership

		Number of
	Number of	Option
Name of Beneficial Owner	Shares(1)	Shares(2)	Percent

State of Wisconsin Investment Board(3)	1,405,000	0	14.8%

Lord, Abbett & Co.(4)	882,294	0	9.3%

Robert P. Pinkas(5)	60,571	19,999	*

Thomas O. Oesterling, Ph.D.(6)	78,328	235,050	3.2%

William A. Clarke(7)	600	18,999	*

Theodore E. Haigler, Jr.	0	15,999	*

Ronald D. Henriksen	0	11,999	*

Irving S. Shapiro	7,200	19,999	*

John L. Ufheil	0	26,533	*

Rodney E. Dausch	3,091	102,000	1.1%

Michael A. Zupon, Ph.D.	17,003	107,000	1.3%

All executive officers and directors as a group	166,793	557,578	7.2%

Represents less than 1% of the shares outstanding.

(1)	Includes shares for which the named person:

•	has sole voting and investment power;

•	has shared voting and investment power with a spouse or minor child; and/or

•	holds in a 401(k) Retirement Savings Plan account, unless otherwise stated in these footnotes.

Excludes shares that may be acquired through stock option exercises.

(2)	Shares that can be acquired upon the exercise of stock options through July 31, 2000.

(3)	The address of this stockholder is P.O. Box 7842, Madison, WI 53707. The information concerning this stockholder is based solely on a Schedule 13G, dated February 8, 2000, filed with the SEC.

(4)	The address of this stockholder is 90 Hudson Street, Jersey City, NJ 07302. The information concerning this stockholder is based solely on a Schedule 13G, dated February 9, 2000, filed with the SEC.

(5)	Includes 5,000 shares of common stock owned by Madaket Investment L.L.C., 3,811 shares of common stock owned by Pinkas Family Partners, L.P. (“PFP”), 32,299 shares of common stock owned by Brantley Venture Management, L.P. (“BVM”) and 19,461 shares of Common Stock owned by Brantley Venture Management II, L.P. (“BVM II”). Mr. Pinkas, a Director of the Company, serves as the managing member of Madaket Investment L.L.C. and as the general partner of PFP. PFP is general partner of BVM and BVM II.

(6)	Includes 78,329 shares of common stock held by the Thomas O. Oesterling Trust, with Thomas O. Oesterling as trustee.

(7)	Represents 600 shares of common stock owned by Mr. Clarke’s wife.

COMPARISON OF GUILFORD AND GLIATECH STOCKHOLDER RIGHTS

      Set forth on the following pages is a summary comparison of material differences between the rights of a Guilford stockholder under the Guilford certificate of incorporation and bylaws (left column) and the rights of a Gliatech stockholder under the Gliatech certificate of incorporation and bylaws (right column). A summary by its nature is not complete. We encourage you to refer to the relevant portions of the Guilford certificate of incorporation and bylaws incorporated in this document by reference, the Gliatech certificate of incorporation and bylaws, and the relevant provisions of Delaware law.

Guilford	Gliatech

GENERAL

The rights of Guilford stockholders are governed by Guilford’s certificate of incorporation and bylaws, in addition to Delaware law.

Upon completion of the merger, the Guilford certificate of incorporation and bylaws will be the same in all respects as the present documents.	The rights of Gliatech stockholders are governed by Gliatech’s certificate of incorporation and bylaws, in addition to Delaware law.

Upon completion of the merger, Gliatech stockholders will become Guilford stockholders.

AUTHORIZED CAPITAL

The authorized capital stock of Guilford consists of:

• 75,000,000 Guilford common shares, with a par value of $0.01 per share; there were    shares of common stock outstanding as of    , 2000; and

• 5,000,000 shares of preferred stock, with a par value of $0.01 share, none outstanding.	The authorized capital stock of Gliatech consists of:

• 30,000,000 Gliatech common shares, with a par value of $0.01 per share; there were    shares of common stock outstanding as of    , 2000; and

• 5,000,000 shares of preferred stock, with a par value of $0.01 per share, none outstanding.

AMENDMENT OF GOVERNING DOCUMENTS Charter and Bylaws

Except for the matters specified in the following section, an authorization of the Guilford board of directors, followed by the vote of a majority of the outstanding Guilford common shares is required for an amendment to the Guilford certificate of incorporation.	Except for the matters specified in the following section, an authorization of the Gliatech board of directors, followed by the vote of a majority of the outstanding Gliatech common shares is required for an amendment to the Gliatech certificate of incorporation.

Guilford	Gliatech

The Guilford bylaws may be adopted, amended or repealed by: • a majority vote of the board of directors; or • a majority of the votes cast by stockholders entitled to vote.	An amendment to the Gliatech certificate of incorporation providing for the following requires an authorization by the Gliatech board followed by the approval of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of Gliatech:

• removal of a member of the board of directors;

• limiting the authority of the board of directors to amend or repeal the bylaws of the corporation;

• stipulating whether meetings of stockholders may be held within or without Delaware, or whether the books of the corporation may be kept in places outside Delaware as designated by the board of directors;

• manner of calling a special meeting, expanding rights of stockholders to act by written consent; and

• manner of bringing business before a special or annual meeting of stockholders.
The Gliatech bylaws may be adopted, amended or repealed by:

• a majority vote of the board of directors, provided that such amendment proposed to be acted upon shall have been described or referred to in the notice of such meeting at the last previous meeting of the board of directors and provided that such amendment shall not vary or conflict with an amendment adopted by the stockholders; or

• a majority of the votes cast by stockholders entitled to vote, provided that such amendment proposed to be acted upon shall have been described or referred to in the notice of the meeting of stockholders at which action is to be taken with respect to such amendment.

DIRECTORS Number

The Guilford bylaws provide that the board of directors shall consist of 8 members. This number may be changed by an amendment to the certificate of incorporation or by an amendment to the bylaws adopted by holders of a majority of the outstanding stock or by a majority of the board of directors.

Current number of directors is 8.	The Gliatech bylaws provide that the board of directors shall consist of one or more directors, with the actual number of directors to be fixed from time to time only by vote of a majority of the board of directors.

Current number of directors is 7.

Guilford	Gliatech

Classification

Guilford does not have a classified board structure.	The board of directors is divided into three classes, each as nearly equal in number as possible, with one class being elected annually to a three-year term. There are three Class I directors, whose terms will expire at the annual meeting to be held in 2002; two Class II directors, whose term will expire at the annual meeting to be held in 2003; and two Class III directors, whose terms will expire at the annual meeting to be held in 2001.

Nominations

A stockholder must make any nomination for a director in writing to the secretary of Guilford at least 45 days before the date on which Guilford mailed its notice of the preceding year’s annual meeting; provided, however, that if Guilford did not hold an annual meeting the previous year or if the date of the meeting has changed more than 30 days from the prior year, a stockholder’s nomination must be received no later than the close of business on the 10th day following the day on which the notice of date of the meeting is mailed or public disclosure of the date of the meeting is made.	A stockholder must make any nomination for a director in writing to the secretary of Gliatech not less than 60 calendar days prior to the annual meeting of stockholders; provided, however, that if public announcement of the date of the annual meeting is not made at least 75 days prior to the date of the annual meeting, notice by the stockholder must be received no later than the close of business on the 10th calendar day following the day on which public announcement of the date of the meeting is made.

Removal

Any director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.	Gliatech’s directors may be removed only for cause by the approval of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of Gliatech.

STOCKHOLDERS Annual Meetings of Stockholders

The annual meeting of stockholders shall be held on a date, time and place as designated by the Guilford board of directors.	The annual meeting of stockholders shall be held on a date, time and place as designated by the Gliatech board of directors.

Guilford	Gliatech

Special Meetings of Stockholders

Special meetings of the stockholders, for any purpose or purposes, may only be called at any time by a majority of the board of directors or by the chairman of the board of directors. Therefore, stockholders of Guilford are not authorized to call special meetings of stockholders.	Special meetings of the stockholders for any purpose or purposes may be called by the chairman of the board, the president or by the secretary within 10 days after receipt of the written request of a majority of the board of directors to call a special meeting of stockholders. Therefore, stockholders of Gliatech are not authorized to call special meetings of stockholders.

Stockholder Proposals

A Guilford stockholder wishing to bring business before the annual stockholders’ meeting must provide written notice to the corporation’s secretary. The notice must be received at least 45 days before the date on which Guilford mailed its notice of the preceding year’s annual meeting; provided, however, that if Guilford did not hold an annual meeting the previous year or if the date of the meeting has changed more than 30 days from the prior year, a stockholder’s proposal must be received no later than the close of business on the 10th day following the day on which the notice of date of the meeting is mailed or public disclosure of the date of the meeting is made.	A Gliatech stockholder wishing to bring business before the annual stockholders’ meeting must provide written notice Gliatech not less than 60 calendar days prior to the annual meeting of stockholders; provided, however, that if public announcement of the date of the annual meeting is not made at least 75 days prior to the date of the annual meeting, the proposal by the stockholder must be received no later than the close of business on the 10th calendar day following the day on which public announcement of the date of the meeting is made.

Guilford	Gliatech

Stockholder Rights Plan

Guilford has a stockholders rights plan under which all outstanding shares of Guilford common stock have associated rights attached that can be exercised for additional shares under certain circumstances. The rights generally will only be exercisable: (1) 10 days following a public announcement that a person or a group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding common stock of Guilford (an “Acquiring Person”); or (2) 10 business days following the commencement of, or the announcement of an intention to make, a tender or exchange offer for 20% or more of the outstanding common stock of Guilford.

If Guilford is acquired in a merger or other business combination transaction in which Guilford is not the surviving corporation, or if 50% or more of Guilford’s assets or earnings power is sold, then each holder of a right, except for the Acquiring Person, will be entitled to receive common stock of the acquiring or surviving company having a value equal to two times the purchase price of the right. Guilford’s board of directors has the option, at any time after any person or group becomes an Acquiring Person, to exchange each right except for rights held by the Acquiring Person for one share of Guilford common stock. In general, Guilford’s board of directors may cause Guilford to redeem the rights in whole, but not in part, at a price of $0.01 per right. The rights will expire on October 10, 2005 if they have not been previously exercised, exchanged or redeemed.

The Guilford plan is designed to protect the interests of Guilford and its shareholders against coercive takeover tactics. The plan may have the effect of deterring certain takeover proposals.	Gliatech has a stockholders rights plan under which all the outstanding shares of Gliatech common stock have associated rights attached that can be exercised for additional shares under certain circumstances. The rights generally will only be exercisable: (1) at the close of business on the first date of public announcement that a person or group other than the State of Wisconsin Investment board (“SWIB”), together with its affiliates and associates, has acquired beneficial ownership of 15% or more of the outstanding common stock of Gliatech (an “Acquiring Person”); or (2) on the close of business on the tenth business day following the commencement of a tender offer or exchange offer by any person, the completion of which would result in beneficial ownership by such person of 15% or more of the outstanding common stock of Gliatech. Gliatech’s plan provides that SWIB shall not be deemed to be an Acquiring Person unless and until SWIB shall have become the beneficial owner of a percentage of Gliatech’s common stock then outstanding that equals or exceeds the SWIB Percentage. The “SWIB Percentage” is 20% until and including January 14, 2001, at which time the SWIB Percentage shall be reduced to (1) 15%, if SWIB is not the beneficial owner of 15% or more of Gliatech common stock outstanding at the close of business on January 14, 2001 or (2) if SWIB is the beneficial owner of 15% or more of Gliatech common stock outstanding at the close of business on January 14, 2001, the next highest whole percentage (which shall not exceed 20%) in excess of the percentage of Gliatech common stock then outstanding beneficially owned by SWIB.

In connection with the negotiation of the merger agreement, Gliatech and Guilford agreed that the Gliatech board of directors would amend the Gliatech plan to expire immediately prior to the merger, the Gliatech board of directors adopted that amendment on May 29, 2000.

In general, Gliatech’s board of directors may cause Gliatech to redeem the rights in whole, but not in part, at a price of $0.01 per right. The rights will expire on July 11, 2007 if they have not been previously exercised, exchanged or redeemed.

Guilford	Gliatech

The Gliatech plan is designed to protect the interests of Gliatech and its shareholders against coercive takeover tactics. The plan may have the effect of deterring additional takeover proposals.

State Anti-Takeover Laws

      Under Delaware law, a Delaware corporation generally may not engage in a “business combination” with an “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder. “Business combination” includes a merger, consolidation, asset sale or other transaction resulting in a financial benefit to the interested stockholder. “Interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. This prohibition does not apply if:

•	the corporation has elected not to be governed by these restrictions;

•	prior to the time that the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction resulting in the stockholder’s becoming an interested stockholder;

•	upon completion of the transaction resulting in the stockholder’s becoming an interested stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation, excluding voting stock owned by directors who are also officers and certain employee stock plans; or

•	at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that the interested stockholder does not own.

Neither Guilford nor Gliatech has elected not to be governed by these restrictions. The Gliatech board of directors has taken the necessary action to make the above restrictions on business combinations inapplicable to the merger.

STOCKHOLDER PROPOSALS

Guilford.

      Any proposal or proposals by a stockholder intended to be included in the proxy statement and form of proxy relating to the 2001 Guilford annual meeting of stockholders must be received by Guilford no later than December 15, 2000. Proposals will not be accepted by facsimile.

      For any proposal that is not submitted for inclusion in next year’s annual meeting proxy statement but is instead presented directly at the 2001 Guilford annual meeting of stockholders, management will be able to vote proxies in its discretion if Guilford:

•	receives notice of the proposal before the close of business on February 28, 2001 and advises stockholders in the 2001 Guilford annual meeting proxy statement about the nature of the matter and how management intends to vote on the matter; or

•	does not receive notice of the proposal prior to February 28, 2001.

      Notice of intention to present proposals at the 2001 Guilford annual meeting should be addressed to Corporate Secretary, Guilford Pharmaceuticals Inc., 6611 Tributary Street, Baltimore, Maryland 21224.

Gliatech.

      Gliatech will hold an annual meeting in the year 2001 only if the merger has not already been completed. If such meeting is held, any proposals of stockholders intended to be presented at the 2001 annual meeting must have been received by the Secretary of Gliatech no later than December 15, 2000 in order to be considered for inclusion in the Gliatech proxy materials relating to such meeting. Any notice of a proposal for which a stockholder will conduct his or her own solicitation must be received by the Secretary of Gliatech no later than February 13, 2001.

LEGAL MATTERS

      Hogan & Hartson L.L.P. has provided an opinion as to the validity of the Guilford common stock to be issued in connection with the merger. Hogan & Hartson L.L.P., as counsel for Guilford, and Jones, Day, Reavis & Pogue, as counsel for Gliatech, have each provided an opinion under the merger agreement as to the qualification of the merger as a reorganization for federal income tax purposes.

EXPERTS

      The consolidated financial statements and the related financial statement schedule of Guilford Pharmaceuticals Inc. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 have been incorporated by reference herein and in this joint proxy statement/prospectus in reliance on the reports of KPMG LLP, independent public accountants, incorporated by reference herein and upon the authority of KPMG LLP, as experts in accounting and auditing.

      Ernst & Young LLP, independent auditors, have audited Gliatech Inc.’s consolidated financial statements and schedule included in Gliatech Inc.’s annual report on form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this joint proxy statement/ prospectus and elsewhere in the registration statement. Gliatech Inc.’s financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

OTHER MATTERS

      Neither of the boards of directors of Guilford or Gliatech currently intends to bring before either Guilford’s or Gliatech’s special meeting any matters other than those specified in the notices of the special meetings and neither of the boards of directors has knowledge of any other matters that may be brought up by other persons. However, if any other matters properly come before either company’s special meeting or any adjournment or postponement of either company’s special meeting, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the persons named as proxies to vote the shares represented by those proxies as to those other matters. Those persons named as Guilford proxies intend to vote or not vote in accordance with the recommendation of the management of Guilford. Those persons named as proxies in the Gliatech proxies intend to vote or not vote in accordance with the recommendation of the management of Gliatech.

WHERE YOU CAN FIND MORE INFORMATION

      Guilford and Gliatech file annual, quarterly and special reports, proxy statements and other information with the SEC. Guilford also has filed with the SEC a Registration Statement on Form S-4 (333-39546) under the Securities Act, with respect to the Guilford common stock to be issued in the merger. This joint proxy statement/prospectus is part of that registration statement and constitutes a prospectus of Guilford and a proxy statement of Gliatech.

      The SEC allows us to “incorporate by reference” information into this document. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document. This document incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about our companies and their financial condition.

GUILFORD PHARMACEUTICALS INC.	GLIATECH INC.

Annual report on form 10-K for the fiscal year ended December 31, 1999	Annual report on form 10-K for the fiscal year ended December 31, 1999
Quarterly report on form 10-Q for the quarter ended March 31, 2000	Quarterly report on form 10-Q for the quarter ended March 31, 2000
Current report on form 8-K filed on June 14, 2000	Current report on form 8-K filed June 2, 2000
Registration statement on form 8-A dated March 25, 1994, which registers the common stock under Section 12(b) of the Securities Exchange Act, including any amendment or report filed with the SEC for the purpose of updating such description

      We incorporate by reference additional documents that either company may file with the SEC under Sections 13(a), 13(c), 14 and 15 of the Exchange Act between the date of this document and the dates of the Guilford special meeting and the Gliatech special meeting. These documents include periodic reports, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

      Where to Obtain Documents. SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any documents that are filed at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C.; 7 World Trade Center, Suite 1300, New York, New York; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain filed documents from commercial document retrieval services (some of which also provide on-line delivery).

      Documents filed with the SEC by Guilford and Gliatech, including those incorporated by reference, are available from the companies without charge by first class mail or equally prompt means within one business day of receipt of your request, excluding exhibits unless the exhibit has been specifically incorporated by reference into the information that this joint proxy statement/prospectus incorporates. If you want to receive a copy of any document incorporated by reference, please make your request in writing or by telephone from the appropriate company at the following addresses:

Guilford Pharmaceuticals Inc.	Gliatech Inc.

6611 Tributary Street Baltimore, Maryland 21224 Attention: Corporate Secretary Telephone: (410) 631-6300	23420 Commerce Park Road Cleveland, Ohio 44122 Attention: Corporate Secretary Telephone: (216) 831-3200

WHAT INFORMATION YOU SHOULD RELY ON

      You should rely only on the information provided in this joint proxy statement/ prospectus, dated           , 2000. You should not assume that the information in this joint proxy statement/ prospectus is accurate as of any date other than that date.

      We have not authorized any person to give any information or to make any representation that differs from, or adds to, the information discussed in this joint proxy statement/ prospectus or in the Appendices attached hereto which are specifically incorporated by reference. Therefore, if anyone gives you different or additional information, you should not rely on it.

      The information contained in this joint proxy statement/ prospectus speaks only as of its date unless the information specifically indicates that another date applies. This joint proxy statement/ prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, Guilford common stock or to ask for proxies, to or from any person to whom it is unlawful to direct these activities.

ANNEX A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

among

GUILFORD PHARMACEUTICALS INC.,

GLIATECH INC.

and

ST. JOHN DEVELOPMENT CORP.

Dated as of May 29, 2000

-i-

-ii-

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of May 29, 2000 among Guilford Pharmaceuticals Inc., a Delaware corporation (“Parent”), Gliatech Inc., a Delaware corporation (the “Company”), and St. John Development Corp., a Delaware corporation (“Merger Subsidiary”).

RECITALS

      WHEREAS, the respective boards of directors of each of Parent, the Company, and the Merger Subsidiary, have adopted this Agreement and determined that the merger of the Merger Subsidiary with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement is advisable and have approved the Merger;

      WHEREAS, in order to induce Parent and Merger Subsidiary to enter into this Agreement, concurrently herewith certain officers and each of the directors of the Company are entering into stockholder agreements with Parent (the “Stockholder Agreements”), pursuant to which, among other things, each such person agrees to vote as a stockholder in favor of this Agreement and the Merger and against any competing proposals;

      WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”);

      WHEREAS, for financial accounting purposes, it is intended that the Merger shall be accounted for as a “pooling-of-interests;” and

      WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

      NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

  1.1.       The Merger.

           Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) the Merger Subsidiary shall be merged with and into the Company and the separate corporate existence of the Merger Subsidiary shall thereupon cease. The Company shall be the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Company”), and the separate legal existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the “DGCL”).

  1.2.       Closing.

           The closing of the Merger (the “Closing”) shall take place (i) at the offices of Hogan & Hartson LLP, 111 South Calvert Street, Baltimore, Maryland 21202 at 9:00 A.M. not later than the second business day after the day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree (the “Closing Date”).

  1.3.       Effective Time.

           As soon as practicable following the Closing, the Company, Merger Subsidiary and Parent will cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with and accepted for record by the Delaware Secretary of State (the “Secretary”) as provided in Section 251 of the DGCL. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary or at such later time agreed by the Company and Parent and established under the Certificate of Merger, not to exceed 30 days after the Certificate of Merger is filed with the Secretary (the “Effective Time”).

ARTICLE II

THE SURVIVING COMPANY

  2.1.       Certificate of Incorporation.

           The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation (the “Certificate of Incorporation”) of the Surviving Company, provided that immediately after the Effective Time the Certificate of Incorporation shall be amended to read in its entirety like the certificate of incorporation of the Merger Subsidiary as in effect immediately prior to the Effective Time, except that Article 1. of such certificate of incorporation shall be amended in its entirety to read as follows: “The name of the corporation is Gliatech Inc. (the “Corporation”).”

  2.2.       By-Laws.

           The by-laws of Merger Subsidiary in effect at the Effective Time, shall be adopted as the by-laws of the Surviving Company (the “By-Laws”), until thereafter amended as provided therein or by applicable law.

  2.3.       Board of Directors.

           The Board of Directors of Merger Subsidiary at the Effective Time shall, from and after the Effective Time, be the Board of Directors of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

ARTICLE III

CONVERSION OF SHARES

  3.1.       Effect on Stock.

           At the Effective Time, as a result of the Merger and without any action on the part of the holder of any stock of the Company:

(a) Merger Consideration. Each share of Common Stock, $0.01 par value per share, of the Company (“Company Common Stock”) (each a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 3.1(b) hereof) shall be converted into, and become exchangeable for the right to receive consideration (the “Merger Consideration”), consisting of 1.38 shares (the “Exchange Ratio”) of Common Stock, $0.01 par value per share, of Parent (the “Parent Common Stock”) (including any related Rights issued pursuant to the Rights Agreement (the “Parent Rights Agreement”) dated September 26, 1995, as amended, between Parent and American Stock Transfer and Trust Company).

At the Effective Time, all Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of such

Shares shall thereafter represent only the right to receive the Merger Consideration, cash in lieu of fractional shares pursuant to Section 3.2(e), if any, and any distribution or dividend pursuant to Section 3.2(c).

(b) Cancellation of Shares. Each Share issued and outstanding immediately prior to the Effective Time and owned by Parent or owned by the Company or any direct or indirect Subsidiary of the Company (in each case other than Shares that are owned on behalf of third parties), shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

(c) Merger Subsidiary. At the Effective Time, each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Company.

  3.2.       Exchange of Certificates for Shares.

(a) Exchange Agent. Not later than the Effective Time, Parent shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Co. or another entity selected by Parent prior to the Effective Time with the Company’s approval, which shall not be unreasonably withheld (the “Exchange Agent”), for the benefit of the holders of Shares, certificates representing the shares of Parent Common Stock and, after the Effective Time, if applicable, any cash, dividends or other distributions with respect to Parent Common Stock to be issued or paid pursuant to Section 3.2(c) or Section 3.2(e) in exchange for Shares outstanding immediately prior to the Effective Time upon due surrender of the Certificates (or affidavits of loss in lieu thereof) pursuant to the provisions of this Article III (such certificates for shares of Parent Common Stock, together with the amount of any dividends or other distributions payable with respect thereto and any cash in lieu of fractional Shares, being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Shares (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for (A) certificates representing shares of Parent Common Stock and (B) any unpaid dividends and other distributions and cash in lieu of fractional shares. Subject to Section 3.2(h), upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article III, (y) a check in the amount (after giving effect to any required tax withholdings) of any cash in lieu of fractional shares plus any unpaid dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

(c) Distributions with Respect to Unexchanged Shares; Voting.

(i) All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article III. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time and a payment date on or prior to such time of surrender payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(ii) Holders of unsurrendered Certificates who were the registered holders at the Effective Time shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

(d) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

(e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 3.2(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall equal the amount determined by multiplying (i) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled by (ii) the average closing price of a share of Parent Common Stock as reported on the NASDAQ National Market (“NASDAQ”) for the twenty most recent days that Parent Common Stock has traded ending on the third trading day prior to the Effective Time. The fractional share interests of each holder of Company Common Stock shall be aggregated, so that no such holder shall receive cash in an amount equal to or greater than the value of one share of Parent Common Stock.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Common Stock) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of their shares of Parent Common Stock and any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 3.1, Section 3.2(c) and Section 3.2(e) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash payable and any unpaid dividends or other distributions in respect thereof pursuant to Section 3.2(c) upon due surrender of and deliverable in respect of the Shares represented by such Certificate pursuant to this Agreement.

(h) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any “Affiliate” (as determined pursuant to Section 6.10) of the Company shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 6.10 hereof.

  3.3.       Appraisal Rights.

           In accordance with Section 262(b) of the DGCL, no appraisal rights shall be available to holders of Shares in connection with the Merger.

  3.4.       Adjustments to Prevent Dilution.

           In the event that after the date hereof and prior to the Effective Time the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           Except as set forth in the corresponding sections or subsections of the Company disclosure schedule delivered to Parent in connection with the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Subsidiary that:

  4.1.       Organization, Good Standing and Qualification.

           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of the Company and each of its Subsidiaries has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect (as defined in Section 9.12(b)). The Company has made available to Parent a complete and correct copy of the Company’s and each Subsidiaries’ charter and by-laws or equivalent organizational documents, each as amended to and as in effect as of the date hereof. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person other than its Subsidiaries.

  4.2.       Capitalization.

           The authorized stock of the Company consists of 30,000,000 Shares, of which 9,511,087 Shares were outstanding as of the close of business on May 26, 2000, and 5,000,000 shares of Preferred Stock, par value .01 per share (the “Preferred Shares”), of which no shares were outstanding as of the close of business on the date hereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no commitments to issue or deliver Shares or Preferred Shares, except that, as of the date hereof, there were 2,128,250 Shares subject to issuance pursuant to the Company’s Amended and Restated 1989 Stock Option Plan, 1992 Directors Stock Option Plan, 1995 Amended and Restated Nonemployee Director Stock Option Plan and Director’s Equity Plan (collectively the “Company Stock Plans”), 18,000 Shares subject to issuance pursuant to stock options granted outside of the Company Stock Plans, and 300,000 Preferred Shares subject to issuance pursuant to the Company Rights Agreement. Section 4.2 of the Company Disclosure Schedule contains a list, which is complete and accurate in all respects as of the date hereof, of each outstanding option to purchase or acquire Shares under each of the Company Stock Plans or otherwise (each a “Company Option”), including the plan, if applicable, the holder, date of grant, exercise price, vesting provisions and number of Shares subject thereto. The Company has no outstanding Deferred Stock Awards or options, or commitments to issue the same under the Company’s Director Equity Plan. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a Company Subsidiary, free and clear of any lien, pledge, security interest, claim or other encumbrance. The Company has no warrants outstanding for purchase of its common stock and, except as described in this Section 4.2 or in Section 4.2 of the Company Disclosure Schedule, there are no preemptive or other outstanding rights, options, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or, except as referred to in this Section 4.2, convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

  4.3.       Corporate Authority; Approval and Fairness.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to approval of the Merger by the holders of at least a majority of the outstanding Shares (the “Company Requisite Vote”), to consummate the Merger. This Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited or affected by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws and equitable principles now or hereafter in effect and affecting the rights and remedies of creditors generally.

(b) The Board of Directors of the Company, at a meeting duly called and held, by unanimous vote of all members present and constituting a quorum (i) has approved, adopted and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and (ii) has resolved to submit the Merger and the other transactions contemplated by this Agreement, and recommend approval thereof by, the stockholders of the Company. The Board of Directors of the Company has received the opinion of its financial advisor SG Cowen Securities Corporation, to the effect that, as of the date of such opinion, the Merger Consideration is fair from a financial point of view to holders of Shares.

  4.4.       Governmental Filings; No Violations.

(a) Other than the filings and/or notices pursuant to or required by (i) Section 1.3 hereof, (ii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and Applicable Foreign Competition Laws, (iii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the Securities Act of 1933, as amended (the “Securities Act”), (v) state securities or “blue-sky” laws, (vi) Section 251 of the DGCL and (vii) Nasdaq, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby do not require any filings, notices, consents or approvals with or by any Court, administrative agency, commission, government or regulatory authority, domestic or foreign, except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(b) Subject to compliance with the filings described in Section 4.4(a) and obtaining Private Consents (as defined below) applicable to the Company and its Subsidiaries, the execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries, (ii) a breach or violation of, or a default under, or the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation (“Contracts”) binding upon the Company or any of its Subsidiaries, (iii) any change in the rights or obligations of any party under any of those Contracts, (iv) any conflict with or violation of any Laws (as defined in Section 4.9) that would impair the Company’s or any of the Company’s Subsidiaries’ business or their ability to consummate the transactions contemplated by this Agreement or adversely affect any licenses or approvals necessary to enable the Company and its Subsidiaries to carry on their business as presently conducted, except, in the case of clauses (ii), (iii) or (iv), for any conflict, breach, violation, default, acceleration, declaration, imposition or impairment that would not be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Schedule 4.4(b) to this Agreement sets forth a list of Contracts (by category and type, where applicable) material to the Company and its Subsidiaries, taken as a whole, pursuant to which consents or waivers (“Private Consents”) are required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (ii), (iii) and (iv) above).

  4.5.       Company Reports; Financial Statements.

           The Company has delivered or made available to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 1999 (the “Company Audit Date”), including (a) the Company’s Annual Report on Form 10-K for the year ended December 31, 1999 (b) the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000 and (c) the Company’s definitive Proxy Statement for its 2000 Annual Meeting of Stockholders, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the “SEC”) (collectively, including any such reports filed subsequent to the date hereof, the “Company Reports”). As of their respective dates the Company Reports complied, and any Company reports filed with the SEC subsequent to the date hereof will comply, as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC. As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

  4.6.       Absence of Certain Changes.

           Except as disclosed in the Company Reports filed prior to the date hereof or as set forth on Section 4.6 of the Company Disclosure Schedule, since the Company Audit Date, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been: (a) any Company Material Adverse Effect or other event, or any other development or combination of developments of which the Responsible Executive Officers of the Company have knowledge, that, individually or in the aggregate, is reasonably likely to result in a Company Material Adverse Effect; (b) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (c) any authorization, declaration, setting aside or payment of any dividend or other distribution in respect of the stock of the Company, except as permitted by Section 6.1 hereof; (d) any change by the Company in accounting principles, practices or methods other than as required by changes in applicable GAAP; or (e) any repurchase or redemption of any Shares. Since the Company Audit Date, except as provided for herein or as disclosed in the Company Reports filed prior to the date hereof or as set forth on Section 4.6 of the Company Disclosure Schedule, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers at the vice president level or above or any amendment of any of the Company Compensation and Benefit Plans (as defined in Section 4.8(a)). The maximum financial liability to which the Company would be subject in the event of the early termination of any lease for property described in Section 4.6 of the Company Disclosure Schedule would not exceed an amount disclosed in Section 4.6 of the Company Disclosure Schedule.

  4.7.       Litigation and Liabilities.

           Except as disclosed in the Company Reports filed prior to the date hereof or as set forth on Section 4.7 of the Company Disclosure Schedule, there are no (a) civil, criminal or administrative actions, suits, claims, hearings, investigations, proceedings, judgments, decrees, orders or injunctions outstanding, pending or, to the knowledge of the Responsible Executive Officers of the Company, threatened against the Company or any of its Subsidiaries or (b) obligations or liabilities of any nature, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances of which the Responsible Executive Officers have knowledge, that have resulted in or could reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of the Subsidiaries, except, in each case, for such actions, suits, claims, hearings, investigations, proceedings, obligations and liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

  4.8.       Employee Benefits.

(a) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, change of control, compensation, medical, health or other plan, agreement, policy or arrangement that covers, or, in the past three years, has covered employees, directors, former employees or former directors of the Company and its Subsidiaries (the “Company Compensation and Benefit Plans”) and any trust agreement or insurance contract forming a part of such Company Compensation and Benefit Plans has been made available to Parent prior to the date hereof. For the three most recent plan years, all annual reports (Form 5500 series) on each Company

Compensation and Benefit Plan that have been filed with any governmental agency and the current summary plan description and subsequent summaries of material modifications for each Company Compensation and Benefit Plan have been made available to Parent prior to the date hereof. The Compensation and Benefit Plans are listed on Section 4.8 of the Company Disclosure Schedule and any “change of control” or similar provisions therein are specifically identified on Section 4.8 of the Company Disclosure Schedule.

(b) All Company Compensation and Benefit Plans are in compliance in all material respects with all applicable laws, including, to the extent applicable, the Code and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Each Company Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the Responsible Executive Officers of the Company, threatened litigation relating to the Company Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(c) Neither the Company nor any of its Subsidiaries currently has and at no time in the past has had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(d) All contributions required to be made under the terms of any Company Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof, except where the failure to make such contributions, individually or in the aggregate, would not reasonably be likely to result in a Company Material Adverse Effect.

(e) Except as disclosed in Section 4.8 of the Company Disclosure Schedule, neither the Company nor its Subsidiaries have any obligations for retiree health and life benefits under any Company Compensation and Benefit Plan, other than as mandated by the continuation coverage requirements of Section 4980B of the Code and Section 162(k) of the Code, as applicable, and Part 6 of Subtitle B of Title I of ERISA. The Company or its Subsidiaries may amend or terminate any such plan under the terms of such plan at any time without incurring any material liability thereunder.

(f) Except as disclosed in Section 4.8 of the Company Disclosure Schedule, the Merger will not (i) entitle any employees of the Company or its Subsidiaries to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Compensation and Benefit Plans or (iii) result in any breach or violation of, or a default under, any of the Company Compensation and Benefit Plans.

(g) All Company Compensation and Benefit Plans covering current or former non-U.S. employees of the Company and its Subsidiaries comply in all material respects with applicable local law. The Company and its Subsidiaries have no material unfunded liabilities with respect to any Pension Plan that covers such non-U.S. employees.

(h) The number of individuals who perform services for the Company or any of its Subsidiaries on a full-time basis but who are not employees of the Company or any of its Subsidiaries does not exceed 5% of the workforce of the Company and its Subsidiaries.

(i) Except as set forth in Section 4.8 of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, director or independent contractor of the Company who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

  4.9.       Compliance with Laws; Permits.

           Except as set forth in the Company Reports filed prior to the date hereof or on Section 4.9 of the Company Disclosure Schedule, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any governmental entity (“Laws”), except for violations or possible violations that, individually or in the aggregate, do not or would not be reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Except as set forth in the Company Reports filed prior to the date hereof or on Section 4.9 of the Company Disclosure Schedule, no investigation or review by any governmental entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Responsible Executive Officers of the Company, threatened, nor has any governmental entity overtly indicated to the Company an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company and its Subsidiaries each has all permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which do not, or would not be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

  4.10.  Takeover Statutes.

           The Board of Directors of the Company has taken all necessary action so that no restrictive provision of any “fair price,” “moratorium,” “control share” or other similar anti-takeover statute or regulation, including, but not limited to, § 203 of the DGCL, (each a “Takeover Statute”) or restrictive provision of any applicable anti-takeover provision in the charter or by-laws of the Company, is, or at the Effective Time will be, applicable to the Company, the Shares, the Merger or any transaction contemplated by this Agreement or the Stockholder Agreements.

  4.11.  Environmental Matters.

           Except as disclosed in the Company Reports filed prior to the date hereof or on Section 4.11 of the Company Disclosure Schedule, and except for such matters that, alone or in the aggregate, have not and would not be reasonably likely to have a Company Material Adverse Effect: (a) the Company and its Subsidiaries have complied with all applicable Environmental Laws (as defined in Section 9.12 (b)); (b) the properties currently owned or operated by the Company (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in Section 9.12 (b)) and, to the knowledge of the Responsible Executive Officers of the Company, do not contain wetlands, dumps, filled in land, PCBs, asbestos or underground storage tanks; (c) the properties formerly owned or operated by the Company or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or any of its

Subsidiaries; (d) neither the Company nor any Subsidiary is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (e) no Hazardous Substance has been transported from any of the properties owned or operated by the Company or any of its Subsidiaries other than in compliance with applicable Environmental Law; (f) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information from any Governmental Entity or third party indicating that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (g) the Company and its Subsidiaries are not subject to any court order, administrative order or decree arising under any Environmental Law and are not subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (h) to the knowledge of the Responsible Executive Officers of the Company there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property of the Company pursuant to any Environmental Law.

  4.12.  Taxes.

           Except as disclosed in the Company Reports filed prior to the date hereof or as set forth on Section 4.12 of the Company Disclosure Schedule and except for such matters that, alone or in the aggregate, would not be reasonably likely to have a Material Adverse Effect:

(a) Each of the Company, each of its Subsidiaries and any affiliated, combined or unitary group of which any such corporation is or was a member has (i) timely (taking into account any extensions) filed all federal income tax and all other material federal and all material state, local and foreign returns, declarations, reports, estimates, information returns and statements (“Returns”) required to be filed or sent by or with respect to it in respect of any Taxes, (ii) timely paid all Taxes that are due and payable (except for audit adjustments not material in the aggregate or to the extent that liability therefor is reserved for in the Company’s most recent audited financial statements) for which the Company or any of its Subsidiaries may be liable, (iii) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of the Company and its Subsidiaries through the date hereof, and (iv) complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has in all material respects timely withheld from employee wages and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over.

(b) (i) All federal income tax Returns of the Company and any of its Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) or otherwise closed; (ii) except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable state or local Taxing Authority have been paid, fully settled or adequately provided for in the Company’s most recent audited financial statements; (iii) no material federal, state or local income or franchise tax audits or other administrative proceedings or court proceedings are at present pending with regard to any federal, state or local income or franchise Taxes for which the Company or any of its Subsidiaries would be liable, and (iv) no material deficiency for any such income or franchise Taxes has been proposed, asserted or assessed pursuant to such examination against the Company or any of its Subsidiaries by any federal, state or local taxing authority with respect to any period.

(c) Neither the Company nor any of its Subsidiaries has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with any Taxing Authority (i) any agreement or other document extending or having the effect of extending the period for assessments or collection of any federal, state or local income or franchise Taxes for which the Company or any of its Subsidiaries would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state or local income tax law that relates to the assets or operations of the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any material obligation under any tax sharing agreement or similar agreement or arrangement.

  4.13  Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There are no strikes or work stoppages in effect or, to the knowledge of the Responsible Executive Officers of the Company, threatened with respect to the employees of the Company or any of its Subsidiaries. There is no representation claim or petition or material complaint pending before the National Labor Relations Board or any state or local labor agency and, to the knowledge of the Responsible Executive Officers of the Company, no question concerning representation has been raised or threatened. No charges with respect to or relating to the business of the Company or any its Subsidiaries are pending before the Equal Employment Opportunity Commission, or any state or local agency responsible for the prevention of unlawful employment practices, which would if adversely determined be reasonably likely to have a Company Material Adverse Effect.

(b) Section 4.13 of the Company Disclosure Schedule contains a complete and correct list of all material current employment, management or other consulting agreements with any Persons employed or retained by the Company or any of its Subsidiaries (including independent consultants), complete and correct copies of which have been delivered to Parent.

(c) Section 4.13 of the Company Disclosure Schedule contains a complete and correct list as of the date of this Agreement of all employees and consultants employed or retained by the Company or any of its Subsidiaries (including independent consultants), the job title of each such person and the compensation currently being paid to each such person.

  4.14.  Intellectual Property; FDA Matters.

(a) To the knowledge of the Responsible Officers of the Company, except as disclosed in Company Reports prior to the date hereof or as set forth on Section 4.14 of the Company Disclosure Schedule, the Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights in all material patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of the Company and its Subsidiaries as currently conducted, and all patents, trademarks, trade names, service marks and copyrights held by the Company and/or its Subsidiaries are valid and subsisting.

(b) To the knowledge of the Responsible Executive Officers of the Company, except as disclosed in Company Reports filed prior to the date hereof or Section 4.14 of the Company Disclosure Schedule and except for such matters that, alone or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect:

(i) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder or as contemplated hereby, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which it has been granted proprietary rights to use any third-party patents, trademarks, service marks, trade secrets and copyrights (“Company Third-Party Intellectual Property Rights”);

(ii) no claims with respect to (A) the patents, registered and unregistered trademarks and service marks, copyrights, trade names, and any applications therefor owned by the Company or any its Subsidiaries (the “Company Intellectual Property Rights”); (B) any trade secret material to the Company; or (C) Company Third-Party Intellectual Property Rights are currently pending or, to the knowledge of the Responsible Executive Officers of the Company, are threatened by any Person;

(iii) (A) the sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its Subsidiaries, does not infringe on any copyright, patent, trademark, service mark or trade secret of any Person; and (B) there are no valid grounds for any claims against the use by the Company or any of its Subsidiaries, of any trademarks, trade names, trade secrets, copyrights, patents, technology, or know-how used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted, challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company, or challenging the license or legally enforceable right to use of the Company Third-Party Intellectual Rights by the Company or any of its Subsidiaries; and

(iv) there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

(c) Section 4.14 of the Company Disclosure Schedule contains a list as of the date of this Agreement of all material (i) patents, patent applications, registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks included in the Company’s Intellectual Property Rights, including the jurisdictions in which each such item of the Company’s Intellectual Property Rights have been issued or registered or in which any application for such issuance and registration has been filed, (ii) licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any of the Company’s Intellectual Property Rights, and (iii) Company Third-Party Intellectual Property Rights which are incorporated in, are or form a part of any Company product.

(d) Substantially all officers, employees and consultants of the Company who have access to trade secrets or other proprietary intellectual property owned by the Company and not otherwise protected by a patent, a patent application, copyright, trademark, or other registration (“Company Confidential Information”) have executed and delivered to the Company an agreement regarding the protection of proprietary information and the assignment to the Company of any Intellectual Property arising from services performed for the Company by such persons.

(e) The Company has taken all necessary steps to provide reasonable assurance that all software systems used by the Company or its critical vendors will not experience invalid or incorrect results or abnormal operation related to calendar year 2000, except where such invalid or incorrect results or abnormal operation would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(f) Except as described on Section 4.14(f) of the Company Disclosure Schedule, the Company is in compliance with the rules, regulations and guidelines of the United States Food and Drug Administration (“FDA”) and any applicable non-U.S. governing body with respect to the products and operations of the Company and its Subsidiaries, and has all approvals, permits and clearances of FDA and such other bodies necessary to the conduct of the businesses of the Company and its Subsidiaries as currently conducted, except where such non-compliance or absence of approvals, permits and clearances, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect. The Company has disclosed to Parent all material facts relating to communications from and with FDA and other regulatory bodies relating to the development, manufacture, sale and distribution of the Company’s and any Subsidiary’s products, product candidates and research projects.

  4.15.  Title to Property.

           Except as set forth in the Company Reports or on Section 4.15 of the Company Disclosure Schedule, the Company and each of its Subsidiaries have good and indefeasible title to all of their material properties and assets, free and clear of all encumbrances, except liens for taxes not yet due and payable and such encumbrances or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not be reasonably likely to have a Company Material Adverse Effect, and except for encumbrances which secure indebtedness reflected in the financial statements included in the Company Reports.

  4.16.  Material Contracts.

           All of the Material Contracts of the Company and its Subsidiaries that are required to be described in the Company Reports or to be filed as exhibits thereto are described in the Company Reports or filed as exhibits thereto and are in full force and effect in all material respects. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Responsible Executive Officers of the Company, any other party is in breach of or in default under any such Contract except for such breaches and defaults as individually or in the aggregate have not had and would not be reasonably likely to have a Company Material Adverse Effect. Except as set forth in Section 4.16 of the Company Disclosure Schedule neither the Company nor any of its Subsidiaries is party to any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries to (a) sell any products or services of or to any other person, (b) engage in any line of business or (c) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its Subsidiaries.

  4.17.  Brokers and Finders.

           Neither the Company nor any of its executive officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed SG Cowen Securities Corporation as its financial advisors, the arrangements with respect to which are reflected in an engagement letter, dated January 4, 2000, as amended on March 9, 2000, by and between the Company and SG Cowen Securities Corporation, a copy of which has been delivered to Parent.

  4.18.  Insurance.

           The Company has heretofore provided Parent with true, complete and correct copies of all material fire and casualty, general liability, business interruption, product liability, clinical trail liability and other insurance policies maintained by the Company and its Subsidiaries. All such policies are in full force and effect in all material respects and no event has occurred that would give any insurance carrier a right to terminate any such policy. Neither the Company nor any of its Subsidiaries has been denied or had any policy of insurance revoked or rescinded. To the knowledge of the Responsible Executive Officers of the Company, all such policies are adequate to insure against risks to which the Company and its properties are exposed in such amounts and subject to such terms as are commercially reasonable for the business in which the Company and its Subsidiaries are engaged.

  4.19.  Interested Party Transactions.

           Except as set forth in the Company Reports or on Section 4.19 of the Company Disclosure Schedule, since the Company Audit Date no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K as promulgated by the SEC in a Proxy Statement filed under the Exchange Act.

  4.20.  Rights Plan.

           The Company has adopted a Rights Agreement dated July 1, 1997 between the Company and American Stock Transfer & Trust Company, as amended (the “Company Rights Agreement”) and has provided in an amendment thereto dated May 29, 2000 that Parent shall not be deemed an Acquiring Person, the Distribution Date (each as defined in the Company Rights Agreement) shall not be deemed to occur and the rights issuable pursuant to the Company Rights Agreement (the “Company Rights”) will not separate from the Shares, as a result of Parent or Merger Subsidiary entering into this Agreement, the Stockholder Agreements or consummating the Merger or the other transactions contemplated hereby or thereby.

  4.21.  Accounting, Tax and SEC Matters.

(a) As of the date hereof, neither the Company nor any of its Affiliates has taken or agreed to take any action, nor do the Responsible Executive Officers of the Company have any knowledge of any fact or circumstance, that would prevent Parent or the Company from accounting for the business combination to be effected by the Merger as a “pooling-of-interests” or prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) The Company has provided to the Company’s and Parent’s independent accountants all information concerning actions taken or agreed to be taken by the Company or any of its Affiliates on or before the date of this Agreement that could reasonably be expected to affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

(c) To the knowledge of the Responsible Executive Officers of the Company, except for routine matters relating to the review of Company Reports by the SEC Division of Corporation Finance, the Company has not and is not the subject of any formal or informal inquiry or investigation by the SEC. The Company has provided to Parent all written communications between the Company (or any of its officers and directors) and the SEC since December 31, 1998 (other than those constituting Company Reports).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUBSIDIARY

           Except as set forth in the corresponding sections or subsections of the Parent Disclosure Schedule delivered to the Company in connection with the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Subsidiary hereby, jointly and severally, represent and warrant to the Company that:

  5.1.       Merger Subsidiary.

(a) Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Merger Subsidiary has one hundred shares of common stock, par value $.01 per share (“Merger Subsidiary Stock”), all of which are validly issued and outstanding and are, and at the Effective Time will be, owned solely by Parent, and there are (i) no other voting securities of Merger Subsidiary, (ii) no securities of Merger Subsidiary convertible into or exchangeable for Merger Subsidiary Stock or other voting securities of Merger Subsidiary and (iii) no options or other rights to acquire from Merger Subsidiary, and no obligations of Merger Subsidiary to issue or deliver, any Merger Subsidiary Stock or other voting securities or securities convertible into or exchangeable for Merger Subsidiary Stock or other voting securities of Merger Subsidiary.

(c) Merger Subsidiary has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

  5.2.       Organization, Good Standing and Qualification.

           Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of Parent and each of its Subsidiaries has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Parent Material Adverse Effect. Parent has made available to the Company a complete and correct copy of Parent’s charter and by-laws, each as amended to and as in effect as of the date hereof.

  5.3.       Capitalization.

           The authorized stock of Parent consists of 75 million shares of Parent Common Stock, of which 23,437,176 shares were outstanding as of the close of business on May 24, 2000, and 5 million shares of Preferred Stock, par value $.01 per share (the “Parent Preferred Shares” and together with Parent Common Stock, the “Parent Shares”), of which no shares were outstanding as of the close of business on the date hereof. All of the outstanding Parent Shares have been duly authorized and are validly issued, fully paid and nonassessable. Parent has no commitments to issue or deliver Parent Shares, except that, as of May 24, 2000, there were 3,688,380 shares of Parent Common Stock subject to issuance pursuant to Parent’s 1993 and 1998 Employee Share Option and Restricted Share Plans, Parent’s Directors Option Plan, and agreements with consultants (the “Parent Stock Plans”), up to 700,000 shares issuable under outstanding warrants held by Amgen Inc., and 300,000 shares of Parent Preferred Stock subject to issuance pursuant to the Parent Rights Agreement and other commitments to issue shares described in the Parent Reports. Each of the outstanding shares of capital stock or other securities of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Parent or a direct or indirect wholly-owned subsidiary of Parent, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as described in this Section 5.3, the Parent Reports or in Section 5.3 of the Parent Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or, except as referred to in this Section 5.3, convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

  5.4.       Authority; Approval and Fairness.

(a) Each of Parent and Merger Subsidiary has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and, with respect to Parent, subject only to approval of the issuance of Parent Common Stock by the holders of at least a majority of the total votes cast on the proposal in person or by proxy (the “Parent Requisite Vote”), to consummate the Merger. This Agreement is a valid and binding obligation of each of Parent and Merger Subsidiary, as the case may be, enforceable against Parent and Merger Subsidiary in accordance with its terms, except as enforceability may be limited or affected by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws and equitable principles now or hereafter in effect and affecting the rights and remedies of creditors generally.

(b) The Board of Directors of Parent, at a meeting duly called and held, by unanimous vote (i) has approved this Agreement and the Merger and the other transactions contemplated hereby and thereby and (ii) has resolved to submit the proposed issuance of Parent Common Stock in the Merger to, and recommend approval thereof by, the stockholders of the Company. The Board of Directors of Parent has received the opinion of its financial advisor, Prudential Vector Healthcare Group, to the effect that, as of the date of such opinion, the Merger Consideration is fair from a financial point of view to Parent.

  5.5.       Governmental Filings; No Violations.

(a) Other than the filings and/or notices pursuant to or required by (i) Section 1.3 hereof, (ii) the HSR Act, and Applicable Foreign Competition Laws, (iii) the Exchange Act, (iv) the Securities Act, (v) state securities or “blue-sky” laws, (vi) Section 251 of the DGCL and (vii) Nasdaq, the execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated hereby do not require any filings, notices, consents or approvals with or by any Court, administrative agency, commission, government or regulatory authority, domestic or foreign, except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Subsidiary to consummate transactions contemplated by this Agreement.

(b) Subject to compliance with the filings described in Section 5.5(a) and obtaining Private Consents applicable to the Parent and its Subsidiaries, the execution, delivery and performance of this Agreement by Parent and the Merger Subsidiary does not, and the consummation by Parent or Merger Subsidiary of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent or of Merger Subsidiary, or the comparable governing instruments of any of Parent’s other Subsidiaries, (ii) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Subsidiaries, (iii) any change in the rights or obligations of any party under any of those Contracts, (iv) any conflict with or violation of any Laws (including any Takeover Laws of the State of Maryland, if any, applicable to acquirors whose principal place of business is in the State of Maryland) that would impair Parent’s or any of Parent’s Subsidiaries’ business or their ability to consummate the transactions contemplated by this Agreement or adversely affect any licenses or approvals necessary to enable Parent and its Subsidiaries to carry on their business as presently conducted, except, in the case of clauses (ii), (iii) or (iv), for any conflict, breach, violation, default, acceleration, declaration, imposition or impairment that would not be reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement.

  5.6.       Parent Reports; Financial Statements.

           Parent has delivered or made available to the Company each registration statement, report, proxy statement or information statement prepared by it since December 31, 1999 (the “Parent Audit Date”), including (a) Parent’s Annual Report on Form 10-K for the year ended December 31, 1999 (b) Parent’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000 and (c) Parent’s definitive Proxy Statement for its 2000 Annual Meeting of Stockholders, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof, the “Parent Reports”). As of their respective dates, the Parent Reports complied, and any Parent Reports filed with the SEC subsequent to the date hereof will comply, as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC. As of their respective dates, the Parent Reports did not, and any Parent Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

  5.7.       Absence of Certain Changes.

           Except as disclosed in the Parent Reports filed prior to the date hereof or as set forth on Section 5.7 of the Parent Disclosure Schedule, since the Parent Audit Date, Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been: (a) any Parent Material Adverse Effect or other event, or any other development or combination of developments of which the Responsible Executive Officers of Parent have knowledge, that, individually or in the aggregate, is reasonably likely to result in a Parent Material Adverse Effect; (b) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, whether or not covered by insurance; (c) any authorization, declaration, setting aside or payment of any dividend or other distribution in respect of the stock of Parent, except as permitted by Section 6.2 hereof; (d)  any change by Parent in accounting principles, practices or methods other than as required by changes in applicable GAAP; or (e) any repurchase or redemption of any shares of Parent Common Stock.

  5.8.       Litigation and Liabilities.

           Except as disclosed in the Parent Reports filed prior to the date hereof or as set forth on Section 5.8 of the Parent Disclosure Schedule, there are no (a) civil, criminal or administrative actions, suits, claims, hearings, investigations, proceedings, judgments, decrees, orders or injunctions outstanding, pending or, to the knowledge of the Responsible Executive Officers of Parent, threatened against Parent or any of its Subsidiaries or (b)  obligations or liabilities of any nature, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances of which the Responsible Executive Officers have knowledge, that have resulted in or could reasonably be expected to result in any claims against, or obligations or liabilities of, Parent or any of its Subsidiaries, except, in each case, for such actions, suits, claims, hearings, investigations, proceedings, obligations and liabilities that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement.

  5.9.       Compliance with Laws; Permits.

           Except as set forth in the Parent Reports filed prior to the date hereof or on Section 5.9 of the Parent Disclosure Schedule, the businesses of each of Parent and its Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations or possible violations that, individually or in the aggregate, do not or would not be reasonably likely to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement. Except as set forth in the Parent Reports filed prior to the date hereof or on Section 5.9 of the Parent Disclosure Schedule, no investigation or review by any governmental entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of the Responsible Executive Officers of Parent, threatened, nor has any governmental entity overtly indicated to the Company an intention to conduct the same, except for those the outcome would not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement. Parent and its Subsidiaries each has all permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which do not, or would not be reasonably likely to, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent or Merger Subsidiary to consummate the Merger and the other transactions contemplated by this Agreement.

  5.10.  Environmental Matters.

           Except as disclosed in the Parent Reports filed prior to the date hereof or in Section 5.10 of the Parent Disclosure Schedule, and except for such matters that, alone or in the aggregate, have not and would not be reasonably likely to have a Parent Material Adverse Effect:

(a) Parent and its Subsidiaries have complied with all applicable Environmental Laws;

(b) the properties currently owned or operated by Parent (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances and, to the knowledge of the Parent Responsible Executive Officers, do not contain wetlands, dumps, filled in land, PCBs, asbestos or underground storage tanks;

(c) the properties formerly owned or operated by Parent or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Parent or any of its Subsidiaries;

(d) neither Parent nor any Subsidiary is subject to liability for any Hazardous Substance disposal or contamination on any third party property;

(e) no Hazardous Substance has been transported from any of the properties owned or operated by Parent or any of its Subsidiaries other than in compliance with applicable Environmental Law;

(f) neither Parent nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information from any Governmental Entity or third party indicating that Parent or any of its Subsidiaries may be in violation of or liable under any Environmental Law;

(g) Parent and its Subsidiaries are not subject to any court order, administrative order or decree arising under any Environmental Law and are not subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and

(h) to the knowledge of the Responsible Executive Officers of the Parent there are no circumstances or conditions involving Parent or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property of Parent pursuant to any Environmental Law.

  5.11.  Taxes.

           Except as disclosed in the Parent Reports filed prior to the date hereof or as provided in Section 5.11 of the Parent Disclosure Schedule and except for such matters that, alone or in the aggregate, would not be reasonably likely to have Material Adverse Effect:

(a) Each of Parent, each of its Subsidiaries and any affiliated, combined or unitary group of which any such corporation is or was a member has (i) timely (taking into account any extensions) filed all federal income tax and all other material federal and all material state, local and foreign returns, declarations, reports, estimates, information returns and statements (“Returns”) required to be filed or sent by or with respect to it in respect of any Taxes, (ii) timely paid all Taxes that are due and payable (except for audit adjustments not material in the aggregate or to the extent that liability therefor is reserved for in the Parent’s most recent audited financial statements) for which Parent or any of its Subsidiaries may be liable, (iii) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of Parent and its Subsidiaries through the date hereof, and (iv) to the knowledge of the Responsible Executive Officers of Parent or any Subsidiary of Parent, complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has in all material respects timely withheld from employee wages and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over.

(b) (i) All federal income tax Returns of Parent and any of its Subsidiaries have been examined by the IRS or otherwise closed; (ii) except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable state or local Taxing Authority have been paid, fully settled or adequately provided for in Parent’s most recent audited financial statements; (iii) no material federal, state or local income or franchise tax audits or other administrative proceedings or court proceedings are at present pending with regard to any federal, state or local income or franchise Taxes for which Parent or any of its Subsidiaries would be liable, and (iv) no material deficiency for any such income or franchise Taxes has been proposed, asserted or assessed pursuant to such examination against Parent or any of its Subsidiaries by any federal, state or local taxing authority with respect to any period.

(c) Neither Parent nor any of its Subsidiaries has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with any Taxing Authority (i) any agreement or other document extending or having the effect of extending the period for assessments or collection of any federal, state or local income or franchise Taxes for which Parent or any of its Subsidiaries would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state or local income tax law that relates to the assets or operations of Parent or any of its Subsidiaries.

(d) Neither Parent nor any of its Subsidiaries has made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Parent or any of its Subsidiaries.

(e) Neither Parent nor any of its Subsidiaries is a party to, is bound by or has any material obligation under any tax sharing agreement or similar agreement or arrangement.

  5.12.  Intellectual Property.

(a) To the knowledge of the Responsible Executive Officer of the Parent, except as disclosed in Parent Reports prior to the date hereof or as set forth on Section 5.12 of the Parent Disclosure Schedule, Parent and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights in all material patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of Parent and its

Subsidiaries as currently conducted, and all patents, trademarks, trade names, service marks and copyrights held by Parent and/or its Subsidiaries are valid and subsisting.

(b) To the knowledge of the Responsible Executive Officer of the Parent, except as disclosed in the Parent Reports filed prior to the date hereof or Section 5.12 of the Parent Disclosure Schedule and except for such matters that, alone or in the aggregate, would not be reasonably likely to have a Parent Material Adverse effect:

(i) Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder or as contemplated hereby, in violation of any licenses, sublicenses and other agreements as to which Parent is a party and pursuant to which it has been granted proprietary rights to use any third-party patents, trademarks, service marks, trade secrets and copyrights (“Parent Third-Party Intellectual Property Rights”);

(ii) no claims with respect to (A) the patents, registered and unregistered trademarks and service marks, copyrights, trade names, and any applications therefor owned by Parent or any its Subsidiaries (the “Parent Intellectual Property Rights”); (B) any trade secret material to Parent; or (C) Parent Third-Party Intellectual Property Rights are currently pending or, to the knowledge of the Responsible Executive Officers of Parent, are threatened by any Person;

(iii) (A) the sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Parent or any of its Subsidiaries, does not infringe on any copyright, patent, trademark, service mark or trade secret of any other Person; and (B) there are no valid grounds for any claims against the use by Parent or any of its Subsidiaries, of any trademarks, trade names, trade secrets, copyrights, patents, technology or know-how used in the business of Parent or any of its Subsidiaries as currently conducted or as proposed to be conducted, challenging the ownership, validity or effectiveness of any of Parent Intellectual Property Rights or other trade secret material to Parent, or challenging the license or legally enforceable right to use of the Parent Third-Party Intellectual Rights by Parent or any of its Subsidiaries; and

(iv) there is no unauthorized use, infringement or misappropriation of any of Parent Intellectual Property Rights by any third party, including any employee or former employee of Parent or any of its Subsidiaries.

(c) Substantially all officers, employees and consultants of Parent who have access to trade secrets or other proprietary intellectual property owned by the Parent and not otherwise protected by a patent, a patent application, copyright, trademark, or other registration (“Parent Confidential Information”) have executed and delivered to Parent an agreement regarding the protection of proprietary information and the assignment to Parent of any Intellectual Property arising from services performed for Parent by such persons.

(d) Parent has obtained or entered into written agreements with third parties in connection with the disclosure to, or use or appropriation by, third parties, of any Parent Confidential Information, and the Responsible Executive Officers of Parent do not know of any situation involving third party use, disclosure or appropriation of Parent Confidential Information where the lack of such a written agreement is likely to result in any Parent Material Adverse Effect.

  5.13.  Brokers and Finders.

           Neither Parent nor any of its executive officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement, except that Parent has employed Prudential Vector Healthcare Group as its financial advisors, the financial arrangements with which have been fully disclosed to the Company prior to the date hereof.

  5.14.  Accounting and Tax Matters.

(a) As of the date hereof, neither Parent nor any of its Affiliates has taken or agreed to take any action, nor do the Responsible Executive Officers of Parent have any knowledge of any fact or circumstance, that would prevent Parent or the Company from accounting for the business combination to be effected by the Merger as a “pooling-of-interests” or prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Parent has provided to the Company and Parent’s independent accountants all information concerning actions taken or agreed to be taken by Parent or any of its Affiliates on or before the date of this Agreement that could reasonably be expected to affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

(c) To the knowledge of the Responsible Executive Officers of Parent, Parent is not the subject of any formal or informal inquiry or investigation by the SEC except for routine matters relating to the review of Parent Reports by the SEC Division of Corporation Finance.

  5.15.  Labor Matters.

           Neither Parent nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There are no strikes or work stoppages in effect or, to the knowledge of the Responsible Executive Officers of Parent, threatened with respect to the employees of Parent or any of its Subsidiaries. There is no representation claim or petition or material complaint pending before the National Labor Relations Board or any state or local labor agency and, to the knowledge of the Responsible Executive Officers of Parent, no question concerning representation has been raised or threatened. No charges with respect to or relating to the business of Parent or any of its Subsidiaries are pending before the Equal Opportunity Commission, or any state or local agency responsible for the prevention of unlawful employment practices, which would if adversely determined be reasonably likely to have a Parent Material Adverse Effect.

  5.16.  Title to Property.

           Except as set forth in the Parent Reports or on Section 5.16 of the Parent Disclosure Schedule, Parent and each of its Subsidiaries have good and indefeasible title to all of their material properties and assets, free and clear of all encumbrances, except liens for taxes not yet due and payable and such encumbrances or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not be reasonably likely to have a Parent Material Adverse Effect, and except for encumbrances which secure indebtedness reflected in the financial statements included in the Parent Reports.

  5.17.  Material Contracts.

           All of the Material Contracts of Parent and its Subsidiaries that are required to be described in the Parent Reports or to be filed as exhibits thereto are described in the Parent Reports or filed as exhibits thereto and are in full force and effect. Neither the Parent nor any of it Subsidiaries nor, to the knowledge of the Responsible Executive Officers of Parent, any other party is in breach of or in default under any such Material Contract except for such breaches and defaults as individually or in aggregate have not had and would not be reasonably likely to have a Parent Material Adverse Effect. Neither the Parent nor any of its Subsidiaries is party to any agreement containing any provision or covenant which purports to limit in any material respect the manner in which, or the localities in which, all or any substantial portion of the business of the Company and its Subsidiaries, taken as a whole, is or would be conducted.

  5.18.  Parent Employment Arrangements

           Each material compensation arrangement established or maintained by Parent or any of its Subsidiaries for its employees (including any material employment, severance, bonus, deferred compensation, equity incentive or other similar agreement, plan or arrangement) is described in the Parent Reports or on Section 5.18 of the Parent Disclosure Schedule, and a copy of each such material compensation arrangement has been made available to the Company prior to the date hereof.

ARTICLE VI

COVENANTS

  6.1.       Interim Operations of the Company.

           The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (except as otherwise expressly contemplated by this Agreement or as set forth in Section 6.1 of the Company Disclosure Schedule), without the prior written consent of Parent:

(a) its and its Subsidiaries’ businesses shall be conducted in all material respects in the ordinary and usual course (it being understood and agreed that nothing contained herein shall permit the Company to enter into or engage (through acquisition, product extension or otherwise), in any material respect, in any new line of business);

(b) to the extent consistent with (a) above, it and its Subsidiaries shall use their reasonable best efforts to preserve their business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

(c) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its certificate of incorporation or by-laws or amend, modify or terminate the Company Rights Agreement; (iii) split, combine or reclassify its outstanding shares of stock; (iv) authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock; (v) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its stock or any securities convertible into or exchangeable or exercisable for any shares of its stock; or (vi) take any action inconsistent with carrying out the Merger as promptly as possible except for those actions expressly permitted by this Agreement (including Section 6.4 hereof);

(d) neither it nor any of its Subsidiaries shall: (i) except as permitted under Section 6.1(e), issue, sell, pledge, dispose of or encumber any (A) shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, its capital stock of any class or (B) securities convertible into or exchangeable for any other property or assets (other than Shares issuable pursuant to options outstanding on the date hereof under any of the Company Stock Plans); (ii) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or take any action to incur or modify any material indebtedness or other material liability; (iii) make or authorize or commit for any capital expenditures other than in amounts less than $1 million in the aggregate; or (iv) make any acquisition of, or investment in, the assets or stock of any other Person or entity (other than a Subsidiary) except for ordinary course investment activities or as otherwise permitted by Section 6.1;

(e) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Company Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any employees except increases for employees of the Company occurring in the ordinary and usual course of business (which shall be limited to (i) regular annual grants of options under the Company Stock Plans, the number of Company Options subject to and the recipient of each such grant to be determined in consultation with Parent; provided that the vesting of such options shall not accelerate as a result of the change in control contemplated by the Merger and provided, further, that the maximum number of Shares issuable pursuant to such options shall be calculated in accordance with past practice and the terms of the Company Stock Plans and shall not exceed 10,000 Shares, (ii) grants and payment of awards under any management incentive plans in accordance with the terms of such plans and (iii) salary increases for those employees who have a rank of vice president or higher in accordance with the Company’s normal salary guidelines and annual salary pool which, in the aggregate, do not exceed 5% of their aggregate current salaries, and salary increases for other employees which do not exceed, in the aggregate, 5% of their aggregate current salaries) and except reasonable retention arrangements which are necessary for the operation of the Company entered into with the prior written consent of Parent;

(f) neither it nor any of its Subsidiaries shall pay, discharge, settle or satisfy any claims, liabilities or obligations except (i) in the ordinary course of business in amounts that are not material or (ii) ordinary course repayment of indebtedness or payment of contractual obligations when due;

(g) neither it nor any of its Subsidiaries shall make or change any Tax election, settle any material audit or file any amended tax returns;

(h) neither it nor any of its Subsidiaries shall enter into any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any Subsidiary or affiliate to (i) sell any products or services of or to any other person, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its Subsidiaries or Affiliates;

(i) neither it nor any of its Subsidiaries shall take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and

(j) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

  6.2.       Interim Operations of Parent.

           Parent covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (except as otherwise expressly contemplated by this Agreement or as set forth in Section 6.2 of the Parent Disclosure Schedule), without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed:

(a) it shall not (i) amend its certificate of incorporation or by-laws in a manner that would adversely affect the rights of shareholders or (ii) authorize, declare or pay any cash dividends on Parent’s outstanding shares of common stock;

(b) it will not issue or sell any shares of, or securities convertible into or exchangeable or exerciseable for, or options, warrants, calls, commitments or rights of any kind to acquire shares of, its capital stock except for those issuances or sales under or in connection with Parent Stock Plans existing on the date hereof, other commitments to issue shares in effect on the date hereof referred to in Section 5.3 and corporate or strategic partnerships, acquisitions, capital-raising activities, financings, and other transactions that do not exceed an aggregate of 2.3 million shares;

(c) neither it nor any of its Subsidiaries shall take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and

(d) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

  6.3.       Interim Operations of Merger Subsidiary.

           During the period from the date of this Agreement to the Effective Time, Merger Subsidiary shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

  6.4.       Acquisition Proposals.

           From the date hereof until the termination of this Agreement and except as expressly permitted by the following provisions of this Section 6.4, neither the Company nor any of its Subsidiaries will, directly or indirectly, initiate, solicit, induce or encourage or otherwise facilitate any inquiries or the making of any proposal or offer (other than the Merger) with respect to a merger, reorganization, share exchange, tender offer, exchange offer, consolidation, liquidation or similar transaction involving the Company or its Subsidiaries, as the case may be, or any purchase of 10% or more of their respective assets or equity securities (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). The Company will not, and will not permit or cause any of its Subsidiaries or any of the officers and directors of it or its Subsidiaries to, and shall direct and use its best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, induce or encourage or otherwise facilitate any inquiries with respect to or the making of any Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, whether made before or after the date of this Agreement, or otherwise intentionally facilitate any effort or attempt to make or implement an Acquisition Proposal (including, without limitation, by means of an amendment to the Company Rights Agreement); provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or at any time prior to the time the Merger has been approved by the Company Requisite Vote from: (a) providing information in response to a request therefor by a Person who has delivered to the Board of Directors of the Company an unsolicited bona fide written Acquisition Proposal if the Board of Directors of Company receives from the Person so requesting such information an executed confidentiality agreement the terms of which are (without regard to the terms of the Acquisition Proposal) (i) no less favorable to the Company and (ii) no less restrictive on the Person requesting such information than those contained in the Confidentiality Agreement (as defined in Section 9.7); or (b) engaging in negotiations or discussions with a Person who has delivered to the Board of Directors of the Company an unsolicited bona fide written Acquisition Proposal; if, and only to the extent that, in each such case referred to in clause (a) or (b) above, (x) the Board of Directors of the Company determines in good faith (based on the advice of its financial advisor and outside legal counsel) that the Acquisition Proposal, if accepted, is likely to be consummated and (y) the Board of Directors of the Company determines in good faith (based on advice of its financial adviser) that the Acquisition Proposal would, if consummated, result in a transaction that is more favorable to the Company’s stockholders (with respect to financial terms and, if applicable, strategic benefit, taking into account the long-term value to stockholders of the Merger Consideration and the strategic nature of the proposed Merger) than the Merger (any Acquisition Proposal as to which such determinations are made being referred to in this Agreement as a “Superior Proposal”). The Company will as promptly as reasonably possible notify the Parent if after the date hereof any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, the Company or its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep the Parent informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions. Nothing in this Section 6.4 shall permit the Company to enter into any agreement, orally or in writing, with respect to an Acquisition Proposal during the term of this Agreement (other than a confidentiality agreement as described above). The Company shall immediately cease and shall instruct its representatives to immediately cease all existing activities, discussions or negotiations with any other parties with respect to any possible Acquisition Proposal.

  6.5.       Information Supplied.

           Each of the Company and Parent agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in

(a) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the joint proxy statement and prospectus (the “Prospectus/ Proxy Statement”) constituting a part thereof) (the “S-4 Registration Statement”) will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and (b) the Prospectus/ Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meetings of stockholders of the Company and Parent to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  6.6.       Stockholders Meetings.

           Whether or not the Board of Directors of the Company shall take any action permitted by the third sentence of this Section 6.6, the Company shall cause a meeting of its stockholders (the “Company Stockholders Meeting”) to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the adoption of this Agreement. The Board of Directors of the Company shall (i) include in the Proxy Statement/ Prospectus its recommendation in favor of adoption of the Merger Agreement (the “Company Board Recommendation”) and the written opinion of SG Cowen Securities Corporation, dated the date of this Agreement, to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock and (ii) use its reasonable best efforts to obtain the necessary vote in favor of the adoption of this Agreement by its stockholders. The Board of Directors of the Company shall not withdraw, amend, modify or qualify in a manner adverse to Parent the Company Board Recommendation (or announce publicly its intention to do so), except that, prior to the receipt of the Company Requisite Vote, the Board of Directors of the Company shall be permitted to withdraw, amend, modify or materially qualify in a manner adverse to Parent the Company Board Recommendation (or publicly announce its intention to do so), following three business days’ prior notice to Parent, but only if (A) the Company has complied in all respects with this Agreement, including Section 6.4, and (B) after receiving advice of its outside legal counsel, the Company Board of Directors determines in good faith that the Merger is not in the best interests of the stockholders of the Company and that, therefore, it is required to withdraw, amend or modify the Company Board Recommendation in order to satisfy its fiduciary duties to the stockholders of the Company under applicable law. Parent shall cause a meeting of its stockholders (the “Parent Stockholders Meeting”), to be to be called and held as soon as practicable after the date of this Agreement, for the purpose of voting upon the approval of the issuance of Parent Common Stock in the Merger, and Parent’s Board of Directors will recommend such approval by its stockholders and Parent will use its reasonable best efforts to obtain the necessary vote in favor of the issuance of the Parent Common Stock in the Merger (provided that Parent’s Board of Directors may withdraw, amend or modify its recommendation if, after receiving advice of its outside legal counsel, the Parent Board of Directors determines in good faith that the Merger is not in the best interests of the stockholders of the Company and that, therefore, it is required to withdraw, amend or modify its recommendation in order to satisfy its fiduciary duties to stockholders under applicable law).

  6.7.       Filings; Other Actions; Notification.

(a) Parent shall (with the cooperation of the Company) prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. Parent and the Company each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/ Proxy Statement to the respective stockholders of each of the Company and Parent.

(b) The Company and Parent each shall from the date hereof until the Effective Time cooperate with the other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.7 shall require, or be construed to require, Parent, in connection with the receipt of any regulatory approval, to proffer to, or agree to (i) sell or hold separate and agree to sell or to discontinue or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, or discontinuance or limitation by the Company of any of its assets or businesses) or (ii) agree to any conditions relating to, or changes or restrictions in, the operations of any such assets or businesses which, in either case would be reasonably expected to materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, executive officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/ Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any governmental entity in connection with the Merger and the transactions contemplated by this Agreement.

  6.8.       Taxation and Accounting.

           Neither Parent nor the Company shall, nor shall they permit any of their respective Subsidiaries or, to the extent within their control, Affiliates to, take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a “pooling of interests” for accounting purposes or as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Parent and the Company agrees to use its reasonable best efforts to cure any impediment to the qualification of the Merger as a “pooling of interests” for accounting purposes or as a “reorganization” within the meaning of Section 368(a) of the Code.

  6.9.       Access.

           Upon reasonable notice, and except as may otherwise be required by applicable law, each of Parent and the Company shall (and shall cause its Subsidiaries to) afford the other party’s officers, employees, counsel, accountants and other authorized representatives (“Representatives”) access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Parent or Company, and provided, further, that the foregoing shall not require the Parent or Company to permit any inspection, or to disclose any information, that (i) in the reasonable judgment of the Parent or Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Parent or Company shall have used all reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (ii) would violate any attorney-client privilege of the Parent or Company. All requests for information made pursuant to this Section 6.9 shall be directed to such Person as may be designated by the Parent or Company pursuant to Section 9.6 hereof. All such information shall be governed by the terms of the Confidentiality Agreement (as hereinafter defined).

  6.10.  Affiliates.

(a) Attached hereto as Exhibit A-1 is a list of names and addresses of those Persons who are, in the opinion of the Company (after consultation with outside legal counsel), “Affiliates” of the Company within the meaning of Rule 145 under the Securities Act and for the purposes of applicable interpretations regarding the pooling-of-interests method of accounting. The Company has delivered or shall deliver or cause to be delivered to Parent, at least 45 days prior to the Effective Time, from each affiliate of the Company identified in the foregoing list, and any other person who Parent or the Company reasonably believes is an Affiliate of the Company, a letter in the form attached as Exhibit A-2 (the “Company Affiliates Letter”). The certificates representing Parent Common Stock received by such Affiliates shall bear a customary legend regarding applicable Securities Act restrictions and restrictions relating to pooling of interests applicable to Company Affiliates.

(b) In order to preserve pooling-of-interests accounting treatment for the Merger, the Company shall be entitled, with regard to Shares held by a Person deemed by the Company to be an “Affiliate” of the Company (within the meaning of Rule 145 under the Securities Act and for purposes of applicable interpretations regarding the pooling-of-interests method of accounting, and regardless of whether or not such person is listed on Exhibit A-1), and Parent shall be entitled, with regard to shares of Parent Common Stock to be issued pursuant to the terms of this Agreement to a person deemed by parent to be an Affiliate of the Company (under the definition given above), to place appropriate legends on the certificates for such Shares or shares of Parent Common Stock, as the case may be, and to issue appropriate stock transfer instructions to the transfer agent for the Shares or the Parent Common Stock, as the case may be, and shall be entitled to impose restrictions on any such Shares or shares of Parent Common Stock, to the effect that such Shares or shares of Parent Common Stock may only be sold, transferred or otherwise conveyed, and the holder thereof may only reduce his interest in or risks relating to such Shares or shares of Parent Common Stock, pursuant to an effective registration statement under the Securities Act or in accordance with the provisions Rule 145(d) promulgated under the Securities Act or pursuant to an exemption from registration under the Securities Act and, in any event, only after financial results covering at least 30 days of combined operations of the Company and Parent after the Effective Time shall have been published. The foregoing restrictions relating to the transferability of the shares of Parent Common Stock to be issued to any deemed Affiliate pursuant to this Agreement shall apply to all purported sales, transfers and other conveyances of such shares of Parent Common Stock and to all purported reductions in the interest in or risks relating to such shares of Parent Common Stock, whether or not such deemed Affiliate has exchanged the certificates previously evidencing such deemed Affiliate’s Shares for certificates evidencing shares of Parent Common Stock into which such Shares were converted, and whether or not such deemed Affiliate has executed and delivered a Company Affiliates Letter.

  6.11.  Publicity.

           The Company and Parent shall consult with each other prior to issuing, and will provide each other with a meaningful opportunity to review, comment upon and concur with, any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement, and prior to making any filings with any third party and/or any governmental entity with respect thereto, except as may be required by law, court process or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service.

  6.12.  Benefits.

(a) Stock Options.

(i) At the Effective Time, Parent shall assume each Company Option in accordance with the terms of the relevant Company Stock Plan under which it was issued and the stock option agreement by which it is evidenced, provided that the assumed option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option, a number of shares of Parent Common Stock equivalent to (A) the number of Shares that could have been purchased immediately prior to the Effective Time under such Company Option multiplied by (B) the Exchange Ratio (rounded down to the nearest whole number), at a price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (A) the exercise price for each Share otherwise purchasable pursuant to such Company Option divided by (B) the Exchange Ratio; provided, however, that the foregoing provisions shall be subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code in the case of any Company Option to which Section 422 of the Code applies. At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to the Company Stock Plans to permit the assumption of the unexercised Company Options by Parent pursuant to this Section 6.12, including, to the extent required by the terms of the Company Stock Plans or the Company Options, obtaining the written consent of the holders of the Company Options.

(ii) At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options assumed by it in accordance with this Section. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) (or shall cause such Company Option to be deemed to be issued pursuant to a Parent Stock Plan for which shares of Parent Common Stock have previously been registered pursuant to an appropriate registration form) with respect to Parent Common Stock subject to such Company Options.

(b) Employee Benefits.

(i) Parent agrees that, from the Effective Time the employees of the Company and its Subsidiaries who remain in the employ of the Company and its Subsidiaries or the Parent and its Subsidiaries will be provided with benefits under employee benefit plans of the Parent and its Subsidiaries that are no less favorable in the aggregate than those benefits provided by the Parent and its Subsidiaries to their other similarly situated employees. Following the Effective Time, Parent shall honor, or shall cause the Surviving Company to honor, all individual employment or severance agreements in effect for employees (or former employees) of the Company as of the date hereof to the extent that such individual agreements are in effect by their terms following the Effective Time and are listed in Section 6.12(b) of the Company Disclosure Schedule. Nothing contained herein shall prevent Parent from amending or terminating any employee benefit plan or agreement in accordance with its terms.

(ii) Immediately following the Effective Time, Parent shall cause the Company to continue the employment of each individual who was employed by the Company and its Subsidiaries immediately prior to the Effective Time for a period of time at least equal to each such individual’s Transition Period under the Company’s Retention Bonus Program that is described in Section 6.1 of the Company Disclosure Schedule (or pay following such individual’s involuntary termination of employment other than for any of cause, death or permanent disability in accordance with Parent’s disability plan generally available to its employees, any amounts that would otherwise be owed such employee if such employee remained in the Surviving Company’s employ through the relevant Transition Period) at a salary level at least as high as that set forth in the list set forth in Section 4.13 of the Company Disclosure Schedule (or the salary level at which such employee started employment if hired between the date hereof and the Effective

Time). Immediately following the Effective Time, Parent shall cause the Surviving Company to enter into and honor (x) the letter agreement attached as Exhibit B-1 with the party so named in such agreement; (y) the change in control severance agreement attached as Exhibit B-2 with the party so named in such agreement (if such party is not otherwise a party to a change of control severance agreement with the Company that survives the Effective Time); (z) a letter agreement, in the form attached as Exhibit B-3, with each of the parties listed on Exhibit B-4 attached hereto; and (xx) a change in control severance agreement, in the form attached as Exhibit B-5, with each of the parties listed on Exhibit B-4 attached hereto (if such party is not otherwise a party to a change of control severance agreement with the Company that survives the Effective Time). In addition, Parent agrees that, from the Effective Time, Parent shall provide or shall cause the Surviving Company to provide severance pay benefits to employees of the Surviving Company in accordance with the severance pay guidelines of Parent applicable to Parent employees in effect at the Effective Time.

  6.13.  Expenses.

           Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by hereby and thereby shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/ Proxy Statement shall be shared equally by Parent and the Company.

  6.14.  Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time for a period of seven years, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity or when acting as a fiduciary at the request of the Company under or with respect to a Company Compensation and Benefit Plan) (each, an Indemnified Party and, collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, amounts paid in settlement claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, actual or threatened, whether civil, criminal, administrative or investigative, based on or arising in whole or in part out of matters existing or occurring at or prior to the Effective Time, including any such matters involving the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its charter or by-laws in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides (i) a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification has been met, and (ii) an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

(b) Parent shall cause to be maintained, for a period of not less than seven years from the Effective Time, the Company’s current directors’ and officers’ liability insurance policy to the extent that it provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) for all present and former directors and officers of the Company or any subsidiary thereof, so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid for the D&O Insurance prior to the date of this Agreement (150% of such premium, the “Maximum Premium”); provided that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause no less favorable coverage to be provided under any policy maintained for the benefit of the directors and officers of Parent or a separate policy provided by the same insurer. If the existing D&O Insurance expires, is terminated or canceled by the insurer or if the annual premium therefor would exceed the Maximum Premium during such period, Parent shall obtain, if reasonably possible, in lieu of such D&O Insurance, such comparable directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium and on terms and conditions no less advantageous than the existing D&O Insurance. In addition, from and after the Effective Time for a period of seven years from the Effective Time, Parent shall maintain in effect any Company-paid fiduciary liability insurance policies for employees who serve or have served as fiduciaries under or with respect to any Company Compensation and Benefit Plan at the request of the Company and with coverages and in amounts no less favorable than those policies of the Company or any of its Subsidiaries in effect on the date hereof, so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid for such insurance by the Company prior to the date of this Agreement.

(c) The provisions of this Section are in addition to the rights that an Indemnified Party may have under the certificate of incorporation, bylaws or agreements of or with the Company or any of its Subsidiaries or under applicable law. Parent agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this Section.

(d) In the event that Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent assume the obligations set forth in this Section.

  6.15.  Other Actions by the Company and Parent.

(a) The Company shall take all necessary action with respect to all of the outstanding Company Rights so that, immediately prior to the Effective Time, (i) neither the Company nor Parent will have any obligations under the Company Rights or the Company Rights Agreement and (ii) the holders of the Company Rights will have no rights under the Company Rights or the Company Rights Agreement. Without Parent’s prior written consent, the Company shall not redeem any Company Rights or modify or terminate the Company Rights Agreement.

(b) If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(c) The Company and Parent will take all actions necessary to promptly make the filings required of it or its affiliates under the HSR Act with respect to the transactions contemplated by this Agreement, will comply with all requests for additional information received from the appropriate governmental authorities and will request early termination of the HSR Act waiting period.

  6.16  Board of Directors.

           Promptly following the Effective Time, Parent’s Board of Directors shall be expanded by three and three persons currently serving on the Company Board of Directors who are acceptable to the Parent Board of Directors in its sole discretion shall be elected thereto as directors, to serve until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with Parent’s certificate of incorporation and bylaws.

ARTICLE VII

CONDITIONS

  7.1.       Conditions to Each Party’s Obligation to Effect the Merger.

           The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approvals. The Merger shall have been duly approved by holders of Shares constituting the Company Requisite Vote, and the issuance of Parent Common Stock pursuant to the Merger shall have been duly approved by the holders of Parent Common Stock constituting the Parent Requisite Vote.

(b) Nasdaq Listing. The shares of Parent Common Stock issuable to the Company stockholders pursuant to this Agreement shall have been authorized for listing on Nasdaq.

(c) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated. Other than the filing provided for in Section 1.3, all other notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any governmental entity (collectively, “Governmental Consents”), in connection with the execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement shall have been made or obtained, except where the failure to make any such filings or obtain any such Governmental Consents would not have a material adverse effect on either Parent, the Company and their respective Subsidiaries in all jurisdictions requiring such filings or Governmental Consents in the event such filings are not made or such Consents are not obtained.

(d) Litigation. No court or governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”) and no governmental entity shall have instituted any proceeding which continues to be pending seeking any such Order.

(e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC.

  7.2.       Conditions to Obligations of Parent and Merger Subsidiary.

           The obligations of Parent and Merger Subsidiary to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement shall not have been untrue or incorrect as of the date of this Agreement; and (ii) the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) except, in each case, where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to “Company Material Adverse Effect,” “material” or similar qualifications) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect stated in the foregoing clauses (i) and (ii).

(b) Absence of Material Change. Since the date of this Agreement, there shall not have occurred any event, change or effect having, or that would be reasonably likely to have, a Company Material Adverse Effect.

(c) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(d) Tax Opinion. Parent shall have received the opinion of Hogan & Hartson L.L.P., counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and each of Parent, Merger Subsidiary and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Hogan & Hartson L.L.P. shall require delivery of and rely upon representation letters delivered by Parent, Merger Subsidiary and the Company in customary form.

(e) Pooling Letters; Accountant Letters. Parent shall have received (i) at least 45 days prior to the Effective Time, the Company Affiliates Letters from all persons identified on Exhibit A-1 and any other person who Parent reasonably believes to be an Affiliate of the Company and (ii) Parent shall have received, in form and substance reasonably satisfactory to Parent, from each of Ernst & Young LLP (or its successor) and KPMG LLP (or its successor) a favorable letter, dated the Closing Date, regarding the appropriateness of “pooling-of-interests” accounting treatment for the Merger.

  7.3.       Conditions to Obligation of the Company.

           The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall not have been untrue or incorrect as of the date of this Agreement; and (ii) the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) except, in each case, where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to “Parent Material Adverse Effect,” “material” or similar qualifications) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and on behalf of Merger Subsidiary by an officer of Merger Subsidiary to the effect stated in the foregoing clauses (i) and (ii).

(b) Absence of Material Change. Since the date of this Agreement, there shall not have occurred any event, change or effect having, or that would be reasonably likely to have, a Parent Material Adverse Effect.

(c) Performance of Obligations of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and on behalf of Merger Subsidiary by a manager of Merger Subsidiary to such effect.

(d) Tax Opinion. The Company shall have received the opinion of Jones, Day, Reavis & Pogue, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Subsidiary and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Jones Day, Reavis & Pogue shall require delivery of and rely upon the representation letters delivered by Parent, Merger Subsidiary and the Company in customary form.

ARTICLE VIII

TERMINATION

  8.1.       Termination by Mutual Consent.

           This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company and Parent referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

  8.2.       Termination by Either Parent or the Company.

           This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by November 30, 2000, whether such date is before or after the date of approval by the stockholders of the Company or Parent (the “Termination Date”); (b) the approval of the Company’s or Parent’s stockholders required by Section 7.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof; or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to clause (a) or (b) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have caused the occurrence of the failure of the Merger to be consummated or the stockholder approval to be obtained.

  8.3.       Termination by the Company.

           This Agreement may be terminated and the Merger may be abandoned at any time prior to the Company Stockholder Meeting, by action of the Board of Directors of the Company:

(a) if (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the Merger shall not have been approved by the Company Requisite Vote, (iii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iv) Parent does not make, within five business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its outside legal counsel and its financial advisors, is at least as favorable to the stockholders of the Company as the Superior Proposal taking into account the long-term value to stockholders of the revised Merger Consideration and the strategic nature of the proposed Merger, if applicable, and (v) the Company prior to such termination pays to Parent in immediately available funds the fees required to be paid pursuant to Section 8.5 . The Company agrees (A) that it will not enter into a binding agreement referred to in clause (iii) above until at least the sixth business day after it has provided the notice to Parent required thereby and (B) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification; or

(b) if there is a breach by Parent or Merger Subsidiary of any representation, warranty, covenant or agreement contained in this Agreement that cannot be cured and would cause a condition set forth in Section 7.3(a) or 7.3(b) to be incapable of being satisfied.

  8.4.       Termination by Parent.

           This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of Parent referred to in Section 7.1(a), by action of the Board of Directors of Parent:

(a) if the Company or its Board of Directors shall have (i) withdrawn, modified or amended in any respect adverse to Parent its recommendation of the adoption of this Agreement or failed to reconfirm its recommendation of this Agreement or the Merger within three business days after a written request by Parent to do so, (ii) failed as promptly as practicable after the Form S-4 is declared effective to mail the Proxy Statement/ Prospectus to its stockholders, unless such failure was caused by the actions or inactions of Parent or its representatives, or failed to include in such Proxy Statement/ Prospectus the Company Board Recommendation, (iii) approved, recommended or entered into an agreement with respect to, or consummated, or adopted a resolution to approve, recommend, enter into an agreement with respect to, or consummate, any Acquisition Proposal from a person other than Parent or any of its affiliates, (iv) in response to the commencement of any tender offer or exchange offer for outstanding Company Common Stock, not recommended rejection of such tender offer or exchange offer within ten business days after the commencement thereof (as such term is defined in Rule 14d-2 under the Exchange Act); or

(b) if there is a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that cannot be cured and would cause a condition set forth in Section 7.2(a) or 7.2(b) to be incapable of being satisfied.

  8.5.       Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in this Section 8.5 and Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

(b) In the event that this Agreement is terminated (i) by the Company pursuant to Section 8.3(a) or (ii) by Parent pursuant to Section 8.4(a), then the Company shall (x) promptly, but in no event later than the earlier of the date of such termination or date of entrance into an agreement concerning an Acquisition Proposal or such earlier time as required by this Agreement, pay to Parent a termination fee of $6.5 million payable by wire transfer of same day funds and (y) in no event later than two business days after Parent shall have requested payment of its charges and expenses incurred in connection with the transactions contemplated hereby, pay to Parent the amount of such charges and expenses up to a maximum of $1.5 million payable by wire transfer of same day funds.

(c) In the event that this Agreement is terminated pursuant to clause (b) of Section 8.2 and prior to, or at the time of, the Company Stockholders Meeting referred to therein any Person shall have made an Acquisition Proposal to the Company or any of its Subsidiaries or any of its stockholders or shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries and, if within 12 months of such termination, the Company enters into an agreement concerning a transaction that constitutes an Acquisition Proposal, the Company shall (x) at the time of entering into such agreement, shall pay to Parent the termination fee of $6.5 million payable by wire transfer of same day funds and (y) in no event later than two business days after Parent shall have requested payment of its charges and expenses incurred in connection with the transactions contemplated hereby, pay to Parent the amount of such charges and expenses up to a maximum of $1.5 million payable by wire transfer of same day funds.

(d) The Company and Parent each acknowledge that the agreements contained in Sections 8.5(b) and (c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company, Parent and Merger Subsidiary would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to Section 8.5(b) or Section 8.5(c), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fees set forth in this Section 8.5, the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate of First Union National Bank of Maryland in effect from time to time during such period plus two percent.

ARTICLE IX

MISCELLANEOUS AND GENERAL

  9.1.       Survival.

           This Article IX, Article III and the agreements of the Company, Parent and Merger Subsidiary contained in Sections 6.8 (Taxation and Accounting), Sections 6.12 (Benefits), 6.14 (Indemnification; Directors’ and Officers’ Insurance) and 6.16 (Board of Directors) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Subsidiary contained in Sections 6.13 (Expenses), and Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

  9.2.       Modification or Amendment.

           Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

  9.3.       Waiver of Conditions.

           The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

  9.4.       Counterparts.

           This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

  9.5.       Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the state of Delaware without regard to the conflict of law principles thereof.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

  9.6.       Notices.

           Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by overnight courier delivery, or by facsimile:

if to Parent or Merger Subsidiary:

Guilford Pharmaceuticals Inc. 6611 Tributary Street Baltimore, Maryland 21224 Attention: General Counsel Fax (410) 631-6899

Copy (which shall not constitute notice) to:

Michael J. Silver Hogan & Hartson L.L.P. 111 South Calvert Street Baltimore, Maryland 21202 Fax: (410) 539-6981

if to the Company:

Gliatech Inc. 23420 Commerce Park Road Cleveland, Ohio 44122 Attention: Chief Financial Officer Fax: (216) 831-4220

Copy (which shall not constitute notice) to:

Thomas C. Daniels, Esq. Charles W. Hardin, Esq. Jones, Day, Reavis & Pogue North Point 901 Lakeside Avenue Cleveland, Ohio 44114 Fax: (216) 579-0212

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

  9.7.       Entire Agreement; No Other Representations.

           This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Stockholders Agreements, the Company Affiliate Letters and the Confidentiality Agreement dated February 2, 2000, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement among the parties, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. The parties hereto agree that the Confidentiality Agreement shall be hereby amended to provide that any provision therein which in any manner would be inconsistent with this Agreement or the transactions contemplated hereby or thereby shall terminate as of the date hereof;

provided, however, that such provisions of the Confidentiality Agreement shall be reinstated in the event of any termination of this Agreement.

  9.8.       No Third Party Beneficiaries.

           Except as provided in Sections 6.14 (Indemnification; Directors’ and Officers’ Insurance), 6.12(b)(i) and (ii) (Employee Benefits) and 6.16 (Board of Directors), which are intended to confer certain rights upon third parties referred to therein and to be enforceable by such third parties, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

  9.9.       Severability.

           The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

  9.10.  Interpretation.

           The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

  9.11.  Assignment.

           This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a party to the Merger in lieu of Merger Subsidiary, in which event all references herein to Merger Subsidiary shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Subsidiary as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

  9.12.  Definitions

(a) Location of Certain Definitions.

Section

Acquisition Proposal	6.4

Affiliate	3.2(h)

Agreement	Preamble

Applicable Foreign Competition Laws	9.13(b)

By-Laws	2.2

Certificate	3.1(a)

Certificate of Incorporation	2.1

Certificate of Merger	1.3

Section

Charter	2.1

Closing	1.2

Closing Date	1.2

Closing Stock Price	8.3(d)

Code	Recitals

Company	Preamble

Company Affiliates Letter	6.10(a)

Company Audit Date	4.5

Company Common Stock	Recitals

Company Compensation and Benefit Plans	4.8(a)

Company Confidential Information	4.14(d)

Company Disclosure Schedule	Preamble to Article IV

Company Intellectual Property Rights	4.14(b)(i)

Company Material Adverse Effect	9.12(b)

Company Option	4.2

Company Reports	4.5

Company Requisite Vote	4.3(a)

Company Rights	4.21

Company Rights Agreement	4.21

Company Stock Plans	4.2

Company Third-Party Intellectual Property Rights	4.14(b)

Confidentiality Agreement	9.7

Contracts	4.4(b)

Costs	6.14(a)

D&O Insurance	6.14(b)

DGCL	1.1

Effective Time	1.3

Environmental Law	9.12(b)

ERISA	4.8(b)

ERISA Affiliate	4.8(c)

Exchange Act	4.4(a)

Exchange Agent	3.2(a)

Exchange Fund	3.2(a)

Exchange Ratio	3.1(a)

GAAP	4.5

Governmental Consents	7.1(c)

Hazardous Substance	9.13(b)

HSR Act	4.4(a)

Indemnified Parties	6.14(a)

IRS	4.8(b)

Laws	4.9

Maximum Premium	6.14(a)

Merger	Recitals

Merger Consideration	3.1(a)

Merger Subsidiary	Preamble

Merger Subsidiary Stock	5.1(b)

NASDAQ	3.2(e)

Order	7.1(d)

Parent	Preamble

Parent Common Stock	3.1(a)

Parent Disclosure Schedule	Preamble to Article V

Section

Parent Intellectual Property Rights	5.15(b)(ii)

Parent Material Adverse Effect	9.13(b)

Parent Option	5.3

Parent Preferred Shares	5.3

Parent Reports	5.6

Parent Requisite Vote	5.4(a)

Parent Rights	5.22

Parent Rights Agreement	3.1(a)

Parent Shares	5.3

Parent Stockholders Meeting	6.6

Parent Stock Plans	5.3

Pension Plan	4.8(b)

Person	3.2(b)

Preferred Shares	4.2

Private Consents	4.4(b)

Prospectus/ Proxy Statement	6.5

Representatives	6.9

Responsible Executive Officers of Parent	9.12(b)

Responsible Executive Officers of the Company	9.12(b)

S-4 Registration Statement	6.5

SEC	4.5

Secretary	1.3

Securities Act	4.4(a)

Share, Shares	3.1(a)

Stockholders Meeting	6.6

Subsidiary	9.12(b)

Superior Proposal	6.4

Surviving Company	1.1

Takeover Statute	4.10

Tax, Taxes, Taxable	9.12(b)

Taxing Authority	9.12(b)

Tax Return	9.12(b)

Termination Date	8.2

(b) Certain Other Definitions.

           “Applicable Foreign Competition Laws” shall mean Laws of any foreign governmental body that are designed or intended to prohibit, restrict or regulate actions having the purpose of effect of monopolization, lessening of competition or restraint of trade and are applicable to the Merger.

           “Company Material Adverse Effect” means a material adverse effect on the business, conditions (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, other than effects caused by changes in general economic conditions, provided that no decline in the market price of the Shares on NASDAQ, in and of itself, shall constitute a Company Material Adverse Effect.

           “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, arbitration award, agency requirement, license, permit, authorization or opinion, relating to: (i) the protection, investigation or restoration of the environment, health and safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 USC §§ 9601 et. sec.

           “Hazardous Substance” means any substance or waste that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance or waste which may be the subject of regulatory action by any Government Authority pursuant to any Environmental Law.

           “Material Contract” has the meaning set forth in Item 601(b)(10) of Regulation S-K of the SEC.

           “Parent Material Adverse Effect” means a material adverse effect on the business, conditions (financial or otherwise) or results of operations of Parent and its Subsidiaries taken as a whole, other than effects caused by changes in general economic conditions, provided that no decline in the market price of the Parent Common Stock on NASDAQ, in and of itself, shall constitute a Parent Material Adverse Effect.

           “Responsible Executive Officers of the Company” shall mean Thomas O. Oesterling, Rodney E. Dausch, Michael A. Zupon, Kurt R. Brunden, Frank A. Guglielmo, Raymond Silkaitis, Elizabeth M. Pileggi, David Watt and Clark E. Tedford and any other persons designated as such in the preamble to the Company Disclosure Schedule.

           “Responsible Executive Officers of Parent” shall mean Craig R. Smith, John P. Brennan, Andrew R. Jordan, Peter D. Suzdak, Thomas C. Seoh, William C. Vincek, Dana C Hilt, Nancy J. Linck and Denise Battles and any other persons designated as such in the preamble to the Parent Disclosure Schedule.

           “Subsidiary” means, with respect to the Company, Parent or Merger Subsidiary, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries.

           “Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) shall mean, with respect to any Person, (i) all taxes, domestic or foreign, including without limitation any income (net, gross or other, including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amounts imposed by any Taxing Authority, (ii) any joint or several liability of such Person with any other Person for the payment of any amounts of the type described in (a) of this definition and (iii) any liability of such Person for the payment of any amounts of the type described in (i) as a result of any express or implied obligation to indemnify any other Person.

           “Tax Return(s)” shall mean all returns, consolidated or otherwise (including without limitation informational returns), required to be filed with any Taxing Authority.

           “Taxing Authority” shall mean any authority responsible for the imposition of any Tax.

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

GUILFORD PHARMACEUTICALS INC.

By:	/s/ CRAIG R. SMITH, M.D.

Name: Craig R. Smith, M.D.

Title:	President and Chief

Executive Officer

GLIATECH INC.

By:	/s/THOMAS O. OESTERLING, PH.D.

Name:  Thomas O. Oesterling, Ph.D.

Title:	President and Chief
Executive Officer

ST. JOHN DEVELOPMENT CORP.

By:	/s/ THOMAS C. SEOH

Name:  Thomas C. Seoh
Title:  President

Exhibits

Exhibit A-1	Company Affiliates

Exhibit A-2	Company Affiliates Letter

Exhibit B-1	Letter Agreement

Exhibit B-2	Change of Control Agreement

Exhibit B-3	Executive Letter Agreement

Exhibit B-4	List of Executives

Exhibit B-5	Executive Change of Control Agreement

ANNEX B

PRUDENTIAL SECURITIES INCORPORATED OPINION

PRIVATE AND CONFIDENTIAL

May 28, 2000

The Board of Directors
Guilford Pharmaceuticals Inc.
6611 Tributary Street
Baltimore, MD 21224

Members of the Board of Directors:

      We understand that Guilford Pharmaceuticals Inc. (the “Company”), St. John Development Corp., a wholly-owned subsidiary of the Company (“Merger Subsidiary”), and Gliatech Inc. (“Gliatech”) propose to enter into an Agreement and Plan of Merger (the “Agreement”). Pursuant to the Agreement, Merger Subsidiary shall merge with and into Gliatech and Gliatech shall be the surviving corporation (the “Merger”). In the Merger, each share of Gliatech’s common stock, par value $0.01 per share (“Gliatech Common Stock”), outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 1.38 (the “Exchange Ratio”) shares of the Company’s common stock, par value $0.01 per share (“Company Common Stock”).

      You have requested our opinion as to the fairness from a financial point of view of the Exchange Ratio to the Company. In conducting our analysis and arriving at the opinion expressed herein, we have reviewed such materials and considered such financial and other factors as we deemed relevant under the circumstances, including:

(i)	a draft, dated May 25, 2000, of the Agreement;

(ii)	certain publicly-available historical financial and operating data for the Company, including, but not limited to: (a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999; (b) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000; and (c) the Company’s Proxy Statement for the Annual Meeting of Stockholders held on May 16, 2000;

(iii)	certain internal financial statements and other financial and operating data concerning the Company, including financial forecasts for future fiscal years, prepared by the management of the Company;

(iv)	historical stock prices and trading volumes for Company Common Stock;

(v)	certain publicly available historical financial and operating data for Gliatech, including, but not limited to: (a) Gliatech’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999; (b) Gliatech’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000; and (c) Gliatech’s Proxy Statement for the Annual Meeting of Stockholders held on May 16, 2000;

(vi)	historical stock prices and trading volumes for Gliatech Common Stock;

(vii)	certain internal financial statements and other financial and operating data concerning Gliatech, including financial forecasts for future fiscal years, prepared by the management of Gliatech;

(viii)	publicly available financial, operating and stock market data concerning certain companies engaged in businesses we deemed reasonably similar to that of the Company and Gliatech;

(ix)	the financial terms of certain recent transactions we deemed relevant to our inquiry; and

(x)	such other financial studies, analyses and investigations that we deemed appropriate.

      We have assumed, with your consent, that the draft of the Agreement that we reviewed (and referred to above) will conform in all material respects to that document when in final form and that the Merger

The Board of Directors
Guilford Pharmaceuticals Inc.
May 28, 2000

will be consummated on the terms described in the Agreement without any waiver of any material terms or conditions.

      We have met with senior management of the Company and Gliatech to discuss: (i) the prospects for their respective businesses; (ii) the financial impact of the Merger on the respective companies; and (iii) such other matters that we deemed relevant.

      In connection with our review and analysis and in arriving at our opinion, we have relied upon the accuracy and completeness of the financial and other information that is publicly available or was provided to us by the Company and Gliatech and we have not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or Gliatech. With respect to certain financial forecasts provided to us by the Company and by Gliatech, we have assumed that such information represents each respective management’s best currently available estimate as to the future financial performance of the Company and Gliatech, respectively. Our opinion is predicated on the Merger qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Further, our opinion is predicated on the Merger qualifying for “pooling-of-interests” accounting treatment. Our opinion is necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

      Our opinion does not address nor should it be construed to address the relative merits of the Merger or alternative business strategies that may be available to the Company. In addition, this opinion does not in any manner address the prices at which the Company’s Common Stock will trade following consummation of the Merger.

      As you know, we have been retained by the Company to render this opinion and provide other financial advisory services in connection with the Merger and will receive an advisory fee for such services, a substantial part of which is contingent upon the consummation of the Merger. In the past, we have provided financing services to the Company and Gliatech and have received fees for such services. In the ordinary course of business, we may actively trade the shares of Company Common Stock and Gliatech Common Stock for our own account and for the accounts of customers and, accordingly, we may at any time hold a long or short position in such securities. We also provide equity research coverage on the Company and Gliatech.

      This letter and the opinion expressed herein are for the use of the Board of Directors of the Company. This opinion does not constitute a recommendation to the stockholders of the Company as to how such stockholders should vote or as to any other action such stockholders should take regarding the Merger. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner, without our prior written consent; except that the Company may include this opinion in its entirety in any proxy statement or information statement relating to the Merger sent to the Company’s stockholders.

      Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair to the Company from a financial point of view.

Very truly yours,

PRUDENTIAL SECURITIES INCORPORATED

ANNEX C

SG COWEN OPINION

May 29, 2000

Board of Directors
Gliatech, Inc.
23420 Commerce Park Road
Cleveland, OH 44122

Ladies and Gentlemen:

      You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of Gliatech, Inc. (“Gliatech” or the “Company”) of the Exchange Ratio (as defined below) to be received pursuant to the terms of that certain draft Agreement and Plan of Merger, dated as of May 26, 2000 (the “Agreement”), among the Company, St. John Development Corp. (“Merger Sub”) and Guilford Pharmaceuticals, Inc. (“Guilford”).

      As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, Merger Sub shall be merged with and into the Company (the “Transaction”) and each share of common stock of Gliatech will be converted into 1.38 shares of Guilford’s common stock (the “Exchange Ratio”).

      SG Cowen Securities Corporation (“SG Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates may actively trade the securities of the Company and Guilford for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      SG Cowen is acting as exclusive financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of January 4, 2000 and as amended on March 9, 2000. A significant portion of our fee is contingent upon the consummation of the Transaction. We will also receive a fee for providing this Opinion. SG Cowen and its affiliates in the ordinary course of business have from time to time provided investment banking services to the Company and have received fees for the rendering of such services.

      In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•	a draft of the Agreement dated May 26, 2000;

•	certain publicly available information for the Company, including its annual report filed on Form 10-K for the year ended December 31, 1999, and its quarterly report filed on Form 10-Q for the quarter ended March 31, 2000 and certain other relevant financial and operating data furnished to SG Cowen by the Company management;

•	certain publicly available information for Guilford, including its annual report filed on Form 10-K for the year ended December 31, 1999, and its quarterly report filed on Form 10-Q for the quarter ended March 31, 2000 and certain other relevant financial and operating data furnished to SG Cowen by Guilford management;

•	certain internal financial analyses, financial forecasts, reports and other information concerning the Company and Guilford (the “Forecasts”), prepared by the respective managements;

•	First Call estimates (“First Call Estimates”) and financial projections in Wall Street analyst reports (“Wall Street Projections”) for both the Company and Guilford;

Board of Directors
Gliatech, Inc.
May 29, 2000

•	discussions we have had with certain members of the managements of both the Company and Guilford concerning the historical and current business operations, financial conditions and prospects of the Company and Guilford and such other matters we deemed relevant;

•	the reported price and trading histories of the shares of the common stock of the Company and Guilford as compared to the operating results, the reported prices and trading histories of certain publicly traded companies we deemed relevant;

•	certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant;

•	based on the Forecasts, cash flows generated by the Company and Guilford on a stand-alone basis to determine the present value of the discounted cash flows;

•	certain pro forma financial effects, excluding goodwill, of the Transaction on an accretion/dilution basis; and

•	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

      In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company and Guilford respectively, or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the financial forecasts which we examined were reasonably prepared by the respective managements of the Company and Guilford on bases reflecting the best currently available estimates and good faith judgments of such managements as to the future performance of the Company and Guilford, and such projections, the First Call Estimates and Wall Street Projections, provide a reasonable basis for our opinion.

      We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company or Guilford, nor have we been furnished with such materials. With respect to all legal matters relating to the Company and Guilford, we have relied on the advice of legal counsel to the Company. Our services to the Company in connection with the Transaction have included financial advisory services relating to the Transaction in addition to the rendering of an opinion from a financial point of view with respect to the Exchange Ratio. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

      For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction. You have informed us, and we have assumed, that the

Board of Directors
Gliatech, Inc.
May 29, 2000

Transaction will be recorded as a pooling-of-interests under generally accepted accounting principles. You have informed us, and we have assumed, that the Transaction will be treated as a tax-free reorganization.

      It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We are not expressing any opinion as to what the value of the common stock of Guilford will actually be when issued to the holders of common stock of the Company pursuant to the Agreement. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to effect the Transaction. Furthermore, we express no view as to the price or trading range for shares of the common stock of the Company or Guilford following the announcement of the Transaction.

      Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of common stock of the Company.

Very truly yours,

SG Cowen Securities Corporation

ANNEX D

GUILFORD RISK FACTORS

ANNEX D

GUILFORD RISK FACTORS

      The following risk factors, which appear in Guilford’s annual report on form 10-K for the year ended December 31, 1999, are incorporated by reference in this joint proxy statement/ prospectus and are set forth here in their entirety for the convenience of the reader. All references in this Annex D to “we,” “us” and “our” refer to Guilford.

We have a history of losses and our future profitability is uncertain.

      We cannot be sure that we will be able to achieve significant and sustained revenues or realize sustained profitable operating results in the future. Guilford was founded in July 1993 and, with the sole exception of 1996, we have not earned a profit in any year since inception. Our losses stem mainly from the significant amount of money that we have spent on research and development. As of December 31, 1999, we had an accumulated deficit of approximately $83 million. We expect to have significant additional losses over the next several years.

      Most of our product candidates are in research or early stages of pre-clinical and clinical development. Except for GLIADEL, none of our product candidates has been marketed and sold to the public. At this time, nearly all of our revenues have come from:

•	payments from Aventis from the sale and distribution of GLIADEL® Wafer,

•	one-time signing fees from our corporate partners under our collaboration agreements supporting the research, development and commercialization of our product candidates,

•	one-time payments from our corporate partners upon the achievement of specified regulatory or development milestones; for example, Aventis’ payment to us in July 1999 relating to approval in France to market and sell GLIADEL for the recurrent surgery indication, and

•	periodic research funding under our collaboration with Amgen.

      We do not expect current and anticipated revenues from GLIADEL® Wafer to be sufficient to support all our anticipated future activities. Whether GLIADEL® Wafer sales will ever generate any significant revenues continues to remain uncertain. In addition, we do not anticipate generating revenues from the sale of our product candidates for the next several years, if ever. We will require payments from our current corporate partners, principally Aventis and Amgen, and any future corporate partners, to fund our ongoing activities.

      Whether we will ever recognize significant revenues from Amgen in the form of milestone payments or royalties paid on product sales is also subject to significant risk and uncertainty. These risks are part of each of the following activities, among others:

•	new product development,

•	the conduct of pre-clinical animal studies and human clinical trials,

•	applying for and obtaining regulatory approval to market and sell product candidates,

•	scale-up of the processes for making product candidates in quantities and qualities needed for research and development purposes to commercial scale manufacture needed to support marketing and sales of new products, and

•	commercialization of new products.

      We discuss these and other risks in greater detail below in this “Risk Factors” section.

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      Whether we will ever be able to achieve sustained profitability in the future will depend on many factors, including:

•	the successful marketing of GLIADEL® Wafer by Aventis,

•	receipt of regulatory clearance to market and sell GLIADEL® Wafer in Europe,

•	receipt of regulatory clearance to market and sell GLIADEL® Wafer for patients undergoing initial surgery for malignant glioma in the United States as well as Europe and other countries,

•	the successful development and commercialization of product candidates that result from our collaboration with Amgen, and

•	our ability to enter into additional collaborative arrangements and license agreements with other corporate partners for our product candidates and earlier stage technologies as we develop them.

      We will need to conduct substantial additional research, development and clinical trials. We will also need to receive necessary regulatory clearances. We expect that these research, development and clinical trial activities, and regulatory clearances, together with future general and administrative activities, will result in significant expenses for the foreseeable future.

Our results of operations are likely to fluctuate.

      Our revenues and expenses have fluctuated significantly in the past because of the nature of their sources. This fluctuation has in turn caused our results of operations to vary significantly from quarter to quarter and year to year. We expect the fluctuations in our revenues and expenses to continue and thus our results of operations should also continue to vary significantly. These fluctuations are due to a variety of factors, including:

•	the timing and amount of sales of GLIADEL® Wafer to Aventis and Aventis’ sales to others,

•	the timing and realization of milestone and other payments from our corporate partners, including Aventis and Amgen,

•	the timing and amount of expenses relating to our research and development, product development, and manufacturing activities, and

•	the extent and timing of costs related to our activities to obtain patents on our inventions and to extend, enforce and/or defend our patent and other rights to our intellectual property.

We are dependent on GLIADEL® Wafer and Aventis for revenues.

      Our near term prospects depend to a large extent on sales by Aventis of GLIADEL® Wafer, our only commercial product to date. GLIADEL® Wafer was commercially launched in the United States in February 1997. We currently do not know whether the product will ever gain broad market acceptance or the extent of the marketing efforts necessary to achieve broad market acceptance. If GLIADEL® Wafer fails to gain market acceptance, that failure would have a material adverse effect on the likelihood of increasing the revenues that we receive from sales of GLIADEL® Wafer.

      To date, we have received clearance from the FDA to market GLIADEL® Wafer in the United States for a limited subset of patients suffering from brain cancer. This clearance extends to those patients for whom surgical tumor removal, commonly referred to as “resection”, is indicated and who have recurrent forms of the brain cancer glioblastoma multiforme. A recurrent form of glioblastoma multiforme is one in which the cancer has returned after initial surgery to remove a brain tumor. The number of patients undergoing recurrent surgery for glioblastoma multiforme is very limited, and we believe the total annual incidence of glioblastoma multiforme in the United States is less than 10,000.

      In order to expand the medical uses, commonly referred to as “indications”, for which Aventis may market GLIADEL® Wafer, we and Aventis must successfully complete additional lengthy clinical trials. Thereafter, we and Aventis will have to apply to the FDA and international health regulatory authorities

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for clearance to market GLIADEL® Wafer for patients undergoing initial surgery for glioblastoma multiforme and potentially other brain cancers. We cannot be sure that we and Aventis will be able to successfully complete these clinical trials or receive the desired regulatory clearance. If GLIADEL® Wafer fails to receive regulatory clearance, that failure would limit Aventis’ ability to market GLIADEL® Wafer for use in patients beyond the current narrow indication and would have a material adverse effect on our business prospects.

      In addition, Aventis has filed for marketing clearance for the current indication for GLIADEL® Wafer in a number of foreign countries, and as of the date of this annual report, Aventis has received international regulatory approvals to market and sell GLIADEL® Wafer in only a limited number of foreign countries, including France and Germany. Aventis may not be able to obtain any other international regulatory approvals for GLIADEL® Wafer. If Aventis fails to obtain those approvals, the geographic market for GLIADEL® Wafer would remain limited, which reduces the likelihood of increasing the revenues that we receive from sales of GLIADEL® Wafer.

      We have granted Aventis exclusive worldwide (excluding Scandinavia and Japan) marketing, sales and distribution rights for GLIADEL® Wafer. However, our agreements with Aventis do not impose any minimum requirements on Aventis for the purchase of GLIADEL from us or for the sale of GLIADEL® Wafer to end-users. Therefore, we have no control over the revenues we receive from the sale and distribution of GLIADEL® Wafer, which depend completely on Aventis’ marketing efforts. In addition, prior to the February 1997 commercial launch of GLIADEL® Wafer in the United States, Aventis’ oncology sales force had no previous experience in marketing a product to neurosurgeons. We cannot be sure that Aventis will elect to continue or increase its marketing and promotional activities for GLIADEL® Wafer or that its efforts in that regard will be successful. The inability or unwillingness of Aventis to aggressively market and promote GLIADEL® Wafer would have a material adverse effect on the revenues that we receive from sales of GLIADEL® Wafer.

      GLIADEL® Wafer is also a very fragile product and can easily break into many pieces if not handled with great care. Product recalls due to excessive breakage of the GLIADEL® Wafers or for other reasons could also have a material adverse effect on our business, financial condition and results of operations.

      Aventis must make designated one-time milestone payments to us upon achieving specified domestic and international regulatory approvals. By and large, Aventis is responsible for the timing and content of the applications necessary for international regulatory clearances to market and sell GLIADEL® Wafer. Thus, whether GLIADEL® Wafer will receive these clearances depends heavily on the efforts of Aventis. We cannot be sure any or all of these milestones will be satisfied in a manner so as to entitle us to receive the corresponding milestone payments from Aventis. The potential milestone payments are significant, and failure to achieve the designated regulatory objectives could have a material adverse effect on our financial condition.

The success of our Amgen collaboration is dependent on a number of factors, most of which are outside of our control.

      Regulatory and development milestone payments as well as royalty amounts on product sales payable to us under our collaboration with Amgen depend on a number of factors. Many of these factors are not within our control, including:

•	the selection of one or more appropriate lead compounds,

•	successful design and completion of pre-clinical and clinical development activities,

•	application for and obtaining regulatory clearances to market potential products,

•	commercialization of products, and

•	the successful preservation and extension of the patent and other intellectual property rights licensed to Amgen.

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      All of these activities are subject to significant risks and uncertainties. For a description of these and other material risks related to the research, development and commercialization of the FKBP neuroimmunophilin ligand technology, you should read the following sections contained in this “Risk Factors” discussion:

•	“We face technological uncertainties related to research, development and commercialization,”

•	“We may be unable to protect our proprietary rights, permitting competitors to duplicate our products and services,”

•	“We are dependent on licensed intellectual property,”

•	“Pre-clinical and clinical trial results for our products may not be favorable,”

•	“Our products use novel alternative technologies and therapeutic approaches which have not been widely studied,” and

•	“Our business is dependent on our ability to keep pace with the latest technological changes.”

      Moreover, under the terms of our collaboration with Amgen, we have no control over the development activities regarding the FKBP neuroimmunophilin ligand technology, which have been left to the sole discretion of Amgen. Our agreement with Amgen also does not specify a binding timetable for achieving development and commercialization goals with respect to the FKBP neuroimmunophilin ligand technology. If Amgen determines to conduct clinical trials on a product candidate resulting from our collaboration, Amgen still may not be able successfully to complete those clinical trials and then receive clearance from the FDA or foreign regulatory authorities to market and sell any such products.

      The FKBP neuroimmunophilin ligand technology we have licensed to Amgen represents a new approach to the treatment of certain types of neurological and other diseases and conditions. We and Amgen have very limited experience in taking the kinds of compounds likely to result from our work and formulating them into final drug products appropriate for sale to the public. In addition, both of us have limited experience with the scale-up of such compounds from the quantity and quality needed to support research and development efforts to quantities needed to support commercial scale distribution. Also, both we and Amgen have limited experience with the manufacture of compounds of this type for commercial sale. There is a risk that Amgen will not be successful in scaling-up and manufacturing any such compounds needed for commercial sale. For a more complete description of the kinds of risks associated with product manufacture, you should read the section entitled “We have limited manufacturing capabilities” below.

      If Amgen is able to obtain all regulatory approvals necessary to market a product resulting from our collaboration, our agreement does not specify any minimum sales requirements for Amgen. Thus, any royalty amounts payable to us in the future will depend entirely on the sales and marketing efforts of Amgen, an activity over which we will have no control. In addition, our agreement with Amgen does not prevent Amgen from pursuing technologies for product candidates competitive with the FKBP neuroimmunophilin ligand technology in the future.

We have limited manufacturing capabilities.

      To commercialize GLIADEL® Wafer, we must be able to manufacture this product in sufficient quantities, in compliance with regulatory requirements, and at acceptable costs. We manufacture GLIADEL® Wafer at our manufacturing facility in Baltimore, Maryland, which consists of production laboratories and redundant cleanrooms. We estimate that the facility currently has the capacity to manufacture approximately 8,000 GLIADEL® Wafer treatments per year.

      Although we believe this GLIADEL® Wafer manufacturing facility meets the FDA’s current requirements for good manufacturing practices, which are commonly referred to as “cGMP”, and the FDA has inspected the facility in the past, we have manufactured only limited quantities of GLIADEL® Wafer in the facility. We cannot be sure that we will be able to continue to satisfy applicable regulatory

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standards, including cGMP requirements, and other requirements relating to the manufacture of GLIADEL® Wafer in the facility.

      We also face risks inherent in the operation of a single facility for manufacture of GLIADEL® Wafer. These risks include:

•	unforeseen plant shutdowns due to personnel, equipment or other factors, and

•	the possible inability of the facility to produce GLIADEL® Wafer in quantities sufficient to meet demand.

      Any delay in the manufacture of GLIADEL® Wafer could result in delays in product shipment. Delays in product shipment would have a material adverse effect on our business, financial condition and results of operations.

      Currently, we have no manufacturing capabilities for our product candidates, including DOPASCAN® Injection. Consequently, in order to complete the commercialization process of any of our product candidates, we must either acquire, build or expand our internal manufacturing capabilities or rely on third parties to manufacture these product candidates. We cannot be sure that we or our corporate partners, including Amgen, will be able to (1) acquire, build or expand facilities that will meet quality, quantity and timing requirements or (2) enter into manufacturing contracts with others on acceptable terms, or at all. Our inability, or that of our corporate partners, to accomplish these tasks would impede our efforts to bring our product candidates to market, which would adversely affect our business.

      Third-party manufacturers must also comply with FDA, Drug Enforcement Administration, and other regulatory requirements for their facilities, including the FDA’s cGMP regulations. In addition, manufacture of product candidates on a limited basis for investigational use in animal studies or human clinical trials does not guarantee that large-scale, commercial production is viable. Small changes in methods of manufacture can affect the safety, efficacy, controlled release or other characteristics of a product. Changes in methods of manufacture, including commercial scale-up, can, among other things, require the performance of new clinical studies. Moreover, if we decide to manufacture one or more of our product candidates ourselves, we would incur substantial start-up expenses and need to expand our facilities and hire additional personnel.

We face technological uncertainties related to research, development and commercialization.

      The research, development and commercialization of pharmaceutical drugs inherently involve significant risk. Before we or our corporate partners can be in a position to commercialize a new product (i.e., to market, distribute and sell the product), each of us will have to:

•	expend substantial capital and effort to develop our product candidates further, which includes conducting extensive and expensive pre-clinical animal studies and human clinical trials,

•	apply for and obtain regulatory approval to market and sell such product candidates, and

•	conduct other costly activities related to preparation for product launch, among many other activities.

      In some of our research programs, we are using compounds that we consider to be “prototype” compounds in the research phase of our work. By prototype compounds we mean compounds that we are using primarily to establish that a relevant scientific mechanism of biological or chemical action could have commercial application in diagnosing, treating or preventing disease. We generally do not consider our prototype compounds to be lead compounds acceptable for further development into a product(s) because of factors that render them unsuitable as drug candidates. Such factors include sub-optimal metabolic or pharmacokinetic characteristics or unfavorable patent coverage. In order to develop commercial products, we will need to conduct research using other compounds that share the key aspects of the prototype compounds but do not have the unsuitable characteristics. We cannot be sure that this will always be possible.

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      In addition, our product candidates are subject to the risks of failure inherent in the development of products based on new and unproved technologies. These risks include the possibility that:

•	our new approaches will not result in any products that gain market acceptance;

•	a product candidate will prove to be unsafe or ineffective, or will otherwise fail to receive and maintain regulatory clearances necessary for marketing,

•	a product, even if found to be safe and effective, could still be difficult to manufacture on the large scale necessary for commercialization or otherwise not be economical to market,

•	a product will unfavorably interact with other types of commonly used medications, thus restricting the circumstances in which it may be used,

•	proprietary rights of third parties will preclude us from manufacturing or marketing a new product, or

•	third parties will market superior or more cost-effective products.

      As a result, our activities, either directly or through corporate partners, may not result in any commercially viable products.

We are dependent on collaborations with third parties for the development and commercialization of our products.

      Our resources are limited, particularly because we are developing our technologies for a variety of different diseases. Our business strategy requires that we enter into various arrangements with:

•	corporate partners, such as Aventis and Amgen,

•	academic investigators at universities, such as Johns Hopkins and others,

•	licensors of technologies, such as Johns Hopkins, Massachusetts Institute of Technology and RTI,

•	licensees of our technologies, such as Daiichi Radioisotope Laboratories, Ltd. and others.

      Our success depends in large part upon the efforts of these parties.

      Like many small biopharmaceutical companies, our business strategy includes finding larger pharmaceutical companies to collaborate with us to support the research, development and commercialization of our product candidates. In trying to attract corporate partners to collaborate with us in the research, development and commercialization process, we face serious competition from other small biopharmaceutical companies and even the in-house research and development staffs of the larger pharmaceutical companies themselves. If we are unable to enter into such arrangements with corporate partners, this failure may severely limit our ability to proceed with the research, development, manufacture or sale of product candidates. For example, we are actively seeking corporate partners to assist in the development of DOPASCAN® Injection as well as our NAALADase and PARP inhibitor neuroprotective drug programs, but we may not find suitable corporate partners for these programs.

      It is common in many corporate partnerships in our industry for the larger partner to have responsibility for conducting pre-clinical studies and human clinical trials and/or preparing and submitting applications for regulatory approval of potential pharmaceutical or other products. That is the case with some of our current corporate partnerships, including our collaboration with Amgen. It is possible that this will also be the case with future arrangements into which we may enter. If one of our collaborative partners fails to develop or commercialize successfully any of our product candidates, we would not be able to remedy this failure would and the failure could materially and adversely affect our business.

      Furthermore, larger pharmaceutical companies often explore multiple technologies and products for the same medical conditions. Therefore, they are likely to enter into collaborations with our competitors for products addressing the same medical conditions targeted by our technologies. Thus our collaborators, including Amgen, may pursue alternative technologies or product candidates either on their own or in

6

collaboration with others, including our competitors, in order to develop treatments for the diseases or disorders targeted by our collaborative arrangements. Depending on how other product candidates advance, a corporate partner may slow down or abandon its work on our product candidates or terminate its collaborative arrangement with us in order to focus on these other prospects.

      We also depend to a large extent on technology license agreements with third parties, including our agreements with Johns Hopkins relating to the neuroimmunophilin ligand technology. This license agreement and others we have require that we meet a specified schedule for achieving designated research, development and regulatory milestones and that we spend minimum amounts of money to develop the technology, as well as make specified payments from proceeds from corporate partners and royalty payments. If we are unable to meet or agree upon these requirements under a license, our licensor could terminate the license and thus deprive us of access to key technology. A deprivation of this type could have a material adverse effect on our business.

We may be unable to obtain the additional capital needed to operate and grow our business.

      We will require substantial funds in order to continue our research and development programs and pre-clinical and clinical testing and to manufacture and, where applicable, market our products. We cannot be sure that we will be able to obtain any future funds that we may require on acceptable terms, or at all. Under our operating lease with a trust affiliated with First Union National Bank for our new research and development facility, we are required to hold, in the aggregate, unrestricted cash, cash equivalents and investments of $40 million at all times during the term of the lease. In addition, we are required to maintain specified amounts of cash, $19.1 million restricted at December 31, 1999, as collateral at First Union under this arrangement and other loan agreements with First Union. These requirements may limit our ability to access our capital in the future.

      Our capital requirements depend on numerous factors, including:

•	the progress of our research and development programs,

•	the progress of pre-clinical and clinical testing,

•	the time and costs involved in obtaining regulatory approvals,

•	the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights,

•	competing technological and market developments,

•	changes in our existing research relationships with universities and others,

•	our ability to establish collaborative arrangements with large pharmaceutical companies and others,

•	the requirements and timing of entering into technology licensing agreements and other similar arrangements, and

•	the progress of efforts to scale-up manufacturing processes.

      We may use our existing resources before we may otherwise expect because of changes in our research and development and commercialization plans or other factors affecting our operating expenses or capital expenditures, including potential acquisitions of other businesses, assets or technologies.

      Our ability to raise future capital on acceptable terms depends on conditions in the public and private equity markets and our performance, as well as the overall performance of other companies in the biopharmaceutical and biotechnology sectors.

Our stock price is volatile.

      The market price of our stock has been and is likely to continue to be highly volatile, and an investment in our shares involves substantial risks. The market prices for shares of smaller biotechnology

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companies like ours have a history of being highly volatile. Furthermore, the stock market generally and the market for stocks of companies with lower market capitalizations, like us, have from time to time experienced and likely will again experience significant price and volume fluctuations that are unrelated to the operating performance of a particular company.

      From time to time, stock market professionals publish research reports covering our business and our future prospects. A number of factors may limit our ability to meet the expectations of securities analysts or investors and thus may adversely affect our stock price. These factors include:

•	announcements by us or our competitors of clinical results, technological innovations, product sales, new products or product candidates,

•	developments or disputes concerning patent or proprietary rights,

•	regulatory developments affecting our products,

•	period-to-period fluctuations in the results of our operations, and

•	market conditions for emerging growth companies and biopharmaceutical companies.

We may be unable to protect our proprietary rights, permitting competitors to duplicate our products and services.

      Any success that we have will depend in large part on our ability to:

•	obtain, maintain and enforce intellectual property protection for our products and processes,

•	license rights to patents from third parties,

•	maintain trade secret protection, and

•	operate without infringing upon the proprietary rights of others.

      Intellectual property for our technologies and products will be a crucial factor in our ability to develop and commercialize our products. Large pharmaceutical companies consider a strong patent estate critical when they evaluate whether to enter into a collaborative arrangement to support the research, development and commercialization of a technology. Without the prospect of reasonable intellectual property protection, it would be difficult for a corporate partner, or our company for that matter, to justify the time and money that is necessary to complete the development of a product.

      The rules and criteria for receiving and enforcing a patent for pharmaceutical and biotechnological inventions are in flux and are unclear in many respects. The ultimate scope of patent protection afforded these types of patents remains uncertain, and a number of our product candidates are subject to this uncertainty.

      Many others, including companies, universities and other research organizations, work in the areas of our business, and we cannot be sure that the claims contained in our issued patents will be interpreted as broadly as we would like in light of the inventions of these other parties. In addition, we cannot be sure that the claims set forth in our pending patent applications will issue in the form submitted. These claims may be narrowed or stricken, and the applications may not ever ultimately result in valid and enforceable patents. Thus, we cannot be sure that our patents and patent applications will adequately protect our product candidates.

      We are aware that other companies have been issued patents, and have filed or may be engaged in filing patent applications, that claim matter relating to polymer drug delivery technology, including polymer-based oncology products, and neurological therapeutics and diagnostics, including small molecule neuroimmunophilin ligands and neuroprotectants. While we do not believe that we are infringing valid third-party patents of which we are aware, we cannot give you any assurance as to the ability of our patents and patent applications to adequately protect our products or product candidates. In addition, our products or product candidates may infringe or be dominated by patents that have issued or may issue in

8

the future to third parties. Also, our neurotropic product candidates may infringe or be dominated by patents that have been issued or may be issued to third parties.

      In order to protect our intellectual property position with respect to our neuroimmunophilin ligands, we filed an opposition in 1998 in an effort to prevent the final issuance of a European patent to the company we reference in the immediately preceding paragraph. While we do not believe the claims of this European patent are valid, any final issuance could result in future litigation if this company were to allege that we infringed the claims of this patent in Europe.

      Furthermore, we cannot be sure that any or all of the patent applications assigned or licensed to us from third parties will be granted. We cannot offer assurances that we will develop additional products or processes that are patentable, or that any patents issued to us, or licensed by us, will provide us with any competitive advantages or adequate protection for our products. We also cannot be sure that others will not successfully challenge, circumvent or invalidate any of our existing or future patents or intellectual property.

      Our policy is to control the disclosure and use of our know-how and trade secrets by entering into confidentiality agreements with our employees, consultants and third parties. There is a risk, however, that:

•	these parties will not honor our confidentiality agreements,

•	others will independently develop equivalent or competing technology,

•	disputes will arise concerning the ownership of intellectual property or the applicability of confidentiality obligations, or

•	disclosure of our trade secrets will occur regardless of these contractual protections.

      In our business, we often work with consultants and research collaborators at universities and other research organizations. To the extent that any of these consultants or research collaborators uses intellectual property owned by others as part of their work with us, disputes may arise between us and these other parties as to which one of us has the rights to intellectual property related to or resulting from the work done.

      We support and collaborate in research conducted in universities, such as Johns Hopkins, and in governmental research organizations, such as the National Institutes of Health. We cannot be sure that we will have or be able to acquire exclusive rights to the inventions or technical information that result from work performed by university personnel or at these organizations. Also, disputes may arise as to which party should have rights in research programs that we conduct on our own or in collaboration with others that are derived from or related to the work performed at the university or governmental research organization. In addition, in the event of a contractual breach by us, some of our collaborative research contracts provide that we must return the technology rights, including any patents or patent applications, to the contracting university or governmental research organization.

      Questions of infringement of intellectual property rights, including patent rights, may involve highly technical and subjective analyses. Some or all of our existing or future products or technologies may now or in the future infringe the rights of other parties. These other parties might initiate legal action against us to enforce their claims, and our defense of the claims might not be successful.

      We may incur substantial costs if we must defend against charges of infringement of patent or proprietary rights of third parties. We may also incur substantial costs if we find it necessary to protect our own patent or proprietary rights by bringing suit against third parties, including suits involving our neurotrophic product candidates. We could also lose rights to develop or market products or be required to pay monetary damages or royalties to license proprietary rights from third parties. In response to actual or threatened litigation, we may seek licenses from third parties or attempt to redesign our products or processes to avoid infringement. We cannot be sure that we will be able to obtain licenses on acceptable terms, or at all, or successfully redesign our products or processes.

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      In addition to the risk that we could be a party to patent infringement litigation, the U.S. Patent and Trademark Office, or its foreign counterparts, could require us to participate in patent interference proceedings that it declares. These proceedings are often expensive and time-consuming, even if we were to prevail in such a proceeding. We may also be forced to initiate legal proceedings to protect our patent position or other proprietary rights. These proceedings typically are costly, protracted, and offer no assurance of success.

      Under our collaboration, Amgen is responsible for preparing, filing, prosecuting, maintaining and defending patent applications and patents relating to the FKBP neuroimmunophilin ligand technology. We cannot be sure that Amgen will pursue these activities in the same manner or as vigorously as we would if we had that responsibility. Furthermore, Amgen has the option to take the lead in bringing actions to enforce patent rights relating to the FKBP neuroimmunophilin ligand technology and to defend against third party infringement suits regarding that technology. While Amgen and Guilford have agreed to consult with each other on such matters, in the event of disagreement, Amgen’s decisions will control.

We are dependent on licensed intellectual property.

      We have licensed intellectual property, including patents, patent applications and know-how, from universities and others, including intellectual property underlying GLIADEL® Wafer, DOPASCAN® Injection and the neuroimmunophilin ligand technology. Some of our product development programs depend on our ability to maintain rights under these licenses. Under the terms of our license agreements, we are generally obligated to:

•	exercise diligence in the research and development of these technologies,

•	achieve specified development and regulatory milestones,

•	expend minimum amounts of resources in bringing potential products to market,

•	make specified royalty and milestone payments to the party from which we have licensed the technology, and

•	reimburse patent costs to these parties.

      In addition, these license agreements obligate us to abide by record-keeping and periodic reporting obligations. Each licensor has the power to terminate its agreement if we fail to meet our obligations under that license. We may not be able to meet our obligations under these license agreements. Furthermore, these obligations may conflict with our obligations under other agreements that we have.

      If we default under any of these license agreements, we may lose our right to market and sell any products based on the licensed technology. Losing our marketing and sales rights would have a material and adverse effect on our business, financial condition and results of operations. Our license agreements require that we pay a royalty on sales of GLIADEL® Wafer to the university that licensed us the technology underlying that product. In addition, we will have to pay milestone and/or royalty payments in connection with the successful development and commercialization of DOPASCAN® Injection and any products that result from the NIL and PARP technologies.

      In the future, to support our product development efforts, we may need research materials or scientific information that researchers at universities or other organizations generate. We cannot be sure that we will be able to obtain this scientific information or research materials in a timely manner or at all.

Revenues from our products are dependent in part on reimbursement from healthcare payors, which is uncertain.

      Sales of our product candidates will depend in part on the availability of reimbursement from third-party healthcare payors, such as government insurance plans, including Medicare and Medicaid in the United States, private insurance and managed care plans. Reimbursement policies for GLIADEL® Wafer remain uncertain, both domestically and internationally. We cannot be sure that any reimbursement will be

10

available for GLIADEL® Wafer or any of our product candidates under development. Furthermore, even if reimbursement is available, we cannot be sure that it will be available at price levels sufficient to realize an appropriate return on our investment in GLIADEL® Wafer or our other products in development.

We are dependent on one source of supply for several of our key product components.

      Currently, we are able to purchase some of the key components for GLIADEL® Wafer and our product candidates only from single source suppliers. These vendors are subject to many strict regulatory requirements regarding the supply of these components. We cannot be sure that these suppliers will comply, or have complied, with applicable regulatory requirements or that they will otherwise continue to supply us with the key components we require. If suppliers are unable or refuse to supply us, or will supply us only at a prohibitive cost, we may not be able to access additional sources at acceptable prices, on a timely basis, if ever.

      The current formulation of GLIADEL® Wafer utilizes the chemotherapeutic agent BCNU, which is also known as “carmustine.” Currently we have the option to procure BCNU from only two sources in the United States, and we are not aware of any supplier outside of the United States. We currently obtain BCNU from one of these two U.S. suppliers on a purchase order basis and not through any long-term supply agreement. If we fail to receive key supplies necessary for the manufacture of GLIADEL on a timely basis at a reasonable cost, delays in product shipment could result. Delays of this type would have a material adverse effect on our business.

      The manufacture of DOPASCAN® Injection requires that a precursor compound be labeled with a radioactive isotope of iodine, known as Iodine-123, to form the final product. Only a limited number of companies worldwide are capable of performing the necessary “radioiodination” of the precursor and distribution of the final product. Currently, we do not have any arrangement for the manufacture and supply of DOPASCAN® Injection nor do we have the internal capability to manufacture DOPASCAN® Injection ourselves. Consequently, we will not be in a position to commence Phase III or other clinical trials for DOPASCAN® Injection until we locate a qualified supplier.

      We have assessed the companies that we believe are currently capable of manufacturing a product like DOPASCAN® Injection. Based on this assessment, we believe a significant risk exists that we may not be able to find a manufacturer who can meet the quality and cost requirements required to conduct the Phase III clinical trials that will be necessary to support application to the FDA for regulatory approval. Inability to come to agreement with a suitable manufacturer for the clinical and commercial supply of DOPASCAN® Injection on acceptable terms would prevent us from developing this product candidate further.

The U.S. Government holds rights which may permit it to license to third parties technology we currently hold the exclusive right to use.

      The U.S. government holds rights that govern aspects of certain of the technologies licensed to us by third party licensors. These government rights in inventions conceived or reduced to practice under a government-funded program may include a non-exclusive, royalty-free, worldwide license for the government to practice or have practiced resulting inventions for any governmental purpose. In addition, the U.S. government has the right to grant to others licenses that may be exclusive under any of these inventions if the government determines that:

•	adequate steps have not been taken to commercialize such inventions,

•	the grant is necessary to meet public health or safety needs, or

•	the grant is necessary to meet requirements for public use under federal regulations.

      The U.S. government also has the right to take title to a subject invention if we fail to disclose the invention, and may elect to take title within specified time limits. The U.S. government may acquire title in any country in which we do not file a patent application within specified time limits.

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      Federal law requires any licensor of an invention partially funded by the federal government to obtain a commitment from any exclusive licensee, such as us, to manufacture products using the invention substantially in the United States. Further, these rights include the right of the government to use and disclose technical data relating to licensed technology that was developed in whole or in part at government expense. Our principal technology license agreements contain provisions recognizing these rights.

      We have entered into a contract with the U.S. Army, funded by the Office of National Drug Control Policy, commonly referred to as the “Drug Czar”, to provide financial support for research being conducted by us on a potential cocaine inhibitor. That contract permits the U.S. government to obtain unlimited rights to data developed in the course of our performance if we do not use the data within five years after termination of the contract to conduct further laboratory investigation and/or clinical trials aimed at developing a commercial product to combat drug abuse.

Pre-clinical and clinical trial results for our products may not be favorable.

      In order to obtain regulatory approval for the commercial sale of any of our product candidates, we must conduct both pre-clinical studies and human clinical trials. These studies and trials must demonstrate that the product is safe and effective for the clinical use for which we are seeking approval. Together with Aventis, we commenced a Phase III clinical trial for GLIADEL in December 1997 in patients undergoing initial surgery for the brain cancer malignant glioma. We cannot be sure that the results of this or other clinical trials we may conduct in the future will be successful. Adverse results from this or any future trial would have a material adverse effect on our business.

      We also face the risk that we will not be permitted to undertake or continue clinical trials for any of our product candidates in the future. Even if we are able to conduct such trials, we may not be able to demonstrate satisfactorily that the products are safe and effective and thus qualify for the regulatory approvals needed to market and sell them. Results from pre-clinical studies and early clinical trials are often not accurate indicators of results of later-stage clinical trials that involve larger human populations.

We are subject to extensive governmental regulation, which may change and harm our business.

      Our research, pre-clinical development and clinical trials, and the manufacturing and marketing of our product candidates, are subject to extensive regulation by numerous governmental authorities in the United States and other countries, including the FDA and the DEA. Controlled drugs such as GLIADEL® Wafer and radiolabeled drugs such as DOPASCAN® Injection are subject to additional requirements. Except for GLIADEL® Wafer, none of our product candidates has received marketing clearance from the FDA. In addition, none of our product candidates has received clearance from any foreign regulatory authority for commercial sale, except with respect to GLIADEL® Wafer, which has received marketing clearance in a limited number of foreign countries.

      As a condition to approval of our product candidates under development, the FDA could require additional pre-clinical, clinical or other studies. Any requirement that we perform additional pre-clinical, clinical or other studies, or purchase clinical or other data from other companies could delay, or increase the expense of, approval of our product candidates, which could have a material adverse effect on our business.

      In order to obtain FDA approval of a new drug product for a specific clinical use, we must demonstrate to the satisfaction of the FDA that the product is safe and effective for its intended use. We must also demonstrate that the product is capable of being manufactured in accordance with applicable regulatory standards. Significant risks exist that:

•	we will not be able to satisfy the FDA’s requirements with respect to any of our drug product candidates or with respect to the proposed expanded labeling for GLIADEL® Wafer for patients undergoing initial surgery for malignant glioma, or

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•	even if the FDA does approve our product candidates or expanded labeling, the FDA will approve less than the full scope of uses or labeling that we seek.

      Failure to obtain regulatory drug approvals on a timely basis could have a material adverse effect on our business.

      Even if we are able to obtain necessary FDA approval, the FDA may nevertheless require post-marketing testing and surveillance to monitor the approved product and continued compliance with regulatory requirements. The FDA may withdraw product approvals if we or our corporate partners, such as Aventis in the case of GLIADEL® Wafer, do not maintain compliance with regulatory requirements. The FDA may also withdraw product approvals if problems concerning safety or efficacy of the product occur following approval.

      The process of obtaining FDA and other required approvals or licenses and of meeting other regulatory requirements to test and market drugs, including controlled substances and radiolabeled drugs, is rigorous and lengthy. It has required, and will continue to require, that we expend substantial resources. We will need to conduct clinical trials and other studies on all of our product candidates before we are in a position to file a new drug application for marketing and sales approval. Unsatisfactory clinical trial results and other delays in obtaining regulatory approvals or licenses would prevent the marketing of the products we are developing. Until we receive the necessary approvals or licenses and meet other regulatory requirements, we will not receive revenues or royalties related to product sales.

      In addition to the requirements for product approval, before a pharmaceutical product may be marketed and sold in some foreign countries, the proposed pricing for the product must be approved as well. Products may be subject to price controls or limits on reimbursement. The requirements governing product pricing and reimbursement vary widely from country to country and can be implemented disparately at the national level. We cannot guarantee that any country which has price controls or reimbursement limitations for pharmaceuticals will allow favorable reimbursement and pricing arrangements for our products or those of our corporate partners, including Aventis and its applications for GLIADEL® Wafer outside the United States.

      Where applicable, we hope to capitalize on current FDA regulations and the new provisions of the FDA Modernization Act of 1997. These regulations or provisions permit “fast track”, expedited or accelerated approval or more limited “treatment use” of, and cost recovery for, certain experimental drugs under limited circumstances. The fast track and treatment provisions, and FDA’s accelerated, expedited and treatment regulations apply generally only to:

•	drug products intended to treat severely debilitating or serious or life-threatening diseases, and

•	drug products that provide meaningful therapeutic benefit to patients over existing treatments, that potentially address an unmet medical need, or that are for diseases for which no satisfactory or comparable therapy exists.

      The FDA Modernization Act contains provisions patterned after the accelerated approval regulations and other provisions pertaining to expanded access, i.e., treatment uses. Since some of the new statutory provisions and current FDA regulations are different from one another, it is unclear how they will apply, if at all, to our drug candidates. We cannot be sure that our drug candidates will qualify for fast track, accelerated or expedited approvals or for treatment use and cost recovery.

      Because controlled drug products and radiolabeled drugs are subject to special regulations in addition to those applicable to other drugs, some of our products and product candidates, including DOPASCAN® Injection, are or may be subject to regulation by the DEA as controlled substances and by the Nuclear Regulatory Commission as radiolabeled drugs. The NRC licenses persons who use nuclear materials and establishes standards for radiological health and safety. The DEA is responsible for the control of manufacture, distribution and dispensing of controlled substances, including the equipment and raw materials used in their manufacture and packaging in order to prevent such articles from being diverted into illicit channels of commerce. Registration is required and other activities involving controlled

13

substances are subject to a variety of record keeping and security requirements, and to permits and authorizations and other requirements. States often have requirements for controlled substances, as well. Certain exceptions are granted by the DEA from requirements for permits and authorizations to export or import materials related to or involving controlled substances. If we are unable to continue to obtain exceptions from the DEA for shipment abroad or other activities, as we have in the past, this situation could have a material adverse effect on us.

      We have obtained registrations for our facilities from the DEA. We have also obtained exceptions from the DEA with respect to various of our activities involving DOPASCAN® Injection, including the shipment of specified quantities of a precursor of this product candidate to an overseas collaborative partner. However, we cannot be sure that these exceptions will be sufficient to cover our future activities or that the DEA will not revoke the exceptions. We also cannot be sure that we will be able to meet the other requirements to test, manufacture and market controlled substances or radiolabeled drugs, or that we will be able to obtain additional necessary approvals, permits, authorizations, registrations or licenses to meet state, federal and international regulatory requirements to manufacture and distribute these products. The FDA Modernization Act required the FDA to issue and finalize within one and one-half years regulations governing the approval of radiolabeled drugs. Final regulations were issued in May 1999. These cover general factors relevant to safety and effectiveness, possible indications for radiopharmaceuticals, and the evaluation criteria for safety and effectiveness. We do not know and cannot predict how these and other provisions may affect the potential for approval of DOPASCAN® Injection.

Our products use novel alternative technologies and therapeutic approaches which have not been widely studied.

      Many of our product development efforts focus on novel alternative therapeutic approaches and new technologies that have not been widely studied. Applications for these approaches and technologies include, among other things, the treatment of brain cancer, the diagnosis and monitoring of Parkinson’s disease, the promotion of nerve growth and the prevention of neuronal damage. These approaches and technologies may not be successful. We are applying these approaches and technologies in our attempt to discover new treatments for conditions that are also the subject of research and development efforts of many other companies. Our competitors may succeed in developing technologies or products that are more effective or economical than those we are developing. Rapid technological change or developments by others may result in our technology or product candidates becoming obsolete or noncompetitive.

Our business is dependent on our ability to keep pace with the latest technological changes.

      The technological areas in which we work continue to evolve at a rapid pace. Our future success depends upon maintaining our ability to compete in the research, development and commercialization of products and technologies in our areas of focus. Competition from pharmaceutical, chemical and biotechnology companies, universities and research institutions is intense and expected to increase. Many of these competitors have substantially greater research and development capabilities and experience and manufacturing, marketing, financial and managerial resources than we do, and represent significant competition for us.

      Acquisitions of competing companies by large pharmaceutical companies or other companies could enhance the financial, marketing and other resources available to these competitors. These competitors may develop products that are superior to those we are developing. We are aware of the development by other companies and research scientists of alternative approaches to:

•	the treatment of malignant glioma,

•	the diagnosis of Parkinson’s disease,

•	the promotion of nerve growth and repair,

•	the treatment and prevention of neuronal damage, and

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•	the treatment of cocaine addiction.

      Our competitors may develop products that render our products or technologies noncompetitive or obsolete. In addition, we may not be able to keep pace with technological developments.

Our products must compete with others to gain market acceptance.

      Any product candidate that we develop and for which we gain regulatory approval, including GLIADEL® Wafer, must then compete for market acceptance and market share. An important factor will be the timing of market introduction of competitive products. Accordingly, we expect that the relative speed with which we and competing companies can develop products, complete the clinical testing and approval processes, and supply commercial quantities of the products to the market will be an important element of market success.

      Significant competitive factors include:

•	capabilities of our collaborators,

•	product efficacy and safety,

•	timing and scope of regulatory approval,

•	product availability,

•	marketing and sale capabilities,

•	reimbursement coverage from insurance companies and others,

•	the amount of clinical benefit of our product candidates relative to their cost,

•	the method of administering a product,

•	price, and

•	patent protection.

      Our competitors may develop more effective or more affordable products or achieve earlier product development completion, patent protection, regulatory approval or product commercialization than we do. Our competitors’ achievement of any of these goals could have a material adverse effect on our business.

We have limited clinical and regulatory compliance capabilities.

      We have limited resources in the areas of product testing and regulatory compliance. Consequently, in order to carry our products through the necessary regulatory approvals and prepare our product candidates for commercialization and marketing, we will have to:

•	expend capital to acquire and expand such capabilities,

•	reach collaborative arrangements with third parties to provide these capabilities, or

•	contract with third parties to provide these capabilities.

We are subject to risks of product liability.

      We may potentially become subject to large liability claims and significant defense costs as a result of the design, manufacture or marketing of our products, including GLIADEL® Wafer, or the conduct of clinical trials involving these products. A product liability-related claim or recall could have a material adverse effect on us. We currently maintain only $15 million of product liability insurance covering clinical trials and product sales. We cannot be sure that this existing coverage or any future insurance coverage we obtain will be adequate. Furthermore, we cannot be sure that our insurance will cover any claims made against us.

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      Product liability insurance varies in cost. It can be difficult to obtain, and we may not be able to purchase it in the future on terms acceptable to us, or at all. We also may not be able to otherwise protect against potential product liability claims. If this occurs, it could prevent or inhibit the clinical development and/or commercialization of any products we are developing.

We are dependent on qualified personnel and consultants.

      We depend heavily on the principal members of our management and scientific staff, including Craig R. Smith, M.D., our Chief Executive Officer, and Solomon H. Snyder, M.D., who is a member of our Board of Directors and a consultant to our company. Both Dr. Smith and Dr. Snyder have extensive experience in the biotechnology industry and provide us with unique access to their contacts in the scientific community. The loss of the services of either of these individuals or other members of our senior management team could have a material adverse effect on our business.

      We have entered into a consulting agreement with Dr. Snyder and an employment agreement with Dr. Smith, each of which provides protection for our proprietary rights. Nevertheless, either Dr. Snyder or Dr. Smith may terminate his relationship with us at any time. Accordingly, we cannot be sure that either of these individuals or any of our other employees or consultants will remain with us. In the future they may take jobs or consulting positions with our competitors. These employees or consultants may also choose to organize competing companies or ventures.

      Our planned activities will require individuals with expertise in many areas including:

•	medicinal chemistry and other research specialties,

•	pre-clinical testing,

•	clinical trial management,

•	regulatory affairs,

•	manufacturing, and

•	business development.

      These planned activities will require additional personnel, including management personnel, and will also require existing management personnel to develop added expertise. Recruiting and retaining qualified personnel, collaborators, advisors and consultants will be critical to our activities. We cannot be sure that we will be able to attract and retain the personnel necessary for the development of our business. Furthermore, many pharmaceutical, biotechnology and health care companies and academic and other research institutions compete intensely for experienced scientists. If we are not able to hire the necessary experienced scientists or develop the necessary expertise, this inability could have a material adverse effect on us. In addition, we also depend on the support of our collaborators at research institutions and our consultants.

We currently lack sales and marketing experience.

      We currently do not have a sales force, and we have no experience in marketing or selling a product in a commercial setting. If we decide to establish an in-house sales force, our efforts may not be successful in this regard. In addition, if we succeed in bringing additional products to market, our sales force will have to compete with many other companies that currently have extensive and well-funded marketing and sales operations. We cannot be sure that our marketing and sales efforts would compete successfully against these other companies.

Our business involves using hazardous and radioactive materials and animal testing, all of which may result in environmental liability.

      Our research and development processes involve the controlled use of hazardous and radioactive materials. We and our collaborative partners are subject to international, federal, state and local laws and

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regulations governing the use, manufacture, storage, handling and disposal of hazardous and radioactive materials. We believe that the safety procedures relating to our in-house research and development and manufacturing efforts comply in all material respects with the standards prescribed by such laws and regulations. However, we cannot completely eliminate the risk of accidental contamination or injury from these materials. Moreover, we cannot be sure that our collaborative partners are currently complying with the governing standards. We also cannot be sure that we and our collaborative partners will be in compliance with such standards in the future. If a regulatory authority determines that we or our collaborative partners are not complying with the governing laws and regulations, that determination could have a material adverse effect on our business, operations or finances. In addition, we and/or our collaborative partners could be held liable for damages, fines or other liabilities, which could exceed our resources.

      We believe that we are and will continue to be in compliance in all material respects with applicable environmental laws and regulations and currently do not expect to make material capital expenditures for environmental control facilities in the near term. However, we may have to incur significant costs to comply with environmental laws and regulations in the future. In addition, future environmental laws or regulations may have a material adverse effect on our operations, business or assets.

      Many of the research and development efforts we sponsor involve the use of laboratory animals. Changes in laws, regulations or accepted clinical procedures may adversely affect these research and development efforts. Social pressures that would restrict the use of animals in testing or actions against us or our collaborators by groups or individuals opposed to testing using animals could also adversely affect these research and development efforts.

Effecting a change of control of Guilford would be difficult, which may discourage offers for shares of our common stock.

      Our certificate of incorporation and the Delaware General Corporation Law contain provisions that may delay or prevent an attempt by a third party to acquire control of us. These provisions include the requirements of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits designated types of business combinations, including mergers, for a period of three years between us and any third party who owns 15% or more of our common stock. This provision does not apply if:

•	our Board of Directors approves of the transaction before the third party acquires 15% of our stock,

•	the third party acquires at least 85% of our stock at the time its ownership goes past the 15% level, or

•	our Board of Directors and two-thirds of the shares of our common stock not held by the third party vote in favor of the transaction.

      We have also adopted a stockholder rights plan intended to deter hostile or coercive attempts to acquire us. Under the plan, if any person or group acquires more than 20% of our common stock without approval of the Board of Directors under specified circumstances, our other stockholders have the right to purchase shares of our common stock, or shares of the acquiring company, at a substantial discount to the public market price. The plan thus makes an acquisition much more costly to a potential acquirer.

      Our certificate of incorporation also authorizes us to issue up to 4,700,000 shares of preferred stock in one or more different series with terms fixed by the Board of Directors. We do not have to obtain stockholder approval to issue preferred stock in this manner. Issuance of these shares of preferred stock could have the effect of making it more difficult for a person or group to acquire control of us. No shares of our preferred stock are currently outstanding. While our Board of Directors has no current intentions or plans to issue any preferred stock, issuance of these shares could also be used as an anti-takeover device.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

      Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorney’s fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

      Article NINTH of Guilford’s Amended and Restated Certificate of Incorporation, as amended, provides that Guilford will indemnify its directors and officers to the full extent permitted by law and that no director shall be liable for monetary damages to Guilford or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to Guilford or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit. In addition, under indemnification agreements with its directors, Guilford is obligated, to the fullest extent permissible by the DGCL, as it currently exists or may be amended, to indemnify and hold harmless its directors, from and against all expense, liability and loss reasonably incurred or suffered by such directors.

Item 21.  Exhibits and Financial Statement Schedules

(a) Exhibits

2.01		Merger Agreement (included as Annex A to the Joint Proxy Statement/ Prospectus which is a part of this Registration Statement)
3.01C*	*	Amended and Restated Certificate of Incorporation
3.02A*		Amended and Restated Bylaws of Guilford
3.02B		Amendments to Amended and Restated Bylaws of Guilford (incorporated by reference to Guilford’s quarterly report on form 10-Q for the quarter ended June 30, 1998 and Guilford’s annual report on form 10-K for the year ended December 31, 1998)
3.02C		Amendments to Amended and Restated Bylaws of Guilford (incorporated by reference to Guilford’s quarterly report on form 10-Q for the quarter ended March 31, 2000)
4.01*		Specimen Stock Certificate
4.02A*		Stockholder Rights Agreement dated September 26, 1995
4.02B		Form of Amendment No. 1 to Stockholder Rights Agreement (incorporated by reference to Guilford’s current report on form 8-K, filed October 20, 1998)
5.01**		Hogan & Hartson L.L.P. Opinion
8.01		Hogan & Hartson L.L.P. Tax Opinion
8.02		Jones, Day, Reavis & Pogue Tax Opinion
21.01		Subsidiaries of Registrant (incorporated by reference to Guilford’s annual report on form 10-K for the fiscal year ended December 31, 1999)
23.01		Consent of KPMG LLP
23.02		Consent of Ernst & Young LLP
23.03		Consent of Hogan & Hartson L.L.P. (included in Exhibits 5.1 and 8.1)
23.04		Consent of Jones, Day, Reavis & Pogue (included in Exhibit 8.2)
24.01		Powers of Attorney (included in signature page)
99.01**		Consent of Prudential Securities Inc.
99.02**		Consent of SG Cowen
99.03		Form of Guilford Proxy Card
99.04**		Form of Gliatech Proxy Card

*	Incorporated by reference from Guilford’s form 10-K for the year ended December 31, 1997
**  Previously filed

Item 22.  Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

      The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

•	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

•	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement when it becomes effective; and

•	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

      The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by Form S-4 with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of Form S-4.

      The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act , Guilford Pharmaceuticals Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on August 1, 2000.

GUILFORD PHARMACEUTICALS INC.

By:	/s/ CRAIG R. SMITH, M.D.

Craig R. Smith, M.D.
President and Chief Executive Officer

POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: August 1, 2000	/s/ CRAIG R. SMITH, M.D. ----------------------------------------------- Craig R. Smith, M.D. President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

Date: August 1, 2000	/s/ ANDREW R. JORDAN ----------------------------------------------- Andrew R. Jordan Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

Date: August 1, 2000	* ----------------------------------------------- George L. Bunting, Jr. Director

Date: August 1, 2000	* ----------------------------------------------- Richard L. Casey Director

Date: August 1, 2000	* ----------------------------------------------- Elizabeth M. Greetham Director

Date: August 1, 2000	* ----------------------------------------------- Joseph Klein, III Director

Date: August 1, 2000	* ----------------------------------------------- Ronald M. Nordmann Director

Date: August 1, 2000	* ---------------------------------------------------------- Solomon H. Snyder, M.D. Director

Date: August 1, 2000	* ---------------------------------------------------------- W. Leigh Thompson, M.D., Ph.D. Director

*By	/s/ ANDREW R. JORDAN

Andrew R. Jordan,

Attorney-In-Fact

INDEX TO EXHIBITS

2.01		Merger Agreement (included as Annex A to the Joint Proxy Statement/ Prospectus which is a part of this Registration Statement)
3.01C*	*	Amended and Restated Certificate of Incorporation
3.02A*		Amended and Restated Bylaws of Guilford
3.02B		Amendments to Amended and Restated Bylaws of Guilford (incorporated by reference to Guilford’s quarterly report on form 10-Q for the quarter ended June 30, 1998 and Guilford’s annual report on form 10-K for the year ended December 31, 1998)
3.02C		Amendments to Amended and Restated Bylaws of Guilford (incorporated by reference to Guilford’s quarterly report on form 10-Q for the quarter ended March 31, 2000)
4.01*		Specimen Stock Certificate
4.02A*		Stockholder Rights Agreement dated September 26, 1995
4.02B		Form of Amendment No. 1 to Stockholder Rights Agreement (incorporated by reference to Guilford’s current report on form 8-K, filed October 20, 1998)
5.01**		Hogan & Hartson L.L.P. Opinion
8.01		Hogan & Hartson L.L.P. Tax Opinion
8.02		Jones, Day, Reavis & Pogue Tax Opinion
21.01		Subsidiaries of Registrant (incorporated by reference to Guilford’s annual report on form 10-K for the fiscal year ended December 31, 1999)
23.01		Consent of KPMG LLP
23.02		Consent of Ernst & Young LLP
23.03		Consent of Hogan & Hartson L.L.P. (included in Exhibits 5.1 and 8.1)
23.04		Consent of Jones, Day, Reavis & Pogue (included in Exhibit 8.2)
24.01		Powers of Attorney (included in signature page)
99.01**		Consent of Prudential Securities Inc.
99.02**		Consent of SG Cowen
99.03		Form of Guilford Proxy Card
99.04**		Form of Gliatech Proxy Card

*	Incorporated by reference from Guilford’s form 10-K for the year ended December 31, 1997

**	Previously filed